   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 10, 1999

                                                      REGISTRATION NO. 333-83651
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1
                                       TO
                                   FORM SB-2


            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                                BENZ ENERGY INC.

                 (Name of Small Business Issuer in its Charter)

             DELAWARE                              1311                       76-0577348
  (State or Other Jurisdiction of      (Primary Standard Industrial        (I.R.S. Employer
  Incorporation or Organization)       Classification Code Number)        Identification No.)


                       1000 LOUISIANA STREET, 15TH FLOOR
                              HOUSTON, TEXAS 77002
                                 (713) 739-0351
(ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES AND PRINCIPAL PLACE
                                  OF BUSINESS)

                            ------------------------

                        PRENTIS B. TOMLINSON, PRESIDENT
                       1000 LOUISIANA STREET, 15TH FLOOR
                              HOUSTON, TEXAS 77002
                                 (713) 739-0351

           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)


                                With a copy to:


                            PORTER & HEDGES, L.L.P.
                           700 Louisiana, 35th Floor
                              Houston, Texas 77002
                                 (713) 226-0629
                             Attn: Samuel N. Allen
                            ------------------------


                        CALCULATION OF REGISTRATION FEE



                                                                   PROPOSED MAXIMUM    PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF                   AMOUNT             OFFERING           AGGREGATE           AMOUNT OF
        SECURITIES TO BE REGISTERED            TO BE REGISTERED    PRICE PER SHARE      OFFERING PRICE     REGISTRATION FEE
Class A, Series II Convertible Preferred
  Stock, $1.00 par value....................       239,701             90.91(1)           21,791,217         6,603.40(4)
Common Stock, $.01 par value, issuable upon
  conversion of the convertible preferred
  stock.....................................    101,407,269(3)           N/A                 N/A                 N/A
Common Stock, $.01 par value, issuable upon
  exercise of warrants or otherwise
  previously issued.........................     8,558,649(3)          .2179(2)           1,864,704             565.06



(1) Pursuant to Rule 457(a) the registration fee is calculated based on the offering price of the convertible preferred stock when originally issued.



(2) Pursuant to Rule 457(c), the registration fee is calculated based on the average of the bid and ask prices for the Common Stock reported on the Vancouver Stock Exchange July 19, 1999.



(3) Includes an additional indeterminate number of shares that may be required for issuance upon conversion of preferred stock or exercise of warrants due to the application of anti-dilution provisions.



(4) $6,562.08 of this fee has previously been paid. The remaining $41.32 of this fee relates to an additional 1,500 shares of Class A, Series II Convertible Preferred Stock being registered pursuant to this Amendment No. 1. Pursuant to Rule 457(a), the additional registration fee was calculated based on the offering price of such shares when originally issued.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                SUBJECT TO COMPLETION, DATED SEPTEMBER 10, 1999



PROSPECTUS


--------------------------------------------------------------------------------
The information in this prospectus is not complete and may be changed. We may not offer these securities until the registration statement filed with the SEC is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
--------------------------------------------------------------------------------

                                BENZ ENERGY INC.


        239,701 SHARES OF CLASS A, SERIES II CONVERTIBLE PREFERRED STOCK



                       109,965,918 SHARES OF COMMON STOCK


                               ------------------


    This prospectus relates to the resale by certain of our securityholders of:



       - 239,701 shares of our class A, series II convertible preferred stock;



       - 101,407,269 shares of our common stock issuable upon conversion of the convertible preferred stock;



       - 3,974,923 shares of common stock issuable upon the exercise of outstanding warrants to purchase our common stock; and



       - 4,583,726 shares of our issued and outstanding common stock held by certain of our securityholders.



    The convertible preferred stock currently is not listed on any securities exchange.


    THIS INVESTMENT INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

                             ---------------------

--------------------------------------------------------------------------------


Neither the SEC nor any state securities commission has approved these securities or determined that this prospectus is accurate or complete. Any representation to the contrary is illegal.

--------------------------------------------------------------------------------

                            ------------------------


               THE DATE OF THIS PROSPECTUS IS SEPTEMBER   , 1999.

                               TABLE OF CONTENTS



                                                                                                                PAGE
                                                                                                                -----
Summary....................................................................................................           3

Summary Financial Information..............................................................................           4

Risk Factors...............................................................................................           5

Cautionary Statement Regarding Forward-looking Statements..................................................           7

Capitalization.............................................................................................           8

Common Stock Price Range and Dividend Policy...............................................................           9

Selected Consolidated Financial Information................................................................          10

Management's Discussion and Analysis of Financial Condition and Results of Operations......................          11

Business and Properties....................................................................................          22

Management.................................................................................................          39

Certain Transactions.......................................................................................          43

Principal Stockholders.....................................................................................          47

Selling Securityholders....................................................................................          49

Plan of Distribution.......................................................................................          51

Description of Capital Stock...............................................................................          53

Legal Matters..............................................................................................          56

Experts....................................................................................................          56

Available Information......................................................................................          56

Index to Financial Statements..............................................................................         F-1

                                    SUMMARY



    THIS SUMMARY SHOULD BE READ IN CONJUNCTION WITH THE MORE DETAILED INFORMATION AND FINANCIAL INFORMATION, INCLUDING THE NOTES TO THE FINANCIAL INFORMATION, APPEARING ELSEWHERE IN THIS PROSPECTUS. INVESTORS SHOULD CAREFULLY CONSIDER THE INFORMATION SET FORTH UNDER THE HEADING "RISK FACTORS." UNLESS OTHERWISE INDICATED, ALL DOLLAR AMOUNTS ARE IN UNITED STATES DOLLARS. UNLESS OTHERWISE NOTED, REFERENCES IN THIS PROSPECTUS TO US INCLUDE OUR WHOLLY OWNED SUBSIDIARIES.


BENZ ENERGY INC.


    We are an independent energy company engaged in the exploration for and development of oil and natural gas. We have interests in more than 25 oil and gas prospects and projects primarily in the United States Gulf Coast areas of Mississippi, Texas and Louisiana.


    Our principal executive offices are located at 1000 Louisiana Street, 15th Floor, Houston, Texas 77002, and our telephone number at that address is (713) 739-0351.

THE OFFERING


    The securities listed below are being offered through this prospectus for resale. None of these securities are being offered by us.



    - 239,701 shares of our class A, series II convertible preferred stock;



    - 101,407,269 shares of our common stock issuable upon conversion of the convertible preferred stock;



    - 3,974,923 shares of common stock issuable upon the exercise of outstanding warrants to purchase our common stock; and



    - 4,583,726 shares of our issued and outstanding common stock held by certain of our securityholders.

                         SUMMARY FINANCIAL INFORMATION


                                                                                                       OCTOBER 31,
                                                                                                           1996
                                      FOR THE SIX MONTHS ENDED                       SEPTEMBER 1,      (INCEPTION)
                                              JUNE 30,              YEAR ENDED         1997 TO              TO
                                     --------------------------    DECEMBER 31,      DECEMBER 31,       AUGUST 31,
                                         1999          1998            1998              1997              1997
                                     ------------  ------------  ----------------  ----------------  ----------------
                                     (UNAUDITED)   (UNAUDITED)      (AUDITED)         (AUDITED)         (AUDITED)
INCOME STATEMENT DATA:

Petroleum revenues.................  $  3,278,328  $  2,040,405  $      4,947,457  $        707,987  $        444,203

Net loss applicable to common
  stockholders.....................    (4,572,837)   (5,404,079)      (11,915,191)       (2,739,322)       (1,917,141)

Loss per share:
  Basic............................         (0.13)        (0.17)            (0.37)            (0.10)            (0.09)
  Diluted..........................         (0.13)        (0.17)            (0.37)            (0.10)            (0.09)


                                               AS OF
                                              JUNE 30,                AS OF             AS OF             AS OF
                                     --------------------------    DECEMBER 31,      DECEMBER 31,       AUGUST 31,
                                         1999          1998            1998              1997              1997
                                     ------------  ------------  ----------------  ----------------  ----------------
                                     (UNAUDITED)   (UNAUDITED)      (AUDITED)         (AUDITED)         (AUDITED)
BALANCE SHEET DATA:

Working capital surplus (deficit)..  $(41,127,834) $ (5,807,235) $    (27,490,946) $    (15,290,406) $      1,784,075

Properties and equipment, net......    90,487,669    62,810,529        79,412,241        25,319,771        11,916,817

  Total assets.....................   102,367,148    89,496,450        95,240,247        36,216,129        21,520,880

Long-term debt, including current
  maturities.......................    63,133,474    51,569,292        59,490,912        12,708,303           781,326

Redeemable preferred shares........     9,488,140    12,000,000         9,488,140                --                --

Stockholders' equity...............     2,832,347    12,384,549         6,990,828        11,806,496        14,089,948

                                  RISK FACTORS



OUR LIMITED OPERATING HISTORY, HISTORY OF FINANCIAL LOSSES, AND SIGNIFICANT DEBT
  MAY IMPAIR OUR ABILITY TO OBTAIN THE FUNDS NECESSARY TO FUND OUR CAPITAL EXPENDITURE NEEDS.



    We commenced operations in 1991 and acquired a substantial portion of our operating assets through the acquisition of Texstar Petroleum, Inc. in October 1996. Potential purchasers, therefore, have limited historical financial and operating information upon which to base an evaluation of our performance and whether to invest in our securities. We have incurred aggregate net operating losses of $19.9 million as of June 30, 1999. Our working capital deficit was $41.1 million and our total indebtedness was $63.1 million at June 30, 1999. This indebtedness places significant restrictions on our ability to access capital markets. In addition, our indebtedness has several important consequences, including, but not limited to, the following:



    - our ability to obtain additional financing is limited;



    - our leverage position and the covenants contained in our existing contractual arrangements limit our ability to expand our business and take advantage of certain business opportunities;



    - our leverage makes us more vulnerable to economic downturns, limits our ability to withstand competitive pressures, and reduces our flexibility in responding to changing business and economic conditions; and



    - the holders of our convertible preferred stock are subordinate to our debt holders in right of payment.



    We have experienced and expect to continue to experience substantial working capital needs. Our ongoing capital requirements consist primarily of the following items:



    - funding the remainder of our 1999 capital and exploration budget;



    - payment of preferred dividends not otherwise payable in common stock; and



    - payment of interest on our outstanding 9% convertible debentures and bank obligations.



    Our 1999 net capital and exploration budget is $11.3 million (excluding capitalized interest and overhead). Approximately $2.5 million of the net capital and exploration budget remains to be used in 1999. No assurance can be given as to the availability or terms of additional financing that will be required. If adequate capital resources are not available, we:



    - may be required to curtail our drilling, development and other operations;



    - may not be able to participate in operations proposed by others with an interest in our properties and be subjected to applicable non-consent penalties; and



    - may not be able to meet certain of our existing contractual obligations.



OUR HISTORICAL INABILITY TO PAY OUR TRADE PAYABLES ON A TIMELY BASIS COULD
  IMPAIR OUR OPERATIONS.



    At June 30, 1999, we had outstanding approximately $14,377,000 of accounts payable to industry partners and trade creditors. Approximately $12,160,000 of this amount was past due. On July 12, 1999, we met with our trade creditors to outline a proposed repayment plan for past-due amounts. This plan included proposed discounts, payment over an extended period of time and other revised payment terms. As of September 8, 1999, trade creditors representing over 93% of our past-due trade payables elected to participate in the repayment plan. Our trade creditors that have not elected to participate in our repayment plan have retained their remedies against us and will be able to assert those remedies if we are unable to pay them. We anticipate funding our payment obligations by using the proceeds received from a new production payment we recently arranged, the sale of assets and production revenue. However, there can be no assurance that these funding sources will be sufficient to repay our past-due trade payables under the newly negotiated repayment terms.

THE REPORT OF OUR INDEPENDENT ACCOUNTANTS WITH RESPECT TO OUR FINANCIAL
  STATEMENTS DISCUSSES OUR ABILITY TO CONTINUE AS A GOING CONCERN.



    Note 18 to our audited consolidated financial statements states that those financial statements were prepared assuming that we are able to continue as a going concern assuming certain events, such as refinancing of our indebtedness and the anticipated success of certain of our oil and gas wells. There can be no assurance that all the events described in the going concern note will occur, and if they do not occur, we may be unable to continue as a going concern.



WE ARE HIGHLY DEPENDENT ON A SMALL NUMBER OF PRODUCING OIL AND GAS WELLS, THE
  LOSS OF PRODUCTION FROM WHICH WOULD HAVE A SERIOUS IMPACT ON OUR ABILITY TO CONTINUE OPERATIONS.



    For the first two quarters of 1999, revenue from the K.S. Byrd 31-1#1 well totaled approximately $1.2 million, or 37% of our total revenue. The K.S. Byrd 31-1#1 well accounted for approximately $2.4 million of our revenues for the year ended December 31, 1998, or 49% of total revenue. The K.S. Byrd 31-1 #1 will continue to be a major contributor to our net production. After year-end 1998, we put the Howell #1 on production at a high rate of gas flow. For the first half of 1999, the Howell well contributed revenue of approximately $602,900. The loss of the production from either of these wells would have a substantial negative impact on our revenue, and as a result, on our ability to meet our obligations when due or to participate in other exploration and development activities.



WE HAVE ENGAGED IN SUBSTANTIAL TRANSACTIONS WITH CERTAIN OF OUR OFFICERS,
  DIRECTORS AND AFFILIATES THAT WERE NOT NEGOTIATED AT ARMS-LENGTH.



    We have engaged in acquisitions, financings and other transactions with entities that are owned in part by certain of our officers, directors and affiliates. These transactions did not result from arms length negotiations. There can be no assurance that better terms would not have been negotiated in these transactions through arms-length negotiations with unaffiliated third parties.



A SUBSTANTIAL PORTION OF OUR OUTSTANDING VOTING STOCK IS CONTROLLED BY A FEW
  SHAREHOLDERS THAT HAVE SUBSTANTIAL INFLUENCE OVER OUR BUSINESS DECISIONS.



    At August 31, 1999, our chairman and chief executive officer, Prentis B. Tomlinson, Jr. and his wife Heather Tomlinson, beneficially owned approximately 37.1% and 7.1%, respectively, of our outstanding common stock. Mr. and Mrs. Tomlinson are able to exercise significant influence over our affairs, including election of the board of directors and other matters submitted to a vote of our stockholders. The interests of the Tomlinsons may differ from our interests in certain respects and there can be no assurance that the Tomlinsons will not vote their common stock on matters that come before a vote of our stockholders in accordance with their own, rather than our, interests.



PURCHASERS OF OUR SECURITIES MUST BEAR THE RISK THAT NO LIQUID TRADING IN THOSE
  SECURITIES WILL EXIST IN ANY UNITED STATES MARKET.



    Our common stock currently is traded on the Vancouver Stock Exchange. There is no established trading market for any of our securities in the United States, and we currently do not meet the listing requirements for any national or regional United States stock exchange. We cannot assure that any of our securities will be listed on a U.S. exchange, that an active United States public market will develop for our securities or that holders of our securities will be able to resell them in the United States.



THE CONVERTIBLE PREFERRED STOCK SUBJECT TO RESALE UNDER THIS PROSPECTUS IS
  SUBORDINATE IN CERTAIN RESPECTS TO OTHER OF OUR ISSUED AND OUTSTANDING SECURITIES.



    Our class A, series II convertible preferred stock ranks PARI PASSU with certain other of our issued and outstanding preferred stock and any new issue of preferred stock that stipulates a liquidation preference PARI PASSU with the class A, series II convertible preferred stock. The class A, series II convertible preferred stock is subordinate to claims of creditors, including holders of our outstanding debt instruments. We and our subsidiaries may from time to time incur additional debt. In the event of our liquidation, dissolution or winding up, our lenders and other creditors and our subsidiaries would be entitled to payment in full before satisfaction of the liquidation preference on the class A, series II convertible preferred stock subject to this prospectus.


           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS


    The statements made in this prospectus that are not statements of historical fact are "forward looking statements." Forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "estimate," "anticipate" or "believe," or similar terminology.



    The forward-looking statements include discussions about our business strategy and expectations concerning market position, future operations, seismic, drilling or exploration operations, profitability, liquidity and capital resources, and statements concerning the integration into our business of the operations we have acquired. Although we believe that the expectations in these statements are reasonable, we cannot give any assurance that those expectations will be correct or that the risks to investors in this offering will not occur.


    We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus.


    Uncertainties are inherent in estimating quantities of proved oil and natural gas reserves and in projecting future rates of production and timing of development expenditures, including many factors beyond our control. Reserve engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way, and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. As a result, estimates made by different engineers often vary from one another. In addition, results of drilling, testing and production after the date of an estimate may justify revisions of the estimate, and the revisions, if significant, could change the schedule of any further production and development drilling. Accordingly, reserve estimates generally are different from quantities of oil and natural gas that ultimately are recovered. Drilling and exploration plans are subject to modification based upon seismic analysis, drilling results, production results, and capital availability. Capital availability may also be affected by many factors including market conditions and exploration results.


    Additional important factors that could cause actual results to differ materially from our expectations are disclosed elsewhere in this prospectus.


    All subsequent written and oral forward-looking statements attributable to the company or persons acting on its behalf are expressly qualified in their entirety by such factors.

                                 CAPITALIZATION



    The following table sets forth our capitalization at June 30, 1999 and our pro forma capitalization giving effect to:



    - the exchange on July 9, 1999 of 158,455 shares of our class A, series II convertible preferred stock for $15,145,000 principal amount of our 9% convertible debentures, series I due March 31, 2003 and the sale of 45,150 shares of class A, series II convertible preferred stock;



    - 34,596 shares of our class A, series II convertible preferred stock issued to retire $2.1 million principal amount of the Old Ocean loan plus accrued interest and repurchase of the EnCap net profits interest;



    - issuance of $4.4 million in class A, series I preferred stock;



    - completion of a long-term production financing with Aquila Energy Capital Corporation in the amount of $26.2 million;



    - arrangements with trade creditors for repayment of $11.3 million in past due amounts over an extended time;



    - issuance of 1,500 shares of class A, series II convertible preferred stock issued on part of the repayment of the Shell Capital financing; and



    - the application of the proceeds from these financings.



                                                                                            JUNE 30, 1999
                                                                                    ------------------------------
                                                                                      HISTORICAL      PRO FORMA
                                                                                    --------------  --------------
Long-term debt, including current maturities, net of unamortized discount of
  $875,000........................................................................  $   63,133,474  $   61,454,226

Redeemable preferred stock, no par value, unlimited shares authorized; 9,488,140 shares issued and outstanding; redemption value of $9,488,140; $1.00 par value,
  100,000,000 shares authorized, 13,888,140 shares issued and outstanding pro
  forma...........................................................................       9,488,140      13,888,140

Stockholders' equity:
  Preferred stock, $1.00 par value, 100,000,000 shares authorized; no shares
    issued or outstanding; (239,701 shares outstanding as pro forma)..............              --         239,701

  Common stock; $.01 par value, unlimited shares authorized; 34,784,224 shares
    issued and outstanding........................................................      20,742,246      21,448,047

  Common stock reserved for issuance, 1,927,436 shares............................       2,496,030       2,496,030

  Additional paid-in capital......................................................         878,067      22,721,062

  Accumulated deficit.............................................................     (21,144,491)    (23,289,285)

  Unrealized losses on available for sale marketable securities...................              --              --

  Cumulative foreign currency translation adjustment..............................        (139,506)       (139,506)
                                                                                    --------------  --------------

    Total stockholders' equity....................................................       2,832,347      23,476,049
                                                                                    --------------  --------------

        Total capitalization......................................................  $   75,453,960  $   98,818,415
                                                                                    --------------  --------------
                                                                                    --------------  --------------

    The reduction in accumulated deficit results from early repayment of the Shell financing recorded as an extraordinary loss.


                  COMMON STOCK PRICE RANGE AND DIVIDEND POLICY


    Our common stock is listed on the Vancouver Stock Exchange under the symbol "BZG." At August 31, 1999, there were approximately 1,166 shareholders of record of common stock and 946 beneficial owners.



    The following table sets forth, for the periods indicated, the high and low sales prices per share, in Canadian dollars and in U.S. dollar equivalents, for our common stock as reported on Canada Stockwatch. We commenced operations on October 31, 1996. In 1997, we changed our fiscal year-end from August 31 to December 31.



    The share price was converted from Canadian dollars to U.S. dollars using the average of the high and low exchange rate in effect during the respective periods.



                                                                                    COMMON                COMMON
                                                                                 SHARE PRICE           SHARE PRICE
                                                                                 RANGE (CDN)          RANGE (US$)(1)
                                                                             --------------------  --------------------
                                                                               HIGH        LOW       HIGH        LOW
                                                                             ---------  ---------  ---------  ---------
TEN MONTHS ENDED AUGUST 31, 1997:

  Month ended November 30, 1996............................................  $    2.50  $    1.90  $    1.88  $    1.41
  Second quarter ended February 28, 1997...................................  $    4.30  $    2.00  $    3.15  $    1.48
  Third quarter ended May 31, 1997.........................................  $    4.40  $    3.00  $    3.23  $    2.19
  Fourth quarter ended August 31, 1997.....................................  $    3.35  $    2.50  $    2.44  $    1.82

FOUR MONTHS ENDED DECEMBER 31, 1997 (2):...................................  $    3.50  $    1.55  $    2.53  $    1.08

1998

  First quarter ended March 31, 1998.......................................  $    2.10  $    1.10  $    1.49  $    0.77
  Second quarter ended June 30, 1998.......................................  $    2.04  $    1.30  $    1.43  $    0.89
  Third quarter ended September 30, 1998...................................  $    1.80  $    0.45  $    1.24  $    0.30
  Fourth quarter ended December 31, 1998...................................  $    1.15  $    0.32  $    0.74  $    0.21

1999

  First quarter............................................................  $    0.75  $    0.28  $    0.49  $    0.18
  Second quarter...........................................................  $    0.50  $    0.28  $    0.34  $    0.19
  Third quarter (through September 10, 1999)...............................  $    0.37  $    0.20  $    0.25  $    0.13


DIVIDEND POLICY


    To date, we have not paid any cash dividends on our common stock. We intend to retain our earnings, if any, to provide funds for reinvestment in our exploration, development and production activities and, therefore, do not anticipate declaring or paying cash dividends on our common stock in the foreseeable future. Furthermore, payment of dividends, if any, in the future is within the discretion of our board of directors and will depend on our earnings, if any, our capital requirements and financial condition and other relevant factors. Presently, our payment of cash dividends on our common stock is restricted under the terms of certain of our financing arrangements. We currently have the right to pay dividends due on our class A, series I and series II preferred stock with common stock. To date, we have elected this option with respect to all dividends due on the class A, series I preferred stock and anticipate making this option with respect to all dividends on our class A, series II preferred stock.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION


    The following selected financial data as of and for the ten-month period ended August 31, 1997, the four-month period ended December 31, 1997, and the year ended December 31, 1998, have been derived from our audited consolidated financial statements. The selected consolidated financial data as of and for the six-month period ended June 30, 1998 and 1999 have been derived from our unaudited consolidated financial statements. The unaudited consolidated financial statements include all adjustments consisting of normal recurring accruals that we consider necessary for a fair presentation of our financial position as of the dates presented and the results of operations and cash flows for those periods. Operating results for the six months ended June 30, 1999 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1999.


                                      FOR THE SIX MONTHS ENDED                       SEPTEMBER 1,
                                              JUNE 30,              YEAR ENDED         1997 TO       OCTOBER 31, 1996
                                     --------------------------    DECEMBER 31,      DECEMBER 31,     (INCEPTION) TO
                                         1999          1998            1998              1997        AUGUST 31, 1997
                                     ------------  ------------  ----------------  ----------------  ----------------
                                     (UNAUDITED)   (UNAUDITED)      (AUDITED)         (AUDITED)         (AUDITED)

INCOME STATEMENT DATA:

Petroleum revenues.................  $  3,278,328  $  2,040,405  $      4,947,457  $        707,987  $        444,203

Net loss applicable to common
  stockholders.....................    (4,572,837)   (5,404,079)      (11,915,191)       (2,739,322)       (1,917,141)

Loss per share:
  Basic............................         (0.13)        (0.17)            (0.37)            (0.10)            (0.09)
  Diluted..........................         (0.13)        (0.17)            (0.37)            (0.10)            (0.09)


                                           AS OF JUNE 30,             AS OF             AS OF
                                     --------------------------    DECEMBER 31,      DECEMBER 31,         AS OF
                                         1999          1998            1998              1997        AUGUST 31, 1997
                                     ------------  ------------  ----------------  ----------------  ----------------
                                     (UNAUDITED)   (UNAUDITED)      (AUDITED)         (AUDITED)         (AUDITED)
BALANCE SHEET DATA:

Working capital surplus (deficit)..  $(41,238,336) $ (5,807,235) $    (27,360,635) $    (15,290,406) $      1,784,075

Properties and equipment, net......    90,487,669    62,810,529        79,412,241        25,319,771        11,916,817

Total assets.......................   102,367,148    89,496,450        95,240,247        36,216,129        21,520,880

Long-term debt, including current
  maturities.......................    63,133,474    51,569,292        59,490,912        12,708,303           781,326

Redeemable preferred shares........     9,488,140    12,000,000         9,488,140                --                --

Stockholders' equity...............     2,832,347    12,384,549         6,990,828        11,806,496        14,089,948



    The audited income statement data for the periods ended August 31 and December 31, 1997, and the audited balance sheet data as of August 31 and December 31, 1997 and as of December 31, 1998, have been included because we have changed our fiscal year end from August 31 to December 31.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS


    The information set forth below should be read in conjunction with our consolidated financial statements beginning on page F-1 of this prospectus.



RECENT DEVELOPMENTS



    On July 12, 1999, we conducted a meeting with our trade creditors to outline a proposed repayment plan for past due amounts. The plan included proposed discounts, payment over an extended time and other revised payment terms. As of September 8, 1999, creditors representing 93% of past due amounts, for an aggregate of $11.3 million, elected to participate in the repayment plan.



    In July 1999, we completed an exchange offer and private placement with European holders of our 9% debentures series I. Approximately $15.1 million of the debentures' principal amount was exchanged for approximately $15.8 million principal amount of our class A series II convertible preferred stock. We also raised approximately $8 million of new equity through a private placement of the same preferred stock series in Europe. The $8 million of new equity includes $3.5 million of preferred stock issued to redeem the previously outstanding Old Ocean prospect bridge loan and to repurchase the net profits interest assigned to the lenders under that loan. A total of 238,201 shares of preferred stock were issued in the exchange and private placement. The preferred stock issued has a dividend rate of 8% payable semi-annually on September 30th and March 31st in cash or our common stock at our election. The conversion price is Cdn. $0.35 per share. We have the right to redeem the preferred stock in cash at any time upon thirty days' notice at 105% of the principal amount.



    In August 1999, we sold 37.5% of our interest in the Old Ocean prospect to Prime Natural Resources. Prime paid us $3.5 million at closing and will pay an additional $1,978,098 on or before September 16, 1999. The sale proceeds were used to pay the remaining costs associated with the Old Ocean 3-D seismic survey and for general corporate purposes.



    Also in August 1999, we completed a new, long-term production financing with Aquila Energy Capital Corporation in the amount of $26.2 million. This amount may be increased to $27.7 million based on near term production results in our Fortenberry well. The new facility also provides for the lender to fund additional development drilling at our Oakvale Dome field in Mississippi to a maximum of $3.8 million. The new production financing is secured by our proven oil and gas properties and is to be repaid through a dedicated portion of the property income. Terms of the financing include a 12% interest rate and assignment of 1/16th of our interest in the proven properties following full repayment of the new production financing. Proceeds from the financing were used to retire existing senior secured debt.



    August activity also included a private placement of $4 million in new equity through the issuance of $4.4 million of redeemable class A preferred stock, series I to investment entities affiliated and managed by EnCap Investments, L.C. We paid a placement fee of $100,000 to EnCap Investments, L.C. Proceeds were used to fund arrangements under the trade creditor agreement described above and for general corporate purposes.

OVERVIEW


    The following matters had a significant impact on our results of operations and financial position for the six months ended June 30, 1999:



    OUTSTANDING DEBT. At June 30, 1999, we had outstanding debt of $63.1 million comprised of the following:



    - $36.3 million principal amount of convertible debentures, of which approximately $15.1 million was converted into class A, series II convertible preferred stock in July 1999;



    - $12.0 million principal amount outstanding under the EnCap credit facility;



    - $6.0 million principal amount outstanding under the BOCP credit facility;



    - $2.2 million principal amount outstanding under the Old Ocean loan. Repayment of the outstanding balance was made through the issuance of class A, series II convertible preferred stock in July 1999;



    - $5.5 million, net of discount, due Shell Capital, Inc.;



    - $1.1 million advanced by certain lenders who invested additional capital in us through the exchange offer in July 1999.



    We repaid the EnCap credit facility, the BOCP credit facility and the Shell financing with funds obtained in connection with the Aquila production payment financing discussed above and a new note with EnCap in the amount of $2.9 million. The new EnCap note matures December 31, 2000 and accrues interest at a rate of 10% per annum.



    VOLUME AND PRICE INFORMATION. Revenue for the first half of 1999 was significantly impacted by first sales of production from the Howell 32-4 #1 well (Oakvale Dome development well), the BOE 16-12 #1 well (Wausau exploratory well) and the BOE 16-14 #1 well (E. Morgantown exploratory well). Production from these wells averaged 3,698 Mcfe/d, favorably impacting revenue by approximately $1.3 million for the six months ended June 30, 1999.



    The following table summarizes volume and price information with respect to our oil and gas production for the six months ended June 30, 1999 and 1998:



                                                                  SIX MONTHS ENDED
                                                                      JUNE 30,
                                                                --------------------   INCREASE
                                                                  1999       1998     (DECREASE)
                                                                ---------  ---------  -----------

Gas Volume--Mcfgd.............................................      8,569      4,535       4,034

Average Gas Price--per Mcf....................................  $    1.82  $    2.23   $   (0.41)

Oil Volume--Bod...............................................        226        104         122

Average Oil Price--per barrel.................................  $   12,56  $   11.37   $    1.19



    The following had a significant impact on our results of operations and financial position for the year ended December 31, 1998:



    CAPITALIZATION. In March and April of 1998, we completed the private placement of $37.5 million principal amount of 9% convertible debentures. After expenses and escrow of $1.056 million for the satisfaction of certain put rights of holders of the 9% convertible debentures (of which approximately $988,000 has been put), $32.5 million of the proceeds remained available to us. In April 1999, we agreed to lower the conversion price of the debentures from Cdn.$1.70 per common share to Cdn.$1.40 per common share in exchange for certain amendments to the indentures. Series 3 debentureholders and the Series A special noteholders have the same amendments. The 9% notes outstanding after the exchange offer are convertible into 12,859,241 shares of common stock, based on a conversion price of Cdn.$1.40 and an exchange rate of $0.6696 per Cdn.$1.00 (the exchange rate as of September 7, 1999). The remaining 9% convertible debentures are convertible into 9,987,859 shares of common stock based on a current conversion price of Cdn.$1.40, adjusted for a 10% penalty on conversion due to our failure to meet our contractual obligations to register these debentures for resale under the Securities Act by a specified deadline.



    DISCOVERY WELL. The K. S. Byrd Well, which began producing in September of 1997, contributed an average of 2,402 Mcf per day during 1998, before including 747 Mcf per day for acquired interests.



    ACQUISITIONS. We acquired certain producing properties from Lasco Energy Partners in January 1998, Calibre Energy, L.L.C. in April 1998 and Southern Gas Company in May 1998. The assets acquired in these transactions and certain other acquisitions contributed an average of 2,982 Mcf per day during 1998, of which 747 Mcf per day was additional production to us related to the K. S. Byrd well not included in the discussion above.



    VOLUME AND PRICE INFORMATION. Our average realized price for natural gas decreased $0.56 per Mcf from $2.80 per Mcf for the year ended December 31, 1997 to $2.24 per Mcf for the comparable period in 1998. Income in 1998 from hedging gains increased gas realizations by $0.18 per Mcf. The average realized oil price decreased $8.25 per barrel from $19.08 per barrel in 1997 to $10.83 per barrel in 1998.


    The following table summarizes volume and price information with respect to our oil and gas production for the years ended December 31, 1998 and 1997, the four-month period ended December 31, 1997 and the ten-month period ended August 31, 1997:


                                                              YEAR ENDED                      FOUR MONTHS     TEN MONTHS
                                                             DECEMBER 31,                        ENDED           ENDED
                                                         --------------------   INCREASE     DECEMBER 31,     AUGUST 31,
                                                           1998       1997     (DECREASE)        1997            1997
                                                         ---------  ---------  -----------  ---------------  -------------

Gas Volume--Mcfgd......................................      5,506        788       4,718          1,834             276

Average Gas Price--per Mcf.............................  $    2.24       2.80       (0.56)          2.79            3.05

Oil Volume--Bod........................................        111         33          78             37              31

Average Oil Price--per barrel..........................  $   10.83      19.08       (8.25)         18.54           20.28



    The amounts for the year ended December 31, 1997 were derived by adding the audited four month period ended December 31, 1997 and the audited ten month period ended August 31, 1997 and then subtracting the unaudited two month period ended December 31, 1996.



    OUTSTANDING DEBT. At December 31, 1998, we had outstanding debt of $59.5 million, compared to $12.7 million at December 31, 1997. The increase reflects the issuance of $37.5 million of 9% convertible debentures, proceeds from which were used to:



    - fund oil and gas prospect drilling, leasing and seismic data acquisition activities in the onshore Texas and Mississippi Gulf of Mexico region;



    - repayment of a portion of our outstanding debt; and


    - other working capital uses.


    In addition, we entered into a financing agreement with Shell Capital under which we sold a term production payment to Shell Capital for $7.0 million.

SIX MONTHS ENDED JUNE 30, 1999 VS. SIX MONTHS ENDED JUNE 30, 1998



    NET LOSS. For the six months ended June 30 , 1999, the Company reported a net loss applicable to common stockholders of $4.6 million, or $0.13 per share, compared to a net loss of $5.4 million, or $0.17 per share, in the comparable 1998 period. Weighted average shares outstanding increased from approximately
31.7 million in the first half of 1998 to over 33.9 million in the comparable 1999 period as a result of the issuance of common stock as a dividend payment on our preferred stock as well as the exercise of warrants and options in the second half of 1998.



    REVENUE. For the six months ended June 30, 1999, revenue from crude oil and natural gas production increased 61% over the same period in 1998. Natural gas contributed 84% and crude oil contributed 16% of total oil and gas production revenue.



    GAS SALES. Natural gas sales increased 51%, from $1.8 million for the six months ended June 30, 1998 to approximately $2.8 million for the same period in 1999, due primarily to increased production compared to the prior year period. The Howell 32-14 #1 well was completed in late February 1999 and contributed a total of approximately $590,600 in natural gas revenue on average production of 1,799 Mcf/d during the first six months of 1999. Two exploratory wells also had first sales in the first half of 1999. The BOE 16-12 #1 and the BOE 16-14 #1 wells averaged 611 Mcf/d and 490 Mcf/d, respectively, for the first half of 1999 for combined natural gas revenue of approximately $384,100. In addition, the KS Byrd well averaged 3,630 Mcf/d for the six months ended June 30, 1999 compared to 2,636 Mcf/d for the same period in 1998. This increase in average production increased revenue by approximately $179,900. The favorable impact of increased production was partially offset by a decline in the average realized price for natural gas sales from $2.23 per Mcf in the first half of 1998 to $1.82 per Mcf in the comparable 1999 period. If we had received the same pricing as in the prior year period at current production levels, natural gas revenue would have been higher by approximately $627,100.



    OIL SALES. For the six months ended June 30, 1999, oil sales increased 141% to $514,500, compared to $213,700 for the same period in 1998, due primarily to sales of production from new wells drilled and completed. The BOE 16-12 #1 had first oil sales totaling approximately $251,200 for the period reported on average production of 110 Bopd. In addition, the Rau Allen and the BOE 16-14 #1 wells contributed combined revenue of approximately $112,800 on average net production of 46 Bopd. Oil revenue was also impacted by improved average realized prices. Our average realized price for sales of crude oil in the first half of 1999 increased by $1.19 per barrel, or 10%, increasing revenue by $41,000 compared to the same period in 1998.



    DEPRECIATION, DEPLETION AND AMORTIZATION. Our depreciation, depletion and amortization expense for the first half of 1999 totaled $2.2 million compared to $1.1 million in the comparable period for 1998. Full cost DD&A totaled $2.0 million for the six months ended June 30, 1999 compared to $1.0 million for the same period in 1998. The increase in DD&A is consistent with a higher amortizable asset base and an increase in production for the 1999 period compared to the prior year period. On an equivalent Mcf basis, full cost DD&A increased $0.07 per mcfe, from $1.03 per mcfe for the six months ended June 30, 1998 to $1.10 per Mcfe in the comparable 1999 period. DD&A of other assets for the first half of 1999 totaled $189,400, an increase of $58,600 over the comparable period in 1998, due primarily to an increase in the related asset base.



    OPERATING COSTS. Operating costs, including lease operating expense and production taxes, increased 39% from $346,600 in the first half of 1998 to $482,600 for the same period in 1999. The increase was due primarily to increased production from wells drilled or acquired since the prior year period. For the six months ended June 30, 1999, LOE, excluding severance taxes, totaled $441,600 compared to $298,500 for the comparable period in 1998. On an equivalent Mcf basis, average LOE for the first quarter of 1999 decreased from $0.32 per Mcfe in 1998 to $0.25 per Mcfe in the same 1999 period.

    GENERAL AND ADMINISTRATIVE EXPENSE. General and administrative expense for the six months ended June 30, 1999 decreased $1.5 million, or 47%, compared to the same period in 1998. On an equivalent Mcf basis, general and administrative costs declined 73% to $0.93 per Mcfe for the six months ended June 30, 1999 compared to $3.39 per Mcfe for the same period in 1998. The decrease in general and administrative costs was due primarily to lower compensation expense generated by staff reductions during the fourth quarter of 1998 and the first quarter of 1999. These staff reductions, as well as salary reductions for certain of the remaining employees, are expected to significantly reduce general and administrative costs in 1999.



    INTEREST EXPENSE. Interest expense for the six months ended June 30, 1999 totaled $1.9 million compared to $2.3 million in the comparable prior year period. Average debt was approximately $61.0 million for the first half of 1999, resulting in gross interest costs of $4.0 million. Other financing costs include the amortization of discount and the amortization of the original issue discount for the EnCap NPI totaling $156,000. Partially offsetting these costs was capitalized interest of $2.3 million, which was based on the carrying value of unproved properties. Financing costs also included amortization of debt issuance costs totaling $1.0 million for the first half of 1999. For the first half of 1998, average debt was approximately $39.1 million, resulting in gross interest costs of $2.1 million. Other financing costs included the amortization of the original issue discount for the EnCap NPI of $871,500. Partially offsetting these costs was capitalized interest of $705,100. Amortization of debt issuance costs totaled $485,100 for the first half of 1998.



    OTHER. Other income (expense) for the six months ended June 30, 1999 included losses on the sale of marketable securities totaling $148,100 and the write-off of an investment in equipment for a loss of $182,300. These costs were partially offset by interest income of $163,300. For the comparable period in 1998 other income included interest income of $319,400 slightly offset by losses on the sale of marketable securities totaling $17,000.


YEAR ENDED DECEMBER 31, 1998 VS. YEAR ENDED DECEMBER 31, 1997


    NET LOSS. For the year ended December 31, 1998, we reported a net loss applicable to common stockholders of $11.9 million, or $0.37 per share, compared to a net loss of $4.4 million, or $0.18 per share, in the comparable 1997 period. Weighted average shares outstanding increased from approximately 24.1 million in 1997 to over 32.4 million in 1998 as a result of the conversion and exercise of warrants in late 1997 and the issuance of common stock to acquire certain properties in 1998 and to pay interest and dividends on the Lasco acquisition note and subsequent preferred shares.


    REVENUE. For the year ended December 31, 1998, revenue from crude oil and natural gas production increased 378% over the same period in 1997. Natural gas contributed 91% and crude oil contributed 9% of total oil and gas production revenue.


    GAS SALES. Natural gas sales increased over 460%, from $804,700 for the year ended December 31, 1997 to approximately $4.5 million for the same period in 1998, as the impact of increased production more than offset the impact of the decline in natural gas prices. Production for 1998 increased significantly over the comparable prior year period due primarily to production from the assets purchased in our recent acquisitions and production from the K. S. Byrd Well. This increase in production improved revenue for 1998 by $4.8 million. The average realized price for natural gas sales declined from $2.80 per Mcf in 1997 to $2.24 per Mcf in the comparable 1998 period, decreasing revenues by $1.1 million. Income in 1998 from hedging gains increased gas realizations by $0.18 per Mcf.


    OIL SALES. For the year ended December 31, 1998, oil sales increased 91% to $440,500, compared to $231,100 for the same period in 1997, due primarily to sales of production for properties acquired in our recent acquisitions and production from our Reedy Creek properties. This increase in production improved revenue for 1998 by approximately $544,700. Our average realized price for sales of crude oil in

1998 decreased by $8.25 per barrel, or 43%, decreasing revenue by $335,300 compared to the same period in 1997.


    DEPRECIATION, DEPLETION AND AMORTIZATION. Our depreciation, depletion and amortization expense for 1998 totaled $3.2 million compared to $854,100 in the comparable period for 1997. Full cost DD&A totaled $2.8 million for the year ended December 31, 1998 compared to $709,200 for the same period in 1997. The increase in DD&A is consistent with the increased production for 1998 compared to the prior year period. Included in DD&A for the year ended December 31, 1997 was $221,000 of non-cash charges attributable to a price-related reduction in the book value of our oil and gas reserves. On an equivalent Mcf basis, full cost DD&A decreased $0.71 per Mcfe, from $1.97 per Mcfe for the year ended December 31, 1997 to $1.26 per Mcfe in the comparable 1998 period. DD&A of other assets for 1998 totaled $305,700, an increase of $160,800 over the comparable period in 1997 due primarily to an increase in the related asset base.



    OPERATING COSTS. Operating costs, including lease operating expense and production taxes, increased 763% from $111,500 in 1997 to $962,700 for the same period in 1998. The increase was due primarily to increased production from wells drilled or acquired since the prior year period. For the year ended December 31, 1998, lease operating expense, excluding severance taxes, totaled $860,200 compared to $86,500 for the comparable period in 1997. On an equivalent Mcf basis, average lease operating expense for 1998 increased from $0.24 per Mcfe in 1997 to $0.38 per Mcfe in 1998. This increase is primarily due to the Lasco acquisition that comprised older, lower rate wells.



    GENERAL AND ADMINISTRATIVE EXPENSE. General and administrative expense for the year ended December 31, 1998 increased over $1.9 million, or 52%, compared to the same period in 1997. On an equivalent Mcf basis, general and administrative costs declined 76% to $2.56 per Mcfe for the year ended December 31, 1998 compared to $10.51 per Mcfe for the same period in 1997. The increase in general and administrative costs was due primarily to higher compensation expense generated by a larger staff. We began 1998 with 26 employees, increasing to 37 employees during the year. Staff reductions during the fourth quarter of 1998 reduced total employees to 29 at year-end. Further staff reductions during the first quarter of 1999 reduced total employees to 21 at March 31, 1999. These staff reductions, as well as salary reductions for the majority of the remaining employees, are expected to significantly reduce general and administrative costs in 1999. The overall high level of general and administrative expenses in 1997 was due to the initial costs associated with creating and managing our extensive capital program.



    INTEREST EXPENSE. Interest expense for the year ended December 31, 1998 totaled $5.8 million compared to $689,219 in the comparable prior year period. The increase was due primarily to the financing arrangements under the EnCap credit facility entered into in December 1997 and interest on the $37.5 million principal amount of 9% convertible debentures issued in March and April of 1998. Average debt was approximately $44.6 million for 1998, resulting in gross interest costs of $4.8 million. Other financing costs include the amortization of the original issue discount for the EnCap NPI of $1.7 million and the amortization of deferred loan and issuance costs of $1.2 million. Partially offsetting these costs were capitalized interest of $1.9 million, which is based on the carrying value of unproved properties.



    OTHER. Other income (expense) for the year ended December 31, 1998 included a charge of $1.0 million due to the termination of an employee recorded in December 1998 to reflect settlement of his employment contract. The settlement will be paid out through January 2001. Offsetting this expense was interest income of $573,609 and gains on the sales of marketable securities totaling $24,971. For the comparable period in 1997, interest income of $77,844 was offset by losses on the sales of marketable securities totaling $86,824.

FOUR MONTHS ENDED DECEMBER 31, 1997 AND TEN MONTHS ENDED AUGUST 31, 1997

    NET LOSS. We reported a net loss of $2,739,300, or $0.10 per share, for the four months ended December 31, 1997 and $1,917,100 or $0.09 per share, for the ten months ended August 31, 1997. Weighted average shares outstanding were 27.9 million for the four months ended December 31, 1997 and 21.9 million for the ten months ended August 31, 1997.


    GAS SALES. Natural gas sales for the four months ended December 31, 1997 and the ten months ended August 31, 1997 totaled $624,400 and $256,000, respectively. Production averaged 1,833 Mcfd for the four-month period ended December 31, 1997 at an average price of $2.79 per Mcf and 276 Mcfd for the ten-month period ended August 31, 1997 at an average price of $3.05 per Mcf. The K.S. Byrd Well began production in September 1997 and averaged 1,605 Mcfd for the four months ended December 31, 1997.


    OIL SALES. Our crude oil sales for the four months ended December 31, 1997 and the ten months ended August 31, 1997 totaled $83,500 and $188,200, respectively. Production averaged 36.9 barrels per day and 30.5 barrels per day, respectively, for the four-month period ended December 31, 1997 and the ten-month period ended August 31, 1997. Our average realized price for sales of crude oil for the four-month period ended December 31, 1997 and the ten-month period ended August 31, 1997 were $18.54 per barrel and $20.28 per barrel, respectively.


    DEPRECIATION, DEPLETION AND AMORTIZATION. For the four months ended December 31, 1997, depreciation, depletion and amortization expense totaled $634,500 and for the ten months ended August 31, 1997, DD&A expense was $240,400. Full cost DD&A averaged $2.32 per Mcfe for the four months ended December 31, 1997 and $1.07 per Mcfe for the ten months ended August 31, 1997, due primarily to a ceiling test write-down of $221,000 at December 31, 1997.



    OPERATING COSTS. Operating costs totaled $49,800 and $68,500, respectively, for the four-month period ended December 31, 1997 and the ten-month period ended August 31, 1997. Lease operating expense, excluding severance taxes, totaled $42,700 and $45,600 for the same periods, respectively. On an equivalent barrel basis, LOE for the four months ended December 31, 1997 averaged $0.17 per Mcfe and for the ten months ended August 31, 1997 averaged $0.33 per Mcfe.



    GENERAL AND ADMINISTRATIVE EXPENSE. General and administrative costs totaled $2,087,100 for the four months ended December 31, 1997 and $2,026,400 for the ten months ended August 31, 1997. On an equivalent Mcf basis, general and administrative expenses were $8.32 per Mcfe for the four months ended December 31, 1997 and $14.53 per Mcfe for the ten months ended August 31, 1997. General and administrative costs were significant during these periods and reflected establishment of the infrastructure necessary to sustain the planned expansion of our oil and gas operations and our desired position as operator of many of our prospects. Costs included signing bonuses paid to professional and senior management staff as inducements to leave their previous employment and join us, legal and accounting fees, and the settlement of a lawsuit filed by a former employee.



    NET FINANCING COSTS. Net financing costs for the four months ended December 31, 1997 were $625,100, and consisted of gross interest expense of $286,700, the amortization of the original issue discount for the EnCap NPI of $427,500 and amortization of deferred loan costs of $42,900. Partially offsetting these costs was capitalized interest of $108,200 and interest income of $23,800. For the ten-months ended August 31, 1997, gross interest expense of $49,300 was more than offset by interest income of $59,200. The higher financing costs in the four-month period ended December 31, 1997 reflect our increase in long-term debt from $759,300 at August 31, 1997 to $14.7 million at December 31, 1997. This increase in debt relates to the EnCap credit facility entered into in late 1997, that was used to finance the Oakvale Dome Field and Old Ocean acquisitions and related development.

    OTHER. Other revenue for the four-month period ended December 31, 1997 and the ten-month period ended August 31, 1997 represents losses on the sale of marketable securities of $50,900 and $35,900, respectively.

LIQUIDITY AND CAPITAL RESOURCES


    Our primary cash needs are for exploration, development and acquisition of oil and gas properties, the repayment of trade payables and repayment of principal and interest on outstanding debt. Our sources of financing include sales of securities, revenue generated from operations, ongoing sales of non-core assets and proceeds from production payment facilities. Based on the foregoing, we will require additional capital from more than one of the sources identified above to fund our ongoing activities and capital budget. If we are unable to obtain additional capital, we will either have to sell interests in our prospects to fund our drilling program, curtail our exploration activities or curtail ongoing activities. The curtailing of activities could include reducing the number of wells drilled, slowing activities on projects that we operate, selling additional interests in our prospect inventory or a combination of these alternatives.



    Many of the factors that may affect our future operating performance and long-term liquidity are beyond our control, including, but not limited to:



    - oil and natural gas prices;



    - governmental actions and taxes;



    - the availability and attractiveness of financing; and


    - our operational results.


    We continue to examine alternative sources of long-term capital, including:



    - bank borrowings;



    - the issuance of debt instruments;



    - the sale of common stock or other equity securities;



    - the issuance of net profits interests;



    - sales of promoted interests in our prospects; and


    - various forms of joint venture financing.

    In addition, the prices we receive for our future oil and natural gas-production and the level of our production will have a significant impact on future operating cash flows.


    LIQUIDITY. At June 30, 1999, we had cash and cash equivalents on hand of $29,100 and working capital deficit of $41.2 million, as compared to a cash balance of $2.3 million and a working capital deficit of $27.5 million as at December 31, 1998 and a cash balance of $3.2 million and a working capital deficit of $15.3 million at December 31, 1997. Our ratio of current assets to current liabilities was 0.13:1 at June 30, 1999, 0.25:1 at December 31, 1998 and 0.37:1 at December 31, 1997. The working capital deficit and low current ratio were primarily due to the maturity dates of the EnCap credit facility and BOCP credit facility discussed below, repayment of which was made in August 1999.



    CASH FLOWS. Cash flows provided by operations totaled $153,600 for the six months ended June 30, 1999, compared to cash flows used in operations of $4.1 million for the year ended December 31, 1998. Cash used in investing activities for the six months ended June 30, 1999 and year ended December 31, 1998 was $9.3 million and $35.4 million, respectively. During the first half of 1999, costs incurred for exploration and development expenditures totaled $10.0 million and capital expenditures for furniture and equipment totaled $65,700. Partially offsetting these costs were proceeds of $160,500 from the sale of marketable securities and $534,700 in proceeds from the sale of non-core oil and gas properties. Cash outlays for exploration and development expenditures totaled approximately $36.3 million and capital expenditures for furniture and equipment totaled $745,400 during the year ended December 31, 1998. Partially offsetting these costs were $1.1 million in proceeds from the sale of non-core properties and $1.1 million in proceeds from the sale of marketable securities.


    Cash provided by financing activities totaled $3.0 million for the first half of 1999 and included borrowings under the BOCP credit facility of approximately $3.0 million and repayments under the Shell production payment totaling approximately $550,200. For the year ended December 31, 1998 cash provided by financing activities totaled approximately $38.7 million and consisted primarily of proceeds from the issuance of 9% convertible debentures and 9% notes. We also borrowed $3.0 million under the EnCap credit facility and repaid $5.0 million thereunder during the first quarter of 1998. In December 1998, we entered into a financing agreement with Shell Capital under which we sold a term production payment to Shell Capital for $7.0 million. Also in December, we repaid $2.9 million on Tranche A and Tranche B loans under our BOCP credit facility resulting in net borrowings under that facility of $2.3 million for the year ended December 31, 1998. We also borrowed $2.2 million for the acquisition of property interests from Mobil through the Old Ocean loan.


CREDIT FACILITIES


    ENCAP CREDIT FACILITY. In 1997, we entered into a $20 million credit agreement with EnCap Capital Fund III, L.P. consisting of an original promissory note for $12 million and a supplemental promissory note for $8 million. The original note bears interest at 10% per annum through December 31, 1998 and at 18% per annum thereafter. The original and supplemental note were repaid in full and are no longer outstanding. The proceeds from the facility were applied to the acquisition of Oakvale Dome ($8,000,000), and Old Ocean properties and the drilling and completion of certain development wells ($4,000,000). A first lien on certain properties and a second lien on certain other properties secure the original note. Mr. Tomlinson, Calibre and certain affiliates of Calibre guarantee the original note.


    Under the terms of the original note, we agreed to convey to EnCap Energy, on January 1, 1999, a 25% net profit interest from the properties acquired with the proceeds of the borrowing. In connection with the original granting of the EnCap NPI, we recorded a discount on the original note of $2,102,180 as of December 31, 1997. The discount has been amortized over the term of the original note. The carrying amount of the oil and gas interests has been reduced by the same amount.

    Under the terms of the supplemental note, EnCap Energy was issued warrants to purchase up to 1.5 million shares of our common stock at an exercise price of $1.28 per share. In connection with the issuance of these warrants, we recorded a discount on the supplemental note of $367,881 as of December 31, 1997. This discount is being amortized over the term of the supplemental note. Pursuant to a financing agreement dated November 4, 1998 with EnCap Energy and as consideration for enabling additional funding through the BOCP Credit Facility, the warrants were re-priced to $0.46475 per share.

    BOCP CREDIT FACILITY. In December 1998, our loan agreement with Bank One NA was purchased by BOCP Energy Partners, L.P., an affiliate of EnCap. Pursuant to an assignment of note and liens dated December 29, 1998, Bank One assigned the original loan agreement, together with all loan documents referred to therein, to BOCP. In December 1998, the principal amount then outstanding under Tranche A of $2.9 million plus interest was repaid and, per amendments to the loan agreement, no further advances will be requested or made under Tranche A. Interest accrued on Tranche A at prime plus 2.0% and on Tranche B at a rate of 15% per annum, payable monthly.

    The amendments also modified the terms of Tranche B of the credit facility as follows:

       - Maximum availability of $6,000,000;

       - No advances on Tranche B will be requested or made on or after April 30, 1999;

       - Maturity date of July 31, 1999; and

       - Interest rate of prime plus 8% per annum through and including December 31, 1998, and 15% per annum from and after January 1, 1999.


    The present outstanding balance of the BOCP credit facility of $6.0 million plus all accrued interest was repaid in full in August 1999.


    SHELL FINANCING. In December 1998, we entered into a financing agreement with Shell Capital, Inc. whereby we sold a term production payment to Shell Capital for $7.0 million. The production payment comprised a dedication of 42% of the net revenues from the Wausau, Oak Hill and East Morgantown properties, 23.1% of Oakvale Dome's Howell well, 12.2% of Oakvale Dome's Fortenberry well and 38.5% of Oakvale Dome's Byrd well. The interests conveyed are subject to future adjustment. The Shell production payment is secured solely by the properties and is non-recourse to us. Following full pay-out ($7.0 million plus a 15% rate of return) of the production payment, the dedicated revenue interest is returned to us less a permanent royalty interest equal to 8.75% of our net revenue interest in Wausau, Oak Hill and East Morgantown; 4.8% of the Howell and Byrd wells; and 2.5% of the Fortenberry well. We have the right to buy back the production payment at a stated rate of return of 25% plus a payment of $1.0 million. In connection with the right to buy back the permanent overriding royalty interest conveyance, we recorded a discount on the financing of $1.0 million. The carrying amount of the oil and gas interests has been reduced by the same amount. Shell Capital further agreed to expand the Shell production payment up to $25.0 million provided that we sell certain properties, enter into a payment schedule for amounts owed to an industry partner, raise additional capital and obtain certain minimum results from current development drilling activity. We are currently negotiating with Shell Capital and other parties to complete the expansion of the Shell production payment or the creation of a new production payment.

    This financing has been classified as debt on the balance sheet and began being reduced in 1999 as production is delivered to Shell under the terms of the contract. Volumes delivered to Shell are reported as revenue at prices received by Shell. Interest expense is recorded based on a rate of 15% per annum.


    OLD OCEAN LOAN. On December 31, 1998, we obtained a $2.2 million loan from a group of lenders led by RP&C International, the Agent in our recently completed offering of convertible preferred stock, the proceeds being used to acquire additional interests in the Old Ocean Project from Mobil. The loan was due, through extension, on July 31, 1999, and was secured by the acquired interests and a junior lien on certain other properties. We have repaid a majority of the loan through the issuance of our convertible preferred stock in July 1999. We also granted the providers of the facility with an overriding royalty that is to be converted into a participating net profit interest, which interest can be repurchased by us for $1.1 million in cash or stock and $1.1 million principal amount of warrants. We repurchased the overriding interest and participating net profits interest with preferred stock as well. One lender of $100,000 elected to accept cash for repayment of their portion of the loan and purchase of the overriding interest and was paid in July 1999.


CONVERTIBLE DEBENTURES

    In April 1998, we issued to certain Canadian investors $1,652,000 principal amount of our series A special notes, which are convertible into the same principal amount of our series 2 debentures, and issued to certain United States investors $6,960,000 principal amount of our series 3 debentures on substantially similar terms as the series A notes. We intend to offer holders of the series 3 debentures the ability to exchange their special notes or debentures into class A, series II preferred stock on terms no more favorable than the terms on which we recently completed the exchange of our 9% convertible debentures, series I due March 31, 2003. The holders of series 2 debentures will not be offered the opportunity to exchange their series 2 debentures for preferred stock.

CHANGES IN ISSUED SHARE CAPITAL

    On May 28, 1999, we issued 1,057,500 shares of our common stock to certain holders of our series 3 debentures in exchange for interest owed and due on March 31, 1999. We also agreed to issue 541,700 shares of our common stock to a holder of series 3 debentures to retire a $250,000 principal amount of the debentures.

YEAR 2000

    We operate on an externally designed software package that is compliant with the year 2000. The year 2000 problem is the result of software that uses two digits (rather than four) to define the applicable year. Any software or hardware that uses time-sensitive coding may recognize a day using "00" as the year 1900 rather than the year 2000, which could result in miscalculations or system failures. We are attempting to identify other potential areas of risk and have begun addressing these in our planning, purchasing and daily operations. Based on preliminary information, costs of addressing potential problems are not currently expected to have a material adverse impact on our financial position, results of operations, or cash flows in future periods. If, however, we, our customers, or vendors are unable to adequately resolve such processing issues in a timely manner, our operations and financial results may be adversely affected.

                            BUSINESS AND PROPERTIES

BACKGROUND


    We are an independent energy company engaged in the exploration for and development of oil and natural gas. We have interests in over 25 oil and gas prospects and projects primarily in the United States Gulf Coast areas of Mississippi, Texas and Louisiana. Most of these prospects have been, are being, or are expected to be, enhanced with 3-D seismic data and CAEX technologies. The 3-D seismic data, when completed, will cover over 820 square miles. Our 1999 capital budget provides for a total of $11.3 million for drilling and prospect development. Of this amount:



    - approximately $7.3 million is budgeted for development drilling;



    - approximately $1.0 million is budgeted for exploratory drilling, testing and subsequent completions;



    - $2.3 million is budgeted for net seismic data acquisitions; and


    - the remainder is budgeted primarily for leasehold purchases.


    We were originally formed on February 9, 1981, for the purpose of conducting mineral exploration in Canada. In 1989, we changed our focus and concentrated on investment and merchant banking activities. At that time, we wrote off our mineral property costs and ceased all mineral exploration activities. From 1991 to 1993, we diversified into the acquisition and development of oil and gas properties. During 1996, we sold substantially all of our investments outside of oil and gas and refocused operations on oil and gas exploration and development in the United States. Effective as of October 31, 1996, we acquired Texstar Petroleum, Inc., and as a result, we focused our operations on oil and gas exploration and development in the United States, specifically the Gulf Coast areas of Mississippi, Texas and Louisiana. Former shareholders of Texstar acquired our control, and Texstar became our wholly owned subsidiary. In July 1997, we changed our name from Benz Equities Ltd. to Benz Energy Ltd. We have reincorporated in Delaware and are now a Delaware corporation under the name Benz Energy Inc.


    A substantial portion of our growth has been through acquisitions, including the following 1998 acquisitions:


    - the acquisition in January 1998 of certain oil and gas prospects from Lasco Energy Partners, L.P.;


    - the acquisition on April 22, 1998 of certain oil and gas property interests of Calibre (certain closing matters to be completed);

    - the acquisition on May 1, 1998 of certain oil and gas properties from Southern Gas Corporation;

    - the acquisition effective in July 1998 of certain oil and gas property interests from Starbucks Trust (certain closing matters to be completed); and

    - the acquisition on December 29, 1998 of the Mobil interest in the Old Ocean project.

RECENT DEVELOPMENTS


    On August 25, 1999, we sold 37.5% of our interest in the Old Ocean Prospect to Prime Natural Resources, Inc. Prime paid us $3,500,000 at closing and will pay an additional $1,978,098 on or before September 15 in consideration of the interest purchased. We reserved an overriding royalty interest in all leases and contractual rights to volumes of production and all similar interests, whether we currently own them or later acquire them, within the established area of mutual interest for the project. Prime has an option for a six month period to purchase an additional 12.5% of our interest in the Old Ocean prospect, subject to the overriding royalty reservation set forth above, at a purchase price of $1,826,033, plus $214,276 at the end of the six month period. We have agreed to enter into an agreement under which Prime or one of its affiliates will have the right to market the 3-D seismic geophysical data covering the Old Ocean Prospect for a ten year period following a 120 day exclusivity period that we have retained. Prime will be entitled to our share of the proceeds from the sale of the data, which share may be no less than 66 2/3%, subject to applicable sales commissions. In addition, Prime or its affiliate must grant us a license to other geophysical data outside the Old Ocean prospect owned by Prime or its affiliate. We may select the outside data of our choice covering up to 102 square miles.



    Also in August 1999, we completed a new, long-term production financing with Aquila Energy Capital Corporation in the amount of $26.2 million. This amount may be increased to $27.7 million based on near term production results in our Fortenberry well. The new facility also provides for the lender to fund additional development drilling at our Oakvale Dome field in Mississippi to a maximum of $3.8 million. The new production financing is secured by our proven oil and gas properties and is to be repaid through a dedicated portion of the property income. Terms of the financing include a 12% interest rate and assignment of 1/16th of our interest in the proven properties following full repayment of the new production financing. Proceeds from the financing were used to retire existing senior secured debt.



    August activity also included a private placement of $4 million in new equity through the issuance of $4.4 million of redeemable class A preferred stock, series I to investment entities affiliated and managed by EnCap Investments, L.C. We paid a placement fee of $100,000 to EnCap Investments, L.C. Proceeds were used to fund arrangements under the trade creditor agreement described above and for general corporate purposes.



    On July 12, 1999, we conducted a meeting with our trade creditors to outline a proposed repayment plan for past due amounts. The plan included proposed discounts, payment over an extended time and other revised payment terms. As of September 8, 1999, creditors representing 93% of past due amounts, for an aggregate of $11.3 million, elected to participate in the repayment plan.



    On July 9, 1999, we consummated an offering pursuant to which we offered to exchange up to 354,250 shares of our class A, series II convertible preferred stock for any and all of our outstanding 9% convertible debentures, series I, due March 31, 2003, and an offering to sell up to 121,000 shares of class A, series II convertible preferred stock. At the closing, we exchanged $15,145,000 principal amount of the 9% convertible debentures and issued an aggregate of 238,201 shares of class A, series II convertible preferred stock, which included 44,600 shares issued under the primary offering and the remainder of which were issued pursuant to the exchange offer. In addition, we issued 34,596 shares of class A, series II convertible preferred stock and warrants to purchase 3,974,923 shares of common stock in connection with the retirement of a majority of the Old Ocean loan. The proceeds from the exchange offer and offering of convertible preferred stock were used to retire the Old Ocean loan, to repurchase EnCap's portion of the Old Ocean NPI, the payment of a portion of the seismic costs relating to the Old Ocean prospect, and for the fees and expenses of the transactions.



    In June 1999, we completed the drilling of our Fortenberry #1 well to a depth of 16,126 feet at Oakvale Dome Field in Jefferson Davis County, Mississippi. We elected to not drill deeper to the projected depth of 16,250 feet due to concerns that additional drilling difficulty could be encountered in the sidetrack hole. Open hole electric and porosity logs which run to a depth of 16,088 feet indicate a total of 80 net feet of hydrocarbon bearing sands in the primary objectives in the Hosston Formation at depths between 15,792 feet and 15,992 feet. An additional four feet of net pay was measured by electric and porosity logs in the lower Booth zone starting at a depth of 16,075 feet based on mud logs from the original sidetrack hole. The remainder of the zone could not be logged due to existing hole conditions. We own a 70% working interest in the well and an average 64% working interest in the field. We are proceeding to complete the well for production.



    In May 1999, we closed the sale of our interests in the Lisbon Field, comprising essentially all of our proven reserves in Louisiana, for $507,500 in gross proceeds to an unrelated party.



    In January 1999, we acquired, on behalf of us and our partner in the Wausau prospect, a gas pipeline in Mississippi for approximately $425,000 to provide access for gas sales. Included in the purchase were a

100% and a 93.75% Bpo working interest in two producing gas wells. We own a 53.8% interest in the pipeline and the Fairchild #1 well and a 50.5% interest in the A. Foote Estate #1 well. Gas reserves net to us are estimated to be in excess of 150 Mmcfg and net production of over 150 Mcfgpd.


STRATEGY

    Our strategy is to expand our reserves, production and cash flow through the implementation of an exploration and exploitation program that focuses on:

    - obtaining dominant positions in core areas of exploration and development in under-exploited areas in or adjacent to fields and trends that have historically produced hydrocarbons in significant quantities;

    - enhancing the value of our prospects and reducing exploration risks through the use of 3-D seismic data and CAEX technologies;

    - maintaining an experienced technical staff with the expertise necessary to take advantage of our proprietary 3-D seismic data and CAEX technologies;

    - adding reserves and production using modern reservoir stimulation methods; and

    - retaining control over critical exploration decisions.


    OBTAIN DOMINANT POSITION IN CORE AREAS. We have identified core areas for exploration and development in geological trends with demonstrated histories of prolific natural gas production from high porosity reservoir rocks with profiles suitable for seismic evaluation. We believe that by obtaining substantial working interests, related 3-D seismic data and significant acreage positions within our core areas, we will be able to achieve a dominant position in focused portions of those areas. With a dominant leasehold position, we believe we can better control the core areas, drilling opportunities and future production and can attempt to minimize costs through economies of scale and other efficiencies inherent in our focused approach. These cost savings and efficiencies include the ability to use our 3-D seismic data to reduce drilling risks and lower our leasehold acquisition costs by identifying and purchasing leasehold interests only in those focused areas in which we believe drilling is most likely to be successful.



    USE OF 3-D SEISMIC AND CAEX TECHNOLOGIES. We attempt to enhance the value of our prospects through the use of 3-D seismic data and CAEX technologies, with an emphasis on direct hydrocarbon detection technologies. These technologies create a computer generated 3-dimensional display of subsurface geological formations that help our professional staff detect seismic anomalies in structural features that are not apparent in 2-D seismic surveys. We believe that 3-D seismic data, if properly used, will reduce drilling risks and costs by reducing the number of dry holes, optimizing well locations and reducing the number of wells required to exploit a discovery.



    EXPERIENCED TEAM. We maintain an experienced staff, including engineers, geoscientists, landmen and other technical personnel. Our professional staff has on average 18 years of experience in the oil and gas industry.


    USE OF MODERN RESERVOIR STIMULATION METHODS AND NEW DRILLING TECHNOLOGY. In addition to applying the latest in 3-D seismic and CAEX technology, we use the latest in industry reservoir stimulation and directional drilling techniques. For example, many of our development and exploitation opportunities are "tight" reservoirs in which modern stimulation practices may significantly increase production.

    CONTROL OF DRILLING FUNCTIONS. We believe that controlling the most critical functions in the drilling process will enhance our ability to successfully develop our prospects. We have acquired a majority interest in many of our prospects, including interests in most of the 3-D seismic data relating to those prospects. In many cases where we do not own a majority interest in a prospect we still own a greater interest than that of any other working interest owner. As a result, in many of our prospects, we will be able to influence the areas to explore, manage the land permitting and option process, determine seismic survey areas, oversee data acquisition and processing, prepare, integrate and interpret the data and identify each prospect drillsite. In addition, we will be the operator of many of the wells drilled on these prospects.

THE PROSPECTS


    Our prospects are located primarily in the Gulf Coast areas of Mississippi, Texas and Louisiana. As of June 30, 1999, we owned interests in 12 producing wells we operated and also owned non-operated interests in 13 producing wells. Daily production from both operated and non-operated wells net to our interest averaged 5,506 Mcfgd and 111.4 Bopd for the year ended December 31, 1998, and 8,494 Mcfgd and 226 Bopd for the six months ended June 30, 1999. Daily production as of June 30, 1999, was approximately 9,324 Mcfgd and 137 Bopd.

    Each of our prospects differs in scope and character and consists of one or more types of assets, such as 3-D seismic data, working interests in oil and gas leases, oil and gas lease options, contractual rights to earn a working interest in oil and gas leases, royalty interests or other mineral interests. Most of our prospects have been, are being, or are expected to be enhanced with 3-D seismic data and CAEX technologies. The 3-D seismic data acquired will, when completed for the existing prospects, cover over 820 square miles. The table below gives certain information regarding the location, objectives, and present status of our most significant prospects as of June 30, 1999:



                                                   LEASED                  ADDITIONAL            GROSS
                                                  ACREAGE                  ACREAGE(4)           SQUARE
                                          ------------------------  ------------------------   MILES OF                 APPROX.
                                             GROSS         NET         GROSS         NET      3-D SEISMIC  FORMATION     TOTAL
PROSPECT                                   ACRES(1)     ACRES(2)     ACRES(1)     ACRES(2)      DATA(5)    OBJECTIVE     DEPTH
----------------------------------------  -----------  -----------  -----------  -----------  -----------  ----------  ---------
MISSISSIPPI
Oakvale Dome(3,7).......................       4,717        2,097          N/A          N/A           33      Hosston    16,700'

Glancy Re-entry(3,8)....................       5,175        4,730          N/A          N/A          N/A     Hosston;    21,000'
                                                                                                               Cotton
                                                                                                               Valley

Wausau(3)...............................         960          483          N/A          N/A           55       Cotton    19,000'
                                                                                                               Valley

Sardis Church Dome(3,8).................       3,508        3,038          N/A          N/A          N/A      Hosston    16,500'

TEXAS
LaHinch(3,9)............................       1,382        1,036          N/A          N/A           20       Wilcox    16,000'

Old Ocean(8,10,11,12,13)................       2,082        1,493       15,107        7,296          102         Frio    16,000'

Oak Hill Field(3).......................         793          698          N/A          N/A          N/A       Cotton     9,500'
                                                                                                               Valley

Rayburn(3,8)............................       2,966        1,298        1,070          847           30       Yegua;    15,000'
                                                                                                               Wilcox

OTHER
Louisiana...............................       7,362          704          N/A          N/A          478

Mississippi.............................      26,034       10,581          N/A          N/A           73

New Mexico..............................         160           12          N/A          N/A          N/A

Texas...................................       5,680        2,405          N/A          N/A           30
                                          -----------  -----------  -----------  -----------         ---

  Total.................................      60,819       28,575       16,177        8,143          821
                                          -----------  -----------  -----------  -----------         ---
                                          -----------  -----------  -----------  -----------         ---


------------------------

 (1) "Gross Acres" means an acre in which we own a working interest. When used in conjunction with acreage under options it means an acre in which we will acquire a working interest if and when the option is exercised.

 (2) "Net Acres" means the sum of the fractional working interest owned in gross acres expressed as whole numbers and fractions thereof.

 (3) Operated by us.

 (4) "Additional Acreage" refers to the number of acres in which we own options for oil and gas leases from mineral owners and, with respect to part of the acreage reported for the Old Ocean Prospect, also has contractual rights to earn a working interest in the 21,784 acre Old Ocean Unit.

 (5) Represents 3-D seismic data acquired, being acquired or expected to be acquired.

 (6) Drilling.

 (7) Completing.

 (8) Soliciting industry participant.

 (9) Evaluating 3-D seismic data.

 (10) Shooting 3-D seismic survey.

 (11) Affiliates of EnCap own an overriding royalty interest that is convertible into a participating net profit interest.

 (12) We will earn an additional working interest in deep rights upon completion and delivery of a 3-D survey over the unit and the establishment of commercial production.


 (13) Certain interest owners own an overriding royalty interest that is convertible into a participating net profits interest. We have the right to buy back the participating net profits interest and are currently negotiating such purchase in exchange for Preferred Stock.



    Set forth below are descriptions of our most significant prospects. Unless otherwise indicated, all information is as of June 30, 1999.



    OAKVALE DOME. The Oakvale Dome prospect, located in Jefferson Davis County, Mississippi, is our most significant producing property. We own approximately 4,717 gross (2,097 net) acres in the prospect. We are the operator.



    A 2-D seismic survey shot and processed originally in 1979, was reprocessed in 1996 and confirmed the discovery well, which was the K.S. Byrd Well. The K.S. Byrd Well was completed in June 1997 in the Harper formation from 15,964 feet to 15,988 feet, flowing 5.708 Mmcfgd. Initial reserve estimates as of August 1, 1997 conducted by an independent petroleum engineer gave the well proved producing reserves of 8.7 Bcfg and 34,800 barrels of condensate. Later reserve estimates as of January 1, 1999 conducted by an independent petroleum engineer revised the well's proved producing reserves to 12.1 BCFG and 41,500 barrels of condensate. The well began sales of production in September 1997 and, as of June 30, 1999, was flowing at the rate of 6,757 Mmcfgd and 21 Bopd.



    In February of 1999 the Howell #1 well was completed and initial tests indicate a commercial production rate of 21.1 Mmcfgd and 19 barrels of condensate per day.


    The Fortenberry #1 has just been drilled to total depth. The well is being completed for production.


    GLANCY. We own approximately 5,175 gross (4,730 net) acres in the Glancy prospect in Copiah County, Mississippi. We are the operator. Glancy Field has produced gas and condensate from the Lower Cretaceous Rodessa formation on acreage not owned by us. The Glancy prospect is characterized as a simple anticline structure that formed as a result of a deep-seated salt pillow. The presence of reservoir quality sandstones at both the deeper Hosston and Cotton Valley levels has been demonstrated by two well penetrations, both of which have produced gas and had multiple shows of hydrocarbons. Early attempts (in 1971) to fracture stimulated one of the test wells, having an initial production of 3.1 Mmcfgd on an extended test from the Cotton Valley, damaged the formation in the near-wellbore area. We intend to reenter a deep test well and to apply modern fracture stimulation to establish commercial production.



    WAUSAU. We own approximately 960 gross (483 net) acres in the Wausau prospect in Wayne County, Mississippi (surface to 15,360 feet only). We are the operator. We have rights in a 3-D survey acquired by Compagnie Generale de Geophysiqe over this prospect area. This project is located on two flanks of a large salt ridge trending northwest to southeast. Based upon 3-D seismic data, the Cotton Valley appears to be trapped in both a simple closure and an updip pinchout along the salt ridge flank. We commenced drilling a test well in May 1998 and completed the well in November 1998 as a Cotton Valley discovery. Production commenced in November 1998 and was increased to a rate of over 400 Bopd and 2,000 Mcfd with the connection to a gas sales pipeline in February 1999. The well has three additional shallower Cotton Valley reservoirs behind pipe.



    SARDIS CHURCH DOME. We own approximately 3,508 gross (3,038 net) acres in the Sardis Church Dome prospect in Copiah County, Mississippi. We are the operators. Our drilling objectives are the Paluxy, Hosston and Cotton Valley sands. We anticipate we will sell at least 50% of the working interest to an industry participant before spudding the test well. This prospect is an analog to the Oakvale Dome discovery and is located along a trend. A nearby off structure well has tested significant oil and gas shows in the Hosston objective section.



    LAHINCH. We own deep rights under approximately 1,382 gross ( 1,036 net) acres in the LaHinch prospect in Duval County, Texas. We are the operator. The objectives for the prospect are sands in the Upper Wilcox formation. The adjoining operator has drilled an Upper Wilcox test on the same structure that, if successful, will confirm our prospect and reclassify it as a proven location. This well reached total depth in April 1999 and is currently being completed.



    OLD OCEAN. We own leases, options for oil and gas leases and have contractual rights to earn working interests in approximately 17,189 gross (8,789 net) acres in the Old Ocean prospect in Brazoria and Matagorda Counties, Texas. We own a 37.02% working interest within the Old Ocean unit and a 69.23% working interest outside the unit, but within the 3-D area. A 3-D seismic survey is underway and we are the operator. The Old Ocean prospect is the largest Frio gas field in the Gulf Coast, having produced more than five Tcfge since its discovery in 1934. In excess of 200 wells have been drilled in the Old Ocean field. These reserves have been produced from four normally pressured reservoirs between 9,500 and 11,000 feet.



    The Old Ocean prospect actually consists of numerous prospects. The main objective is in the over pressured Frio. Deep well information confirms reservoir quality sands and scattered production of 45 BCFG in the immediate vicinity. Precise structural mapping from the 3-D seismic survey will allow accurate delineation of prospects.



    OAK HILL FIELD. We own approximately 793 gross (698 net) acres in the Oak Hill field in Gregg and Rusk Counties, Texas. We are the operator. This prospect produces from the Lower Cotton Valley sands at depths of approximately 10,150 to 10,500 feet and from the Upper Cotton Valley sands at depths of approximately 9,000 to 10,000 feet. We have completed a recompletion program covering six wells and involving up to eleven distinct zones. Six recompleted zones have been fracture stimulated and have increased our net production by over 1,100 Mcfd. Additionally, we expect an increase of approximately 800 Mcfd net production when the original producing interval is reactivated and the pressures across the zones equalize. We currently own interests in six producing wells in Oak Hill field.



    RAYBURN. We own approximately 2,966 gross (1,298 net) acres and have options for oil and gas leases on an additional 1,070 gross (847 net) acres in the Rayburn prospect in Liberty Co., Texas. We are the operator. This prospect is within a 30 square mile 3-D survey we acquired in 1998, of which we intend to sell up to 60% to industry partners. The objectives are sands primarily in the Wilcox, Cockfield and Miocene formations ranging in depth from 2,000 to 16,000 feet.


OIL AND GAS RESERVES

    The following table sets forth information regarding estimated oil and gas reserve quantities, reserve values and discounted future net revenues as estimated by our independent engineering consultant, Lenser & Associates, as of January 1, 1999.

    There are numerous uncertainties inherent in estimating quantities of proven reserves and projecting future rates of production and timing of development expenditures. The following reserve information represents estimates only and should not be construed for being exact.


                                                                                                          PRESENT VALUE
                                                                                                          OF ESTIMATED
                                                                                                           FUTURE NET
                                                                                                            REVENUES
                                                                                                          BEFORE INCOME
                                                                                                              TAXES
                                                                                    GAS       ESTIMATED    (DISCOUNTED
                                                           GAS         OIL      EQUIVALENT   FUTURE NET       AT 10
                                                         (MMCF)       (MBO)     (MMCFE)(1)   REVENUE(2)     PERCENT)
                                                        ---------  -----------  -----------  -----------  -------------
                                                                                                   (IN THOUSANDS)
Proved developed reserves:(3)

Louisiana(5)..........................................         87          75          541    $     349     $     311

Mississippi...........................................     15,940         279       17,611       30,772        24,373

Texas.................................................      4,182          55        4,516        5,292         3,473
                                                        ---------         ---   -----------  -----------  -------------

                                                           20,209         409       22,668    $  36,413     $  28,157
                                                        ---------         ---   -----------  -----------  -------------

Proved undeveloped reserves:(4)

Louisiana(5)..........................................      1,359         119        2,072    $   1,093     $     362

Mississippi...........................................     14,837          56       15,171       25,816        17,154

Texas.................................................         --          --           --           --            --
                                                        ---------         ---   -----------  -----------  -------------

                                                           16,196         175       17,243    $  26,909     $  17,516
                                                        ---------         ---   -----------  -----------  -------------

Total proved reserves.................................     36,405         584       39,911    $  63,322     $  45,673
                                                        ---------         ---   -----------  -----------  -------------
                                                        ---------         ---   -----------  -----------  -------------


------------------------


(1) Oil production is converted to Mcfe at the rate of six Mcf of natural gas per Bbl of oil, based upon the approximate energy content of natural gas and oil.



(2) Estimated future net revenue represents estimated future gross revenue to be generated from the production of proved reserves, net of estimated production and future development costs, using prices and costs in effect as of January 1, 1999. The amounts shown do not give effect to expenses unrelated to property, such as general and administrative expenses, debt service and future income tax expense or to depreciation, depletion and amortization. The estimates shown do not include amounts dedicated to Shell Capital pursuant to the Shell Production Payment, but do include the effect of the EnCap NPI which vested on January 1, 1999. The EnCap NPI comprises a 6.25% interest in the producing Byrd #1 and Howell #1 wells.



(3) "Proved developed reserves" means those reserves estimated as recoverable under current technology and projected economic conditions, from that portion of a reservoir that can reasonably be evaluated as economically productive on the basis of analysis of drilling, geological, geophysical and to be obtained by enhanced recovery processes demonstrated to be economic and technically successful in the subject reservoir.



(4) "Proved undeveloped reserves" means those reserves estimated as recoverable under current technology and projected economic conditions from that portion of a reservoir that can reasonably be evaluated as technologically productive, but which requires the drilling and completion of a well to initiate production.


(5) In May 1999, we sold our interest in the Lisbon Field, which accounted for all of the proved developed and undeveloped reserves in Louisiana.

ACREAGE


    The following table sets forth as of June 30, 1999, the gross and net acres of developed and undeveloped oil and gas acreage that we hold. Additionally, the data set forth below is based on our before pay-out working interests. In certain cases, we have a greater after pay-out working interest. In certain other cases, we have only an after pay-out working interest. As such, the amount of gross and net acreage will increase when and if certain wells pay out.



                                                                                 DEVELOPED(1)             UNDEVELOPED(2)
                                                                           ------------------------  ------------------------
                                                                              GROSS         NET         GROSS         NET
                                                                            ACRES(3)     ACRES(4)     ACRES(3)     ACRES(4)
                                                                           -----------  -----------  -----------  -----------
STATE:
Louisiana(5).............................................................       2,086          481        5,276          224
Mississippi..............................................................       1,920        1,130       38,474       19,800
New Mexico...............................................................         160           12           --           --
Texas....................................................................       2,703        1,261       10,200        5,667
                                                                                -----        -----   -----------  -----------
  Total..................................................................       6,869        2,884       53,950       25,691
                                                                                -----        -----   -----------  -----------
                                                                                -----        -----   -----------  -----------


------------------------

(1) "Developed acreage" is that acreage which is spaced or assignable to productive wells.

(2) "Undeveloped acreage" is leased acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and gas regardless of whether or not such acreage contains proved reserves.


(3) "Gross acres" means an acre in which we own a working interest. When used in conjunction with acreage under options, it means an acre in which we will acquire a working interest if and when the option is exercised.



(4) "Net acres" means the sum of the fractional working interest owned in gross acres expressed as whole numbers and fractions thereof.


PRODUCTIVE OIL AND GAS WELLS


    The following table sets forth certain information regarding our ownership as of June 30, 1999 of productive oil and gas wells, operated and non-operated, in the areas indicated. Additionally, the data below are based on our before pay-out working interest. In some cases we have only an after pay-out working interest. As such, the number of gross and net wells will increase when and if certain wells pay-out.



                                                                             GAS                        OIL
                                                                  -------------------------  -------------------------
                                                                     GROSS                      GROSS
STATE                                                              WELLS(1)    NET WELLS(2)   WELLS(1)    NET WELLS(2)
----------------------------------------------------------------  -----------  ------------  -----------  ------------
Louisiana.......................................................           5     0.88801130          --             --
Mississippi.....................................................           6       3.493795           1     0.03730014
New Mexico......................................................           1     0.07500000          --             --
Texas...........................................................          11      6.2392779           1     0.50000000
                                                                         ---   ------------         ---   ------------
  Total.........................................................          23     10.6960842           2     0.53730014
                                                                         ---   ------------         ---   ------------
                                                                         ---   ------------         ---   ------------


------------------------

(1) "Gross wells" means a well in which we own a working interest. The number of gross wells is the total number of wells in which a working interest is owned.


(2) "Net wells" means the sum of the fractional working interest owned in gross wells expressed as whole numbers and fractions thereof.

DRILLING ACTIVITY


    During the first two quarters of 1999, we participated in one gross (.140600 net) productive exploratory well one gross (.556248 net) productive developmental well and one gross (.1575 net) dry developmental well. We participated in one gross (0.14 net) dry and three gross (1.8383 net) productive exploratory wells and three Gross (0.25954 net) productive development wells during the year ended December 31, 1998. For the four-month period ended December 31, 1997, we drilled one gross (0.48500 net) productive exploratory well, two gross (1.3575 net) dry exploratory wells and three gross (0.342202 net) productive development wells. For the ten months ended August 31, 1997, we drilled one gross (0.14725 net) productive exploratory well and one gross (0.20110 net) dry exploratory well. We are entitled to a working interest in certain additional wells completed during these time periods when and if those wells pay-out. Furthermore, the number of net wells was calculated based-on our before pay-out working interest and in some cases we will have a greater working interest or is entitled to a working interest in certain wells completed during these time periods when and if these wells pay-out. In certain cases, we, subsequent to completion, sold the prospect on which certain of these wells were drilled. As such, while we did participate in the drilling, it does not currently have an interest in all of the productive wells mentioned above.



    On June 30, 1999, we were drilling one gross (0.704075 net) development well and one gross (0.140000 net) exploratory well.


VOLUMES, PRICES AND PRODUCTION COSTS

    The following table sets forth certain information regarding the production volumes, average prices received and average production costs associated with our sale of oil and gas for the periods indicated.


                                                            SIX MONTHS      TWELVE     FOUR MONTHS   TEN MONTHS
                                                              ENDED      MONTHS ENDED     ENDED         ENDED
                                                             JUNE 30,    DECEMBER 31,  DECEMBER 31,  AUGUST 31,
                                                               1999          1998          1997         1997
                                                           ------------  ------------  ------------  -----------
Net Production:

  Oil (BBL)..............................................        40,976       40,662         4,506        9,281

  Gas (MCF)..............................................     1,537,500    2,009,550       223,683       83,810

  Gas equivalent (Mcfe)..................................     1,783,356    2,253,522       250,719      139,493

Average sales price:

  Oil ($per Bbl).........................................  $      12.56   $    10.83    $    18.54    $   20.28

  Gas ($per Mcf).........................................  $       1.80   $     2.24    $     2.79    $    3.05

  Gas equivalent ($per Mcfe).............................  $       1.84   $     2.20    $     2.82    $    3.18

Average production expenses ($per Mcfe)(1)...............  $       0.25   $     0.38    $     0.17    $    0.33


------------------------

(1) Average production costs, excluding severance taxes.

CAEX AND 3-D SEISMIC TECHNOLOGY


    We, either directly or through other prospect participants, use 3-D seismic data and CAEX technology to collect and analyze geological, geophysical, engineering, production and other data obtained about potential gas or oil prospects. We use this technology to correlate density and sonic characteristics of subsurface formations obtained from 2-D seismic surveys with like data from similar properties, and use computer programs and modeling techniques to determine the likely geological composition of a prospect and potential locations of hydrocarbons.

    Once all available data have been analyzed to determine the areas with the highest potential within a prospect area, we may conduct 3-D seismic surveys to enhance and verify the geological interpretation of the structure, including our location and potential size. The 3-D seismic process produces a three-dimensional image based upon seismic data obtained from multiple horizontal and vertical points within a geological formation. The calculations needed to process these data are made possible by computer programs and advanced computer hardware.



    While large oil companies have used 3-D seismic data and CAEX technologies for approximately 20 years, these methods were not affordable by smaller, independent oil and gas companies until more recently, when improved data acquisition equipment and techniques and computer technology became available at reduced costs. We believe that our use of 3-D seismic data and CAEX technology may provide us with certain advantages in the exploration process over those companies that do not use these technologies. These advantages include better delineation of the subsurface, which can reduce exploration risks and help optimize well locations in productive reservoirs. We believe these advantages can be readily validated based upon general industry experience. Because computer modeling generally provides clearer and more accurate projected images of geological formations, we believe it is better able to identify potential locations of hydrocarbon accumulations and the desirable locations for wellbores. However, we have not used the technology extensively enough to arrive at any conclusion regarding our ability to interpret and use the information developed from the technology.


CUSTOMERS


    For the six months ended June 30, 1999, Coral Energy L.P., EOTT Energy Operating Limited Partnership, and Tejas Gas Corporation accounted for approximately 66%, 11% and 10%, respectively, of our total oil and gas revenue. During the year ended December 31, 1998, H&N Gas Ltd. and Tejas Gas Marketing Co. accounted for approximately 51% and 24%, respectively of our total revenue. For the four-month period ended December 31, 1997, H&N Gas and KCS Resources, Inc. accounted for 75% and 10%, respectively, of our total revenue. For the ten months ended August 31, 1997, KCS, Samedan Oil Corporation and Energy Operating Limited Partnership accounted for 50%, 30% and 15%, respectively, of our total revenue. No other purchasers accounted for more than 10% of our total revenue in the periods indicated above. We do not believe the loss of any existing purchaser would have a material adverse effect on us.


MARKETING


    We market our natural gas and oil through monthly spot sales. Because sales made under spot sales contracts result in fluctuating revenues to us depending upon the market price of oil and gas, we from time to time enter into various forward contracts covering a portion of our production to minimize the fluctuations and the effect of price declines.


COMPETITION

    The oil and gas industry is highly competitive in all of its phases. We encounter strong competition from other oil and gas companies in all areas of our operations, including the acquisition of exploratory and producing properties, the permitting and conducting of seismic surveys and the marketing of oil and gas. Many of these competitors possess greater financial, technical and other resources than us. Competition for the acquisition of producing properties is affected by the amount of funds available to us, information about producing properties available to us and any standards we establish from time to time for the minimum projected return on investment. Competition also may be presented by alternative fuel sources, including heating oil and other fossil fuels. There has been increased competition for lower risk development opportunities and for available sources of financing. In addition, the marketing and sale of natural gas and processed gas are competitive. Because the primary markets for natural gas liquids are refineries, petrochemical plants and fuel distributors, prices generally are set by or in competition with the prices for refined products in the petrochemical, fuel and motor gasoline markets.

REGULATION


    GENERAL. The oil and gas industry is extensively regulated by federal, state and local authorities. In particular, oil and gas production operations and economics is affected by environmental protection statutes, tax statutes and other laws, rules and regulations relating to the petroleum industry, as well as changes in these laws, changing rules and regulations and the interpretations and applications of these laws, rules and regulations. Oil and gas industry legislation and agency regulation are under constant review for amendment and expansion for a variety of political, economic and other reasons. Numerous regulatory authorities, and federal, state and local governments issue rules and regulations binding on the oil and gas industry, some of which carry substantial penalties for failure to comply. The regulatory burden on the oil and gas industry increases our cost of doing business and, consequently, affects our profitability. We believe we are in compliance with all federal, state and local laws, regulations and orders applicable to us and our properties and operations, the violation of which would have a material adverse effect on us or our financial condition.



    SEISMIC PERMITS. Current law in Louisiana requires permits from owners of at least an undivided 80% interest in each tract over which we intend to conduct seismic surveys. As a result, we may not be able to conduct seismic surveys covering our entire area of interest in that state. Moreover, 3-D seismic surveys typically are conducted from various locations both inside and outside the area of interest to obtain the most detailed data of the geological features within the area. To the extent that we are unable to obtain permits to access locations to conduct the seismic surveys, the data obtained may not be as detailed as might otherwise be available. In addition, a recent decision of a federal court in Louisiana casts doubt on traditional seismic permitting practices. That decision, in some instances, could lead to the surface owner claiming ownership of the seismic data.



    EXPLORATION AND PRODUCTION. Our operations are subject to various regulations at the federal, state and local levels. The effect of these regulations is to limit the amount of oil and gas we can produce from our wells and to limit the number of wells or the locations at which we can drill. Such regulations include:



    - requiring permits for the drilling of wells;



    - maintaining bonding requirements to drill or operate wells; and



    - regulating the location of wells, the method of drilling and casing wells, the surface use and restoration of properties upon which wells are drilled, the plugging and abandoning of wells and the disposal of fluids used in connection with well operations.



    Our operations also are subject to various conservation regulations. These include:



    - the regulation of the size of drilling and spacing units;



    - the density of wells that may be drilled; and



    - the use or pooling of oil and gas properties.



    In addition, state conservation laws establish maximum rates of production from oil and gas wells, generally prohibiting the venting or flaring of gas, and impose certain requirements regarding the ratability of production.



    NATURAL GAS MARKETING, GATHERING AND TRANSPORTATION. Federal legislation and regulatory controls in the United States have historically affected the price of the natural gas we produce and the manner in which our production is marketed. The transportation and resale of natural gas in interstate commerce are regulated by the Federal Energy Regulatory Commission pursuant to the Natural Gas Act and the Natural

Gas Policy Act of 1978. Sales of our natural gas currently are made at market prices and are not subject to federal or state price control.



    The FERC also regulates interstate natural gas transportation rates and service conditions, which effect the marketing of natural gas we produce, as well as the revenue we receive for sales of our natural gas. Since the latter part of 1985, the FERC has endeavored to make interstate natural gas transportation more accessible to gas buyers and sellers on an open and nondiscriminatory basis. The FERC's efforts have significantly altered the marketing and transportation of natural gas. Commencing in April 1992, the FERC issued Order Nos. 636, 636-A, 636-B and 636-C (collectively, "Order No. 636"), which, among other things, required interstate pipelines to "restructure" their services to provide transportation separate or "unbundled" from the pipelines' sales of gas. Also, Order No. 636 requires interstate pipelines to provide open-access transportation on a nondiscriminatory basis that is equal for all natural gas shippers.



    Order No. 636 has been implemented through decisions and negotiated settlements in individual pipeline services restructuring proceedings. In many instances, the result of Order No. 636 and related initiatives has been to substantially reduce or eliminate the interstate pipelines' traditional role as wholesalers of natural gas, and has substantially increased competition and volatility in natural gas markets. The FERC has issued final orders in virtually all Order No. 636 pipeline restructuring proceedings. In July 1996, the United States Court of Appeals for the District of Columbia Circuit largely upheld Order No. 636 and remanded certain issues for further explanation or clarification. Numerous petitions for review of the individual pipeline restructuring orders are currently pending in that court. The issues remanded for further action do not appear to materially affect us. Proceedings on the remanded issues are currently ongoing before the FERC following its issuance of Order No. 636-C in February 1997. Although it is difficult to predict when all appeals of pipeline restructuring orders will be completed or their impact on us, we do not believe that it will be affected by the restructuring rule and orders any differently than other natural gas producers and marketers with which we compete.



    Although Order No. 636 does not regulate natural gas production operations, the FERC has stated that Order No. 636 is intended to foster increased competition within all phases of the natural gas industry. It is unclear what impact, if any, increased competition within the natural gas industry under Order No. 636 will have on us and our natural gas marketing efforts. Although Order No. 636 could provide us with additional market access and more fairly applied transportation service rates, terms and conditions, it could also subject us to more restrictive pipeline imbalance tolerances and greater penalties for violation of those tolerances. We do not believe, however, that we will be affected by any action taken with respect to Order No. 636 materially differently than other natural gas producers and marketers with which we compete.



    The FERC has recently announced its intention to reexamine certain of its transportation-related policies, including:



    - the appropriate manner for setting rates for new interstate pipeline construction;



    - the manner in which interstate pipeline shippers may release interstate pipeline capacity under Order No. 636 for resale in the secondary market;



    - the price that shippers can charge for their released capacity; and



    - the use of negotiated and market-based rates and terms and conditions for interstate gas transmission.


    Several pipelines have obtained FERC authorization to charge negotiated rates as an alternative to traditional, cost-of-service rate making methodology. In February 1997, the FERC announced a broad inquiry into issues facing the natural gas industry to assist the FERC in establishing regulatory goals and priorities in the post-Order No. 636 environment. In December 1997, the FERC requested comments on the financial outlook of the natural gas pipeline industry, including among other matters, whether the

FERC's current rate making policies are suitable in the current industry environment. In April 1998, the FERC issued a new rule to further standardize pipeline transaction tariffs that, as the result of newly standardized provisions regarding firm intra day transportation nominations, could adversely affect the reliability of scheduled interruptible transportation service on some pipelines. While any resulting FERC action would affect us only indirectly, any new rules and policy statements may have the effect of enhancing competition in natural gas markets.


    Additional proposals and proceedings that might affect the natural gas industry are considered from time to time by congress, the FERC and state regulatory bodies. We cannot predict when or if any such proposals might become effective, or their effect, if any, on our operations. The natural gas industry historically has been very heavily regulated; therefore, there is no assurance that the less stringent regulatory approach recently pursued by the FERC and congress will continue indefinitely. The regulatory burden on the oil and natural gas industry increases our cost of doing business and, consequently, affects our profitability and cash flow. Since these laws and regulations are frequently expanded, amended or reinterpreted, we are unable to predict the future cost or impact of complying with these regulations.



    LOUISIANA LEGISLATION. The Louisiana legislature passed Act 404 in 1993, which permits a party transferring an oil field site to establish a site-specific trust account for the transferred oil field. If the site-specific trust account is established in accordance with the requirements of the statute, the party transferring the oil field site may not thereafter be held liable by the state for any site restoration costs or actions associated with the transferred oil field site. The parties to a transfer may elect not to establish a site-specific trust account. However, in the absence of a site-specific trust account, the transferring party will continue to have liability for the costs of restoration of the site. If the parties to a transfer elect to establish a site-specific trust account under the statute, the Louisiana Department of Natural Resources requires an oil field site restoration assessment to be made at the time of the transfer or within one year thereafter to determine the site restoration requirements existing at the time of transfer. Based upon the site restoration assessment, the parties to the transfer must propose to the DNR a funding schedule for the site-specific trust account, providing for some contribution to the account at the time of transfer and at least quarterly payment after that time. If the DNR approves the establishment and funding of the site-specific trust account, the purchaser will be the responsible party to the state, except that the failure of a transferring party to make a good faith disclosure of all oil field site conditions existing at the time of the transfer will render that party liable for the costs of restoration of the undisclosed conditions in excess of the balance of the site-specific trust fund.



    OIL SALES AND TRANSPORTATION RATES. The FERC also regulates rates and service conditions for interstate transportation of crude oil, liquids and condensate, which can affect the amount we receive from the sale of these products. Transportation rates are generally subject to an indexing system under which rates may be increased as long as they do not exceed an index rate that is tied to inflation. Over time, this indexing system could have the effect of increasing the cost of transporting crude oil, liquids and condensate by pipeline. Our sales of crude oil, condensate and gas liquids are not regulated and are made at market prices. The prices we receive from the sale of these products is affected by the cost of transporting the products to market.



    ENVIRONMENTAL MATTERS. Our oil and natural gas exploration, development and production operations are subject to stringent federal, state and local laws governing the discharge of materials into the environment or otherwise relating to environmental protection. Numerous governmental agencies, like the Environmental Protection Agency, issue regulations to implement and enforce these laws, which often require difficult and costly compliance measures that carry substantial civil and criminal penalties for failure to comply. These laws and regulations may:



    - require the acquisition of a permit before drilling commences;

    - restrict the types, quantities and concentrations of various substances that can be released into the environment in connection with drilling and production activities;



    - limit or prohibit drilling activities on certain lands lying within wilderness, wetlands, ecologically sensitive and other protected areas;



    - require some form of remedial action to prevent pollution from former operations, such as plugging abandoning wells; and



    - impose substantial liabilities for pollution resulting from our operations.



    In addition, these laws, rules and regulations may restrict the rate of oil and natural gas production below the rate that would otherwise exist. Changes in environmental laws and regulations occur frequently, and any changes that result in more stringent and costly waste handling, disposal or cleanup requirements could adversely affect our operations and financial position, as well as those of the oil and gas industry in general. While management believes that we are in substantial compliance with current applicable environmental laws and regulations and we have not experienced any material adverse effect from compliance with these environmental requirements, there is no assurance that this will continue in the future.


    The primary environmental statutory and regulatory programs that affect our operations include the following:


        SUPERFUND. The Comprehensive Environmental Response, Compensation and Liability Act, also known as "Superfund," imposes liability without regard to fault or the legality of the original conduct, on certain classes of persons who are considered to be responsible for the release of a "hazardous substance" into the environment. These persons include:



       - the current owner and operator of a facility from which hazardous substances are released;



       - owners and operators of the facility at the time the disposal of hazardous substances took place,



       - generators of hazardous substances who arranged for the disposal or treatment at or transportation to such facility of hazardous substances; and



       - transporters of hazardous substances to disposal or treatment facilities selected by them.



        Under CERCLA, any of these persons may be subject to joint and several liability for the costs of cleaning up the hazardous substances that have been released into the environment, for damages to natural resources and for the costs of certain health studies, and it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the release of hazardous substances or other pollutants into the environment. Furthermore, although petroleum, including crude oil and natural gas, is exempt from CERCLA, at least two courts have ruled that certain wastes associated with the production of crude oil may be classified as "hazardous substances" under CERCLA, and these wastes may become subject to liability and regulation under CERCLA. Regulatory programs aimed at remediation of environmental releases could have a similar impact on us.



        CLEAN WATER ACT. The Federal Water Pollution Control Act of 1972, also known as the Clean Water Act, imposes restrictions and strict controls regarding the discharge of pollutants, including produced waters and other oil and gas wastes, into waters of the United States. The discharge of pollutants into regulated waters is prohibited, except in accordance with the terms of a permit issued by the EPA or the state. These proscriptions also prohibit certain activities in wetlands unless authorized by a permit issued by the U.S. Army Corps of Engineers. Sanctions for unauthorized discharges include administrative, civil and criminal penalties, as well as injunctive relief.

        OIL POLLUTION ACT. The Oil Pollution Act of 1990 amends certain provisions of the CWA, and other statutes relating to the prevention of and response to spills or discharges of hazardous substances or oil into navigable waters. Under the OPA, a person owning or operating a facility or equipment (including land drilling equipment) from which there is a discharge or threat of a discharge of oil into or upon navigable waters or adjoining shorelines is liable, regardless of fault, as a "responsible party" for removal costs and damages. Federal laws impose strict, joint and several liability on facility owners for containment and clean up costs and certain other damages, including natural resource damages, arising from a spill.



        RCRA. The Resource Conservation and Recovery Act, generally does not regulate most wastes generated by the exploration and production of oil and gas. RCRA specifically excludes from the definition of hazardous waste "drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas or geothermal energy." However, these wastes may be regulated by the EPA or state agencies as solid waste. Pipelines used to transfer oil and gas may also generate some hazardous wastes. Although the costs of managing solid and hazardous waste may be significant, we do not expect to experience more burdensome costs than similarly situated companies involved in oil and gas exploration and production.



        OTHER. The EPA is also authorized to seek preliminary and permanent injunctive relief and, in certain cases, criminal penalties and fines. State laws governing the control of water pollution also provide varying civil and criminal penalties and liabilities in the case of releases of petroleum or its derivatives into surface waters or into the ground. If a discharge occurs at a well site at which we are conducting production operations, we may be exposed to claims that it is liable under the OPA, the CWA or similar state laws.


TITLE TO PROPERTIES

    Title to properties is subject to royalty, overriding royalty, carried working, net profits, working and other similar interests and contractual arrangements customary in the oil and gas industry, liens for current taxes not yet due and other encumbrances. As is customary in the industry in the case of undeveloped properties, little investigation of record title is made at the time of acquisition (other than a preliminary review of local records). Investigations, including a title opinion covering the drill site by local counsel, generally are made before commencement of drilling operations. With respect to acquisitions of producing properties, it is customary to review title opinions, review engineering reserve reports and conduct environmental and operational reviews before the closing of the purchase.

OPERATING HAZARDS AND INSURANCE


    The oil and gas business involves a variety of operating risks, including:



    - the risk of fire, explosions and blowouts;



    - pipe failure;



    - abnormally pressured formations; and



    - environmental hazards such as oil spills, gas leaks, ruptures or discharges of toxic gases.



    The occurrence of any of any of these events could result in substantial losses to us due to injury or loss of life, severe damage to or destruction of property, natural resources and equipment, pollution or other environmental damage, cleanup responsibilities, regulatory investigation and penalties and suspension of operations.


    We maintain an oil and gas lease operator insurance policy that insures us against certain sudden and accidental risks associated with drilling, completing and operating our wells. In addition, we require certain parties conducting operations for us to maintain general comprehensive liability policies with contractual coverage to support the contractors' obligations to indemnify and defend us in certain circumstances. There can be no assurance that this insurance will be adequate to cover any losses or exposure to liability. We also carry comprehensive general liability policies and an umbrella policy. Although we believe that the amount of coverage we maintain is customary in the industry, it does not provide complete coverage against all operating risks. An uninsured or partially insured claim, if successful and of sufficient magnitude, could have a material adverse effect on us and our financial condition. If we experience significant claims or losses, our insurance premiums could be increased, which may adversely affect us and our financial condition, or limit the ability of us to obtain coverage. Any difficulty in obtaining coverage may impair our ability to engage in our business activities.


LEGAL PROCEEDINGS


    We are involved in routine litigation arising in the ordinary course of business. Management believes that the results of these proceedings, individually and in the aggregate, will not have a material adverse effect on our financial position or results of operations.


FACILITIES

    We maintain approximately 25,100 square feet of office space in Houston, Texas, which is leased at an annual rent of $396,187. The lease expires January 31, 2003. We believe we will be able to renew the lease on acceptable terms, and we currently are offering up to half of the space for sublease.

EMPLOYEES


    We had 21 full-time employees in our Houston, Texas office as of August 31, 1999. Their functions include management, production, engineering, geoscientists, land, gas marketing, accounting, financial planning and administration. Certain operations of our field activities are accomplished through independent contractors who are supervised by us. We believe our relations with our employees and contractors are good. None of our employees are represented by a union.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS


    The following table sets forth certain information regarding our directors and executive officers. Our officers are elected by the board of directors and serve at the discretion of the board. All of the current directors will serve until the next annual shareholders' meeting or until their successors have been duly elected and qualified.



NAME                                              AGE                       POSITION
--------------------------------------------      ---      ------------------------------------------
Prentis B. Tomlinson, Jr. ..................          56   Chairman of the board, president and chief
                                                             executive officer

Robert S. Herlin............................          44   Director, senior vice president and chief
                                                             financial officer

Robert L. Zorich............................          49   Director

Yale Fisher.................................          53   Director

David P. Quint..............................          48   Director

Gary Petersen...............................          53   Director

Russell Cleveland...........................          60   Director

Todd E. Grabois.............................          40   Vice president, treasurer & secretary



    PRENTIS B. TOMLINSON, JR. has been involved in the oil and gas industry for the past 30 years and has been a director and our chief executive officer since our inception in October 1996. He was named our president in July of 1999. He currently serves as a member of our executive committee. Mr. Tomlinson served as chairman of Texstar North America, Inc. from 1984 to 1995, founded and served as chairman of TGS Geophysical Company, Inc. from 1983 to 1993 and served as chairman and president of Tomlinson Interests, Inc. from 1973 to 1983. Mr. Tomlinson commenced his career in the oil and gas industry as a geophysicist with Western Geophysical Inc. in 1969.



    ROBERT S. HERLIN has been a director and our senior vice president and chief financial officer since November 1997, when he joined us. He currently serves as a member of our executive committee and audit committee. Mr. Herlin has 17 years experience in finance, planning and corporate development in the oil and gas industry with several companies, including his own management consulting firm. Most recently, he was vice president of Enron Liquids Services, a subsidiary of Enron Corporation, and manager of planning and investor relations for Kelley Oil & Gas Corporation.



    ROBERT L. ZORICH has been a director since November 1997. He currently serves as a member of our executive committee. He is the managing director and cofounder of EnCap, a Houston-based venture capital and mezzanine fund for the energy industry. Before founding EnCap, Mr. Zorich was a senior officer in the energy group of Republic Bank.



    YALE FISHER has been a director since January 1997. He currently serves as a member of our audit committee. He has been, an independent investment banker based in California since July 1994. Before that he was head of trading at Bank of America in Los Angeles and San Francisco, California and New York, New York.



    DAVID P. QUINT was elected by our board to fill a vacancy on the board on June 2, 1999. Mr. Quint has been a managing director of RP&C International, Inc., an international investment banking firm based in London and Zurich, for over five years.



    GARY PETERSEN was elected by our board to fill a vacancy on the board on June 2, 1999. Mr. Petersen has been a managing director of EnCap for the past five years.

    RUSSELL CLEVELAND was elected by our board to fill a vacancy on the board on June 2, 1999. Mr. Cleveland is the principal founder and the majority shareholder of Renaissance Capital Group Inc., which provides capital to emerging publicly owned companies. Mr. Cleveland currently serves as president of the managing general partner of Renaissance Capital Partners, Limited., president and director of Renaissance Capital Growth & Income Fund III, Inc. (which is traded on NASDAQ), and a director of Renaissance U.S. Growth and Income Trust PLC, which is traded on the London Stock Exchange. Mr. Cleveland also currently serves as a director of Danzer Corp. (formerly Global Environmental Corp.), Feminique, Inc. (formerly Biopharmaceutics, Inc.), Tutogen Medical, Inc., Bentley Pharmaceuticals, Inc., and Technology Research, Inc.



    TODD E. GRABOIS has been our vice president, treasurer and secretary since November 1997. Before that, Mr. Grabois served as our chief financial officer from September 1997 until November 1997 and director from inception in October 1996 until November 1997. He has served in various other positions with us or our predecessors since 1984.


AGREEMENT RELATING TO ELECTIONS OF DIRECTORS


    Pursuant to an agreement dated December 16, 1998 between us, Mr. Tomlinson and EnCap, we agreed to make certain changes in our bylaws limiting the number of our directors to seven. In addition, RP&C International, the agent in our recently completed exchange offer of 9% convertible debentures for class A, series II convertible preferred stock, currently has the right to designate up to two directors to serve on the board of directors for a two-year period. RP&C has exercised its board representation right through the appointment of David P. Quint and Russell Cleveland as directors effective June 2, 1999.


EXECUTIVE COMPENSATION


    The following table sets forth the compensation, including bonuses, paid by us during the years ended December 31, 1998, 1997 and 1996 to the chief executive officer and to those executive officers whose aggregate cash compensation exceeded $100,000 during the last fiscal year other than our chief executive officer.



                                                                             ANNUAL          NUMBER OF
                                                                          COMPENSATION       SECURITIES       ALL
                                                       YEAR ENDED     ---------------------  UNDERLYING      OTHER
NAME AND PRINCIPAL POSITION                           DECEMBER 31,      SALARY      BONUS     OPTIONS    COMPENSATION
---------------------------------------------------  ---------------  ----------  ---------  ----------  -------------
Prentis B. Tomlinson, Jr. .........................          1998     $  243,750         --          --    $   3,400
  Chairman & Chief Executive Officer                         1997        150,000    210,000   1,621,000        4,750
                                                             1996         25,000         --          --           --

Ernest J. LaFlure .................................          1998        200,000         --          --        2,500
  Former Director, President and Chief Operating             1997         46,282    100,000     300,000           --
  Officer                                                    1996             --         --          --           --

Robert S. Herlin ..................................          1998        165,000         --          --        5,250
  Director, Senior Vice President and Chief                  1997         14,884    110,000     300,000           --
  Financial Officer                                          1996             --         --          --           --

Todd E. Grabois ...................................          1998        105,000         --          --        4,865
  Vice President, Treasurer and Secretary                    1997         85,000         --     140,000        4,750
                                                             1996         11,577         --          --           --



    "All Other Compensation" includes our contributions made to each person's respective account under our 401(k) plan.



    Total compensation to Messrs. Tomlinson and Grabois for the year ended December 31, 1996 was $150,000 and $69,462, respectively, including amounts paid before our inception.

    Salary for Messrs. LaFlure and Herlin during 1996 represent amounts paid from their date of hire to the end of the year.



    Mr. LaFlure resigned as our president and chief operating officer effective February 15, 1999, and as director in April 1999.



    Effective February 1, 1999, the salaries of Messrs. Tomlinson, Herlin and Grabois were reduced to $184,248, $105,000 and $84,000, respectively. Effective May 17, 1999, the salary of Mr. Grabois was reinstated.


DIRECTOR COMPENSATION

    Certain non-employee directors are individually awarded stock options and receive cash compensation at the Board's discretion.

EMPLOYMENT AND TERMINATION AGREEMENTS


    We entered into a three-year employment agreement with Mr. LaFlure on September 30, 1997 pursuant to which Mr. LaFlure served as our president and chief operating officer. Under the employment agreement, Mr. LaFlure received a monthly salary of $16,666.67 and an initial bonus of $100,000. Mr. LaFlure was entitled to participate in all other employee compensation and welfare benefit plans and programs available to our other employees and executive officers, including, but not limited to, health, dental and 401(k) plans. If we terminated the employment agreement other than for cause or for disability or death at any time before the expiration date, we were obligated to pay Mr. LaFlure $1,500,000 minus the amount of monthly salary for each month Mr. LaFlure was paid; all cash bonuses received by Mr. LaFlure before the termination; and the value of his stock options.


    We terminated Mr. LaFlure's employment without cause effective January 15, 1999 and requested Mr. LaFlure to resign all of his positions with us except his position as our director. Mr. LaFlure resigned as a director in April of 1999. Pursuant to a settlement agreement, Mr. LaFlure was entitled to receive $1,150,000 payable as follows:

    - Payments of $10,000 per month for 12 months commencing February 15, 1999;


    - Payment of $400,000 on January 15, 2000;


    - Payment of $200,000 on July 15, 2000; and


    - Payment of the balance due under his agreement, as adjusted (as described in the immediately following paragraphs), on January 15, 2001.



    In addition, Mr. LaFlure was granted new stock options in lieu of the previous options for 300,000 shares of common stock granted on December 18, 1997. The new stock option agreement, dated February 15, 1999, is for 500,000 shares of common stock at an exercise price of Cdn.$0.53 per share. The remaining amounts due under the settlement agreement payable on January 15, 2001, will be reduced by the difference between the option price under the new option agreement for 500,000 shares of common stock and the 500,000 option shares as of the date the payment of the balance of the agreed amounts. All cash payments payable to Mr. LaFlure will be reduced by applicable federal, state of local withholding taxes. We also agreed that at our sole cost and expense to continue current health insurance coverage for Mr. LaFlure as required by applicable law until January 15, 2000.



    We entered into a two-year employment agreement with Mr. Herlin on November 15, 1997. Under the agreement, Mr. Herlin received an initial monthly salary of $11,250 and an initial bonus of $110,000. Mr. Herlin is entitled to participate in all other employee compensation and welfare benefit plans and programs available to our other employees and executive officers, including, but not limited to, health, dental and 401(k) plans. If we terminate the employment agreement other than for cause, disability or death at any time before the expiration date, then we must pay to Mr. Herlin the remaining amount of salary accrued or otherwise to be paid throughout the remainder of the term of the agreement; provided that the remaining amount may be no less than 12 months of Mr. Herlin's salary. If such termination is due to a change of control of us, the minimum remaining amount must be equal to 24 months of Mr. Herlin's salary. If we terminate Mr. Herlin for cause, his employment agreement terminates immediately and our sole remaining obligation is to pay any amounts accrued through the date of termination.



    On December 16, 1998, we entered into an agreement with EnCap providing that should Mr. Tomlinson's employment be terminated except for cause following certain events, then EnCap will make a cash payment to Mr. Tomlinson of $1.0 million within 30 days of severance, enter into a consulting agreement with a three-year term providing for payments of $185,000 per annum, and grant Mr. Tomlinson a permanent overriding royalty interest in certain properties. These payments are our obligations, but EnCap has agreed to provide financing to fund our payment obligation.


OPTION REPRICING


    On February 19, 1999, the board re-priced stock options previously awarded to certain of our employees, including our executive officers, one of our directors and one contract employee. Options were re-priced at CDN. $0.50, which was the previous 10-day average closing price of our common stock as reported on Canada Stockwatch. The re-pricing of options held by the executive officers and the director is subject to shareholder and regulatory approval.


OPTION GRANTS


    No options were granted to our executive officers in 1998.


OPTION EXERCISE AND YEAR-END VALUES


    The following table provides information with respect to options to purchase common stock exercised by our executive officers during 1998 and with respect to the number and value of unexercised options held by the executive officers at December 31, 1998.



                                                                                                VALUE OF UNEXERCISED
                                                                    NUMBER OF SECURITIES            IN-THE-MONEY
                                         NUMBER                          UNDERLYING                  OPTIONS AT
                                        OF SHARES                  UNEXERCISED OPTIONS AT        DECEMBER 31, 1998
                                        ACQUIRED       VALUE         DECEMBER 31, 1998                  CDN
                                           ON        REALIZED    --------------------------  --------------------------
                                        EXERCISE        CDN      EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
                                       -----------  -----------  -----------  -------------  -----------  -------------
Prentis B. Tomlinson, Jr. ...........          --           --      983,700             --           --             --

Ernest J. LaFlure....................          --           --      300,000             --           --             --

Robert S. Herlin.....................          --           --      300,000             --           --             --

Todd E. Grabois......................          --           --      140,000             --           --             --



    All options held by our employees as of February 19, 1999, were re-priced to Cdn$0.50.



    Subject to the terms of a settlement agreement relating to Mr. LaFlure's employment contract, his original options were replaced with 500,000 options with an exercise price of Cdn$0.53 and a term through January 15, 2001.

                              CERTAIN TRANSACTIONS


RELATED PARTY TRANSACTIONS


    We have entered into several agreements with entities that are owned or managed by certain of our directors, officers or other affiliates, or in which certain of our directors, officers or affiliates have an interest. We also have entered into agreements with certain of our former directors and officers. Although some of these transactions were approved by our outside directors, there can be no assurance that these transactions were negotiated at arms-length or on terms that would have been negotiated with unaffiliated third parties. The related entities with which we have entered into transactions include:


    - EnCap Capital Fund III L.P., a partnership whose general partner is EnCap Investments, L.C., which is managed by Robert L. Zorich and Gary Petersen, two of our directors;


    - Slattery Trust, a private trust of which Mr. Tomlinson is the beneficiary;

    - Starbucks Trust, a private trust of which Heather Tomlinson is the beneficiary;


    - Calibre Energy, LLC, a limited liability company owned by Slattery Trust, Starbucks Trust, Mr. Grabois and Robert Novak, and which is managed by Heather Tomlinson;


    - Lasco, an affiliate of EnCap;


    - Texstar Holdings, L.L.C., a private limited liability company owned by certain of our stockholders;


    - Stanford Energy, Inc., a company affiliated with Donald W. Busby, the former chairman of our board of directors; and


    - RP&C International, of which David Quint is a director and shareholder.



    ENCAP CREDIT FACILITY. In 1997, we entered into a $20.0 million credit agreement with EnCap consisting of an original note for $12.0 million and a supplemental note for $8.0 million. The original note bore interest at 10.0% per annum, and was due, with accrued interest, in December 1998. The supplemental note bore interest at 10.0% per annum until July 1, 1998 and at 18.0% per annum thereafter. Under the terms of the supplemental note, EnCap was issued warrants for the purchase of 1.5 million shares of our common stock at an exercise price of $1.28 per share. The original note was secured by a first lien on the properties acquired and a second lien on certain other properties. The original note was guaranteed by Mr. Tomlinson, Calibre and certain of Calibre's affiliates.



    Under the original note, we agreed to convey to EnCap a 25.0% net profits interest from the properties acquired with the proceeds of the borrowing. EnCap also required Slattery Trust, Texstar Holdings and certain of our stockholders to enter into a put/call agreement under which those stockholders, under certain conditions, had the right to obtain or "call" the EnCap NPI in exchange for 1.5 million shares of our common stock. The put/call agreement also gave EnCap the right, under certain conditions, to sell, or put, portions of the EnCap NPI to those stockholders for $1.5 million or 3.5 million shares of our common stock as of December 31, 1998 or March 31, 1999, respectively.



    The EnCap credit facility has been repaid in full, and the stockholders' rights and obligations under the put/call agreement have been transferred to us.



    OTHER ENCAP TRANSACTIONS. In August 1999, we entered into a new $2.9 million credit facility with EnCap that bears interest at the rate of 10.0% per annum and matures on December 31, 2000. In addition, we issued to $4.4 million of redeemable class A, series I preferred stock to an entity affiliated with EnCap. We paid the EnCap affiliate a placement fee of $100,000. The proceeds from these transactions were used to make payments under the agreement with our trade creditors and for general corporate purposes.


    STANFORD ENERGY DEBENTURE. In August 1997, Stanford Energy issued us an unsecured convertible debenture in the principal amount of Cdn.$200,000. The debenture bore interest at a rate of 8.0% per annum, payable quarterly. The debenture was repaid on August 6, 1997.

    ADVANCES TO CALIBRE EQUADOR. In the Spring of 1997, we and Slattery Trust, Starbucks Trust, Mr. Grabois, Mr. Novak and James Alexander formed Calibre Ecuador, Inc. to develop certain oil and gas prospects in Ecuador. We owned 50% of the outstanding common stock of Calibre Ecuador and the other parties collectively owned the other 50%. The development of the prospects required enactment of certain enabling legislation that would permit non-Ecuador citizens to own oil and gas properties in Ecuador. Pending the enactment of the legislation, we advanced funds to Calibre Ecuador to generate the prospects. The advances were non-interest bearing and due upon demand. All rights to the prospects were contributed to Calibre Ecuador by the parties other than us. As of December 31, 1997, we had written off advances totaling $402,192 made to Calibre Ecuador. Calibre Ecuador had no means with which to repay the advances. Due to the write-off, we obtained rights to substantially all of Calibre Equador's common stock.



    In November, 1998, we entered into a participation agreement with Burlington Resources International Inc. to develop the prospects in Ecuador. We and Burlington have participation interests of 25% and 75%, respectively. Burlington has not renewed the agreement; however, we retained a 25% interest in any project related to the subject area pursued by Burlington for one year.


    CALIBRE TRANSACTIONS. In December 1997, we advanced funds to Calibre Oil & Gas, Inc. Net advances to Calibre Oil & Gas, Inc. totaled $1,768,772 at December 31, 1997. The advances bore no interest and were due upon demand.


    On April 22, 1998, in a single transaction, we acquired all of the outstanding shares of Calibre Oil & Gas, Inc. from Calibre and certain oil and gas properties owned by the Slattery Trust, the Starbucks Trust, Mr. Grabois, Mr. Novak, Mr. Tomlinson and Calibre Oil & Gas, Inc. The shares of Calibre Oil & Gas, Inc. were valued at $3,820,713 and were paid for through the issuance to Calibre of 1,927,426 shares of our common stock valued at Cdn. $2.80 per share. The total purchase price for the oil and gas properties acquired from the other parties was $2,261,000, paid $261,000 in cash and $2,000,000 in promissory notes issued by Texstar Petroleum Inc. in differing amounts to each party. These notes were guaranteed by us, bore 10% annual interest and were to be repaid in two equal installments due on April 1, 1998 and September 1, 1998. The purchase price was to be adjusted by a credit for proceeds from production attributable to each property through January 31, 1998.


    In connection with the acquisition of the oil and gas properties and shares of Calibre Oil & Gas, Inc., $1.45 million of the advances to Calibre Oil & Gas, Inc. were reclassified as an assumption of payables and the remaining $318,772 was written off as a bad debt. Calibre Oil & Gas, Inc. was subsequently merged into us and ceased to exist on January 7, 1999.


    LASCO ACQUISITION. In January 1998, and effective on December 1, 1997, we acquired proved reserves in Texas and Louisiana from Lasco for 2.57 million shares of our common stock and 12.0 million shares of our series 1 preferred stock. In December 1998, we reconveyed a portion of those interests to Lasco in exchange for approximately 2.5 million shares of our series 1 preferred stock.



    STARBUCKS NOTE. On January 1, 1998, we loaned Starbucks Trust $2.5 million pursuant to a promissory note due December 31, 1998 that bears interest at 9.0% per annum. Total advances and accrued interest under the note are $3.3 million as of June 30, 1999. The loan was intended to:



    - give us a greater return on investment than we were receiving at the time;



    - acquire common stock that was reconveyed by Starbucks Trust to the holders of our series 2 debentures in an effort to deliver to those debenture holders freely tradeable common stock; and


    - acquire shares of our common stock in the open market to support the public trading price.

    The entire principal interest outstanding under the note remains due and payable and is carried on our books as an account receivable; however, Starbucks Trust lost money on the securities transactions it made with the proceeds of the loan and currently is unable to repay the loan.


    Starbucks Trust has claimed and requested credits for expenses incurred on behalf of us against the amounts owed under the note of Cdn. $740,240. Separately, and pursuant to the terms of the Starbucks Trust acquisition agreement, we owe the Starbucks Trust $1,283,462 inclusive of accrued interest as of December 31, 1998. Pursuant to the Calibre acquisition agreement, as of December 31, 1998, we further owe the Starbucks Trust $213,918 and Mr. Tomlinson $1,588,489 inclusive of accrued interest. On December 28, 1998, as part of the Shell transaction, these parties, Texstar Holdings, LLC and Security Oil, LLC signed a standstill agreement under which all parties mutually deferred payments and further agreed not to pursue collection of any amounts until the termination date of the Shell transaction and to toll the applicable statutes of limitations related to claims arising from any of these amounts until the earlier of the termination date or December 31, 2003.



    STARBUCKS ACQUISITION. In July 1998, we entered into the Starbucks acquisition, pursuant to which we acquired certain proved non-producing oil and gas properties in Mississippi, Texas and Louisiana from Starbucks Trust for $2.33 million and 600,000 shares of our common stock. The purchase value is guaranteed and secured by 2.1 million shares of our common stock owned by the Starbucks Trust.



    OTHER RELATED PARTY TRANSACTIONS. We had an agreement with DWB Management Ltd. to provide management, professional and office services. DWB Management is a private company owned by Donald W. Busby, our former chairman of the board. Under the agreement, we paid DWB for services rendered a fee of Cdn.$8,000 per month. The agreement with DWB Management was terminated in September 1997.


    We entered into an agreement with Chase Management Ltd. to provide management, professional and office services to us, including daily accounting services as required, and general legal assistance for routine Canadian securities filings. Chase Management is a private company owned by Nick DeMare, one of our former officers and directors. The agreement was for one year commencing on the first day of October 1997 through the last day of September 1998. Thereafter, the agreement continues in effect from year to year unless terminated by either party upon 60 days' written notice. During our last fiscal year, we paid Chase Management Cdn.$60,000 and for the remaining term of the agreement, we will pay Chase Management Cdn.$5,000 per month for services rendered.


SECURITIES SUBJECT TO POOLING AGREEMENTS



    After we were formed through the reverse merger of Texstar Oil & Gas, Inc. into Benz Equities Ltd. (our Canadian predecessor), we conducted a public offering of equity securities in Canada. The underwriters in that public offering required our controlling stockholders to enter into a pooling agreement under which those stockholders deposited their Benz shares into a pooled account to prevent sales of those shares into the Canadian public markets for a specified time period. After the registration statement relating to that public offering was filed with the Ontario Securities Commission, the OSC required the stockholders to enter into an escrow agreement with respect to sales of the securities subject to the pooling agreement and certain additional shares of our common stock. Set forth below is a summary of the pooling and escrow arrangements.



    Under a pooling agreement dated April 18, 1997, as amended on September 11, 1997, between us, certain of our stockholders, including Mr. Tomlinson, and other members of our senior management, and Montreal Trust, our registrar and transfer agent, as well as the agent under the pooling agreement, a total of 10,342,497 shares of our common stock were deposited on a pooled basis. In addition, a total of 2,000,000 shares of common stock to be issued on exercise of outstanding share purchase warrants were, once exercised, to be deposited and held by Montreal Trust pursuant to the terms and conditions of the pooling agreement. All common stock subject to the pooling agreement will be released over a period of three years ending August 31, 2000, subject to earlier release from the pool in certain circumstances. As of August 30, 1999, a total of 313,000 shares of our common stock are held by Montreal Trust pursuant to the terms and conditions of the pooling agreement.



    Under an escrow agreement dated September 15, 1997, between us, certain of our stockholders, Mr. Tomlinson, Mr. Busby and Montreal Trust, a total of 13,505,780 shares of our common stock were deposited with Montreal Trust to be held in escrow pursuant to the escrow agreement. All common stock subject to the escrow agreement will be released in accordance with the policies of the Ontario Securities

Commission. As of August 30, 1999, a total of 10,804,624 shares of our common stock are held in escrow by Montreal Trust pursuant to the escrow agreement.



    Under an option agreement between Boone Petroleum Inc., a corporation controlled by Mr. Busby, and Texstar Petroleum, L.L.C., a company controlled by Mr. Tomlinson, Boone Petroleum Inc. granted Texstar Petroleum, L.L.C. an option to purchase 1,200,000 shares of our common stock from Boone Petroleum Inc. The option was exercised and 1,100,000 shares of our common stock were transferred within escrow on September, 1998 to Texstar Petroleum, L.L.C. As of the date of this prospectus, the remaining 100,000 shares of common stock have not been transferred within escrow.



    Under an unsigned agreement dated October 9, 1997, between us, EnCap Energy, Montreal Trust, Texstar Holdings, L.L.C., the Slattery Trust, Texstar Holdings, L.L.C. and the Slattery Trust granted to EnCap Energy a security interest in 535,521 shares of our common stock owned by Texstar Holdings, L.L.C. and 5,525,000 shares of our common stock owned by the Slattery Trust subject to the escrow agreement.

                             PRINCIPAL STOCKHOLDERS



    The following table sets forth certain information as of August 31, 1999, with respect to the common stock owned, directly or indirectly, by:



    - each director;



    - each of our executive officers;



    - each person known by us to own beneficially more than 5% of our outstanding common stock; and



    - all our directors and executive officers as a group.



    Unless otherwise noted, the persons named below have sole voting and investment power with respect to their shares.



                                                                      CLASS A, SERIES
                                                                      PREFERRED STOCK               COMMON STOCK
                                                                 --------------------------  ---------------------------
                                                                               PERCENT OF                   PERCENT OF
NAME                                                              NUMBER(1)     CLASS(2)      NUMBER(3)     CLASS(4)(5)
---------------------------------------------------------------  -----------  -------------  ------------  -------------
Prentis B. Tomlinson, Jr.(6)...................................          --             *      15,881,910          8.7%
  1000 Louisiana St.
  15th Floor
  Houston, Texas 77002

Ernest J. LaFlure(7)...........................................          --             *         300,000            *

Robert S. Herlin(8)............................................          --             *         365,000            *

Todd E. Grabois(9).............................................          --             *         453,335            *

Yale E. Fisher(10).............................................          --             *         334,213            *

Robert L. Zorich(11)...........................................          --             *       1,538,474            *

David P. Quint(12).............................................       2,046             *      11,326,261          6.2%
  1000 Louisiana St.
  15th Floor
  Houston, Texas 77002

Gary Petersen(11)..............................................          --             *       1,538,474            *

Russell Cleveland(13)..........................................      16,300           6.8%      6,954,977          3.8%

Lasco Energy Partners(14)......................................          --            --       3,228,269          1.8%

Heather Tomlinson(15)..........................................          --            --       2,966,496          1.6%
  1000 Louisiana St.
  15th Floor
  Houston, Texas 77002

Apple Inc......................................................      24,000          10.1%     10,153,371          5.6%

All Directors and executive officers as a group (9
  persons)(16).................................................      18,346           7.7%     37,087,600         20.4%


------------------------

  *  Less than one percent


 (1) Includes all shares of class A, series II convertible preferred stock owned by each holder before this offering.



 (2) Based on 239,701 shares of class A, series II convertible preferred stock outstanding as of August 31, 1999.



 (3) Includes all shares with respect to which each person, executive officer or director who, directly or through any contract, arrangement, understanding, relationship or otherwise, has or shares the power to vote or direct the voting of the shares, to dispose or direct the disposition of the shares or that may be purchased upon the exercise of stock options or warrants exercisable within 60 days. Assumes conversion of 100% of all class A, series II convertible preferred stock or warrants held.



 (4) Based on 39,870,617 shares of common stock outstanding or reserved for issuance at August 31, 1999, plus for each executive officer or director those number of shares underlying exercisable options held by the executive officer or director or, in the case of holders of class A, series II convertible preferred stock or warrants, the number of shares of common stock underlying their class A, series II convertible preferred stock or warrants.



 (5) Assumes that 100% of all shares of class A, series II convertible preferred stock have been converted into common stock.



 (6) Includes the following:



       - 983,700 shares of common stock issuable upon the exercise of stock options;



       - 5,525,000 shares of common stock in the name of Slattery Trust, a trust of which Mr. Tomlinson is the beneficiary;



       - 2,043,000 shares of common stock held in trusts of which Mr. Tomlinson is the trustee and exercises voting and dispositive power over such shares;



       - 2,452,774 shares of common stock in the name of Texstar Holding LLC, a private company controlled by Mr. Tomlinson;



       - 1,927,426 shares of common stock issued to Calibre, which is controlled by Mr. Tomlinson; and



       - 2,950,000 shares of common stock beneficially owned by Mr. Tomlinson's wife.



     Mr. Tomlinson's percentage ownership of our common stock is    % assuming
     none of the class A, series II convertible preferred stock is converted into common stock and none of our outstanding warrants are exercised.



 (7) Includes 300,000 shares of common stock issuable upon the exercise of stock options.



 (8) Includes 300,000 shares of common stock issuable upon the exercise of stock options.



 (9) Includes 140,000 shares of common stock issuable upon the exercise of stock options.



 (10) Includes 150,000 shares of common stock issuable upon the exercise of stock options.



 (11) Includes 1,538,474 shares of common stock issuable upon the exercise of warrants issued to EnCap.



 (12) Includes 865,575 shares of common stock issuable upon the conversion of class A, series II convertible preferred stock and 7,468,736 shares issuable upon the exercise of warrants issued to RP&C International (Guernsey) Limited, an investment company of which Mr. Quint is a managing
      director. Mr. Quint's percentage ownership of our common stock is    %
      assuming none of the class A, series II preferred stock is converted into common stock and none of our outstanding warrants are exercised.



 (13) Includes 6,895,831 shares of common stock issuable upon the conversion of class A, series II convertible preferred stock held through Renaissance U.S. Capital Growth and Income Trust, PLC, an investment company of which Mr. Cleveland is a director.



 (14) Lasco's percentage ownership of our common stock is    % assuming none of
      the class A, series II convertible preferred stock is converted into common stock and none of our outstanding warrants are exercised.



 (15) Mrs. Tomlinson's percentage ownership of our common stock is    % assuming
      none of the class A, series II convertible preferred stock is converted into common stock and none of our outstanding warrants are exercised.



 (16) All officers and directors as a group own    % of our common stock
      assuming none of the class A, series II convertible preferred stock is converted into common stock and none of our outstanding warrants are exercised.

                            SELLING SECURITYHOLDERS



    The following table sets forth certain information with respect to our class A, series II convertible preferred stock and common stock being offered for resale by the selling securityholders listed below. Unless otherwise noted, the persons named below have sole voting and investment power with respect to their securities. None of the selling securityholders listed below currently own any shares of our common stock. The common stock beneficially owned by them is solely by virtue of owning class A, series II convertible preferred stock or currently exercisable warrants.



    The beneficial ownership of the convertible preferred stock and the common stock issuable upon conversion of the convertible preferred stock and exercise of the warrants by the selling securityholders after this offering will depend on the number of shares of convertible preferred stock or common stock sold by each selling securityholder; however, the table assumes that all shares of convertible preferred stock and common stock issued upon conversion of the convertible preferred stock and exercise of the warrants by a selling securityholder are offered and resold pursuant to this prospectus. Therefore, no information is given with respect to the beneficial ownership of convertible preferred stock or common stock following this offering.



                                                                     CLASS A, SERIES II
                                                                      PREFERRED STOCK               COMMON STOCK
                                                                 --------------------------  ---------------------------
                                                                               PERCENT OF                   PERCENT OF
NAME OF BENEFICIAL OWNER                                          NUMBER(1)     CLASS(2)      NUMBER(3)     CLASS(4)(5)
---------------------------------------------------------------  -----------  -------------  ------------  -------------
David P. Quint.................................................       2,046             *      11,318,837          6.2%
Russell Cleveland..............................................      16,300           6.8%      6,895,831          3.8%
ABN Amro Bank (Schweiz)........................................       3,900           1.6%      1,649,923            *
Anarema Stiftung...............................................       6,000           2.5%      2,538,343          1.4%
Apple Inc......................................................      24,000          10.1%     10,153,371          5.6%
Bank Leumi.....................................................       1,350             *         571,127            *
Banca del Gottardo.............................................      13,200           5.5%      5,584,354          3.1%
Bank Austria...................................................       5,400           2.3%      2,284,509          1.3%
Bank Austria Creditanstalt.....................................       5,500           2.3%      2,326,814          1.3%
Bank Julius Bar................................................       2,070             *         875,728            *
Bank Leu.......................................................       8,910           3.7%      3,769,439          2.1%
Bank Von Ernst a/c Dr. Pollak..................................         450             *         190,376            *
BSI Banca della Svizzera Italiana..............................         675             *         285,564            *
Banque Edouard Constant........................................         450             *         190,376            *
Clariden Bank..................................................         540             *         228,451            *
Cook & Co......................................................         900             *         380,751            *
Coutts & Co. AG, Zurich........................................      17,640           7.4%      7,462,728          4.1%
Credit Suisse First Boston Zurich..............................      11,385           4.8%      4,816,506          2.7%
Dalworth.......................................................         853             *         466,582            *
Deutsche Boerse/National Bank..................................         650             *         274,987            *
Discount Bank and Trust Co., Geneva............................          90             *          38,075            *
EFG Private Bank...............................................       7,825           3.3%      3,310,422          1.8%
Egger & Co.....................................................         900             *         380,751            *
Enerfin SA--Banque Paribas (London)............................         900             *         380,751            *
Helaba (Schweiz)...............................................       1,550             *         655,739            *
James Ladner...................................................         853             *         466,582            *
Jyske Bank.....................................................       2,160             *         913,803            *
La Roche Banquiers AG..........................................          90             *          38,075            *
Lewco Securities...............................................         225             *          95,188            *
Liechtensteinische Landesbank..................................         650             *         274,987            *
Liverpool LP...................................................      17,650           7.4%      7,466,959          4.1%
Lombard Odier & Co.............................................       3,360           1.4%      1,421,472            *

                                                                     CLASS A, SERIES II
                                                                      PREFERRED STOCK               COMMON STOCK
                                                                 --------------------------  ---------------------------
                                                                               PERCENT OF                   PERCENT OF
NAME OF BENEFICIAL OWNER                                          NUMBER(1)     CLASS(2)      NUMBER(3)     CLASS(4)(5)
---------------------------------------------------------------  -----------  -------------  ------------  -------------
Migros Bank....................................................         450             *         190,376            *
MM Warburg Bank (Schweiz) AG...................................         900             *         380,751            *
NCL Investments Ltd............................................         650             *         274,987            *
Perry Limited..................................................      17,050           7.2%      9,327,410          5.1%
Ron Langden....................................................         650             *         274,987            *
Rothschild Bank AG.............................................         450             *         190,376            *
Royal Bank of Scotland.........................................         900             *         380,751            *
Shell Capital Corporation......................................       1,500             *         634,585            *
Sreedeswar, Inc................................................      13,794           5.8%      7,231,145          4.0%
UBS............................................................       9,335           3.9%      3,949,238          2.2%
UBS Merlo......................................................       5,150           2.2%      2,178,744          1.2%
UBS Lottenbach.................................................         900             *         380,751            *
Union Bancaire Privee..........................................       5,200           2.2%      2,199,897          1.2%
Westgate LP....................................................      17,650           7.4%      7,466,959          4.1%
Xanthus Limited................................................       6,000           2.5%      2,538,343          1.4%
ZKB Filiale Neumenster.........................................         650             *         274,987            *
Orbitex Natural Resources Fund.................................          --             *         729,200            *
BlockIsland & Co...............................................          --             *         405,000            *
Hammerhead & Co................................................          --             *          60,000            *
Pitt & Co......................................................          --             *          75,000            *
Tarp & Co......................................................          --             *          45,000            *
Kane & Co......................................................          --             *         240,000            *
San Juan Investments, Ltd......................................          --             *          45,000            *


------------------------


 *  Less than one percent



(1) Includes all shares of class A, series II convertible preferred stock owned by each holder before this offering.



(2) Based on 239,701 shares of class A, series II convertible preferred stock outstanding as of August 31, 1999.



(3) Includes all shares with respect to which each person, executive officer or director who, directly or through any contract, arrangement, understanding, relationship or otherwise, has or shares the power to vote or direct the voting of the shares, to dispose or direct the disposition of the shares or that may be purchased upon the exercise of stock options or warrants exercisable within 60 days. Assumes conversion of 100% of all class A, series II convertible preferred stock and exercise of all warrants held.



(4) Based on 39,870,617 shares of common stock outstanding or reserved for issuance at August 31, 1999, plus, in the case of holders of class A, series II convertible preferred stock or warrants, the number of shares of common stock underlying their class A, series II convertible preferred stock or warrants.



(5) Assumes that 100% of all shares of class A, series II convertible preferred stock have been converted into common stock and all warrants have been exercised for common stock.

                              PLAN OF DISTRIBUTION

    This prospectus relates to the resale of:


    - 239,701 shares of our convertible preferred stock;



    - 101,407,269 shares of our common stock issuable upon conversion of the convertible preferred stock;



    - 3,974,923 shares of common stock issuable upon the exercise of outstanding warrants to purchase our common stock; and



    - 4,583,726 shares of our issued and outstanding common stock previously issued to the selling securityholders;



    This prospectus relates to the resale of common stock issued in connection with the exercise of outstanding warrants, but does not relate to the invoice of the common stock issued upon exercise of the warrants.


    We will bear all costs, expenses and fees in connection with registration of the securities covered by this prospectus. Brokerage commissions and similar selling expenses, if any, attributable to the resale of the convertible preferred stock or common stock issued upon the conversion of convertible preferred stock or exercise of warrants will be borne by the selling securityholders.


    Sales of the securities covered by this prospectus may be effected by selling securityholders from time to time in one or more types of transactions (which may include block transactions) in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the securityholders, or a combination of these methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. These transactions may or may not involve brokers or dealers. The selling securityholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their warrants or common stock issued upon exercise of the warrants, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of warrants or common stock issued upon exercise of the warrants by the selling securityholders.



    The selling securityholders may effect these transactions by selling convertible preferred stock or common stock issued upon conversion of convertible preferred stock or exercise of the warrants directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling securityholders or the purchasers of warrants for whom the broker-dealers may act as agents or to whom they sell as principal, or both, which compensation as to a particular broker-dealer might be in excess of customary commissions.



    The selling securityholders and any broker-dealers that act in connection with the sale of convertible preferred stock might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by the broker-dealers and any profit on the resale of the warrants or common stock issued upon exercise of the warrants sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. The selling securityholders may agree to indemnify any agent dealer or broker-dealer that participates in transactions involving sales of the convertible preferred stock or common stock issued upon conversion of convertible preferred stock or exercise of the warrants against certain liabilities, including liabilities arising under the Securities Act.


    Because selling securityholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling securityholders may be subject to the prospectus delivery requirements of the Securities Act.

    Selling securityholders also may resell all or a portion of the convertible preferred stock or common stock issued upon conversion of convertible preferred stock or exercise of the warrants in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of that rule.



    After we are notified by a selling securityholder that any material arrangement has been entered into with a broker-dealer for the sale of convertible preferred stock or common stock issued upon conversion of convertible preferred stock or the exercise of warrants, a supplement to this prospectus will be filed, if required, under Rule 424(b) under the Securities Act, disclosing:



    - the name of each selling securityholder and of the participating broker-dealer(s);



    - the type and number of securities involved;



    - the price at which the securities were sold;



    - the commissions paid or discounts or concessions allowed to such broker-dealer, where applicable;



    - that the broker-dealer did not conduct any investigations to verify the information set out by in this prospectus and;



    - other facts material to the transaction.

                          DESCRIPTION OF CAPITAL STOCK


    Our certificate of incorporation provides for authorized capital stock of 400,000,000 shares, consisting of 300,000,000 shares of common stock, par value $0.01 per share and 100,000,000 shares of preferred stock, par value $1.00 per share. As of August 31, 1999, 39,870,617 shares of common stock, 13,488,140 class A, series I preferred stock and 239,701 shares of class A, series II convertible preferred stock were issued and outstanding.


COMMON STOCK


    Holders of common stock are entitled to one vote per share in the election of directors and on all other matters on which stockholders are entitled or permitted to vote. Holders of common stock are not entitled to cumulative voting rights. Therefore, holders of a majority of the shares voting for the election of directors can elect all the directors. Subject to the terms of any outstanding series of preferred stock, the holders of common stock are entitled to dividends in the amounts and at the times as our board of directors may declare out of funds legally available for the payment of dividends. Upon liquidation or dissolution, holders of common stock are entitled to share ratably in all net assets available for distribution to stockholders after payment of any liquidation preferences to holders of preferred stock. Holders of common stock have no redemption, conversion or preemptive rights.


    Our common stock is traded on the Vancouver Stock Exchange under the symbol "BZG." We plan to post our common stock for trading on the Nasdaq Bulletin Board. The transfer agent for our common stock is Montreal Trust.

PREFERRED STOCK


    The board of directors has the authority to cause us to issue up to the authorized number of shares of preferred stock in one or more series, to designate the number of shares constituting any series, and to fix the applicable rights, preferences, privileges and restrictions, including dividend rights, voting rights, redemption and conversion rights and liquidation preferences of any series, without further action by the stockholders. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of the common stock.


    SERIES II PREFERRED STOCK. Set forth below is a summary of the terms of our outstanding Series II preferred stock.


        DIVIDENDS. The shares of series II preferred stock are entitled to dividends payable semiannually in arrears on March 31 and September 30 of each year. The dividend rate from the date of issuance through March 31, 2003 is 8.0% per annum. After March 31, 2003, dividends will accrue at the rate of 15.0% per annum. If dividends are not timely paid, annual dividends will be increased by 3.0% until the past-due dividends have been paid. Dividends are payable, at our option, in freely tradeable common stock valued at the average of the market price of the common stock for the 20 consecutive trading days ending five trading days before the dividend payment date. Market price is defined as the weighted average price of our common stock on the principal stock exchange on which our common stock is traded.



        LIQUIDATION PREFERENCE. Upon any liquidation, dissolution or winding up, voluntary or involuntary, the shares of Series II preferred stock are entitled to a liquidation preference to the common stock of a cash amount equal to $105 per share.



        OPTIONAL CONVERSION. Through March 31, 2000, the series II preferred stock will be convertible at the option of the holder into common stock at an initial conversion rate equal to CDN $0.35. If on March 31, 2000, the average of the market price during the preceding 20 consecutive trading days is lower than the preferred conversion price, then the conversion price will be adjusted downward to that average price. If the series II preferred stock is not freely tradeable on October 1, 1999, the preferred conversion price will be reduced thereafter by 5.0% for each six-month period or portion thereof until the series II preferred stock is freely tradeable.



        MANDATORY REDEMPTION. We may cause all of the series II preferred stock to be converted into common stock at the then preferred conversion price at any time after March 31, 2000 if the market price for the 20 consecutive trading days ending not more than five days before the giving of the notice is equal to or in excess of 140% of the preferred conversion price then in effect, and the common stock to be received in connection with the conversion is freely tradeable. Upon any mandatory conversion of any series II preferred stock, we will make payment of dividends accrued during the period from the most recent dividend payment date to the conversion date.



        REDEMPTION. The Series II preferred stock is redeemable in whole or in part by us at any time on the giving of 30 days' written notice at 105% of the nominal amount thereof together with any accrued but unpaid dividends, payable in cash. Beginning April 1, 2003, at our option, the Series II preferred stock also may be redeemed for freely tradeable common stock:



       - at 115% of the redemption value if our market capitalization is $300 million or more on such date;



       - or at 120% of the redemption value if our market capitalization is less than $300 million on such date.


        The common stock issued will be valued at the average market price for the 20 trading days ending five trading days before the payment date.


        RANKING. The series II preferred stock will rank PARI PASSU with the series I preferred stock and any new issue of preferred stock that stipulates a liquidation preference PARI PASSU with the series II preferred stock and senior to our other equity. The series II preferred stock will be subordinate to claims of creditors, including holders of our outstanding debt instruments.



        CERTAIN COVENANTS. During the period that any of the series II preferred stock is outstanding, we must maintain tangible assets equal to or greater than 100% (rising to 140% with respect to the years ending December 31, 2000 and after) of long-term debt (which includes the series II preferred stock, the series I preferred stock, and any preferred stock ranking PARI PASSU with either such series of preferred stock).



        VOTING RIGHTS. The series II preferred stock has no voting rights before conversion except as provided by law.



        LISTING. The convertible preferred stock currently is not listed for trading on any stock exchange. We plan to post the series II preferred stock for trading on the Nasdaq Bulletin Board. The transfer agent for the convertible preferred stock is American Stock Transfer Company.


PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND DELAWARE LAW


    Our certificate of incorporation authorizes the board of directors, without stockholder approval, to establish and to issue shares of one or more series of preferred stock, with each series having the voting rights, dividend rates, liquidation, redemption, conversion and other rights as may be fixed by the board. Our bylaws direct that special meetings of the stockholders may only be called by a majority of the members of the board of directors, the chairman of the board of directors, the president or the holders of not less than 30% of the total voting power of all shares of our capital stock entitled to vote in the election of directors. The bylaws further provide that stockholders' nominations to the board of directors and other stockholder business proposed to be transaction at stockholder meetings must be timely received by us in a proper written form which meets the prescribed content requirements.

    The above provisions may have the effect of deterring certain tender offers or hostile takeovers or may delay or prevent changes in control of our management.

LIMITATION OF DIRECTOR LIABILITY


    Section 102(b)(7) of the Delaware General Corporation Law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors' fiduciary duty of care. Although section 102(b) does not change directors' duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. Our certificate of incorporation limits the liability of our directors or our stockholders (in their capacity as directors but not in their capacity as officers) to the fullest extent permitted by section 102(b). Specifically, our directors will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability:



    - for any breach of the director's duty of loyalty to us or our stockholders;



    - for acts or omissions not in good faith or that involve intentional, misconduct or a knowing violation of law;



    - for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in section 174 of the Delaware General Corporation Law; or



    - for any transaction from which the director derived an improper personal benefit.


INDEMNIFICATION


    To the maximum extent permitted by law, our certificate of incorporation and bylaws provide for mandatory indemnification of directors, and permit indemnification of our officers, employees and agents against all expense, liability and loss to which they may become subject or which they may incur as a result of being or having been a director, officer, employee or agent. In addition, we must advance or reimburse directors, and may advance or reimburse officers, employees and agents, for expenses incurred by them in connection with indemnifiable claims.


DELAWARE ANTI-TAKEOVER LAW


    Section 203 of the Delaware General Corporation Law generally provides that an "interested stockholder," which is a stockholder acquiring more than 15% of the outstanding voting stock of a corporation subject to the statute but less than 85% of that stock, may not engage in certain " business combinations" with the corporation for a period of three years after the date on which the stockholder became an interested stockholder unless:



    - before such date, the corporation's board of directors approved either the business combination or the transaction in which the stockholder became an Interested Stockholder; or



    - the business combination is approved by the corporation's board of directors and authorized at a stockholders' meeting by a vote of at least two-thirds of the corporation's outstanding voting stock not owned by the interested stockholder.



    Under section 203, these restrictions will not apply to certain business combinations proposed by an Interested Stockholder following the earlier of the announcement or notification of one of certain extraordinary transactions involving the corporation and a person who were not an interested stockholder during the previous three years or who became an interested stockholder with the approval of the corporation's board of directors, if the extraordinary transaction is approved or not opposed by a majority of the directors who were directors before any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.

    Section 203 defines the term "business combination" to encompass a wide variety of transactions with or caused by an Interested Stockholder, including transactions in which the interested stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders, such as mergers, certain asset sales, certain issuances of additional shares to the interested stockholder, transactions with the corporation that increase the proportionate interest in the corporation directly or indirectly owned by the interested stockholder, or transactions in which the interested stockholder receives certain other benefits.



    The provisions of section 203, together with the ability of our board of directors to issue preferred stock without further stockholder action, could delay or frustrate the removal of incumbent directors or a change in our control. The provisions also could discourage, impede or prevent a merger, tender offer or proxy contest, even if those events would be favorable to the interests of stockholders. Our stockholders, by adopting an amendment to our certificate of incorporation or bylaws, may elect not to be governed by section 203 effective 12 months after such adoption of the amendment. Neither our certificate of incorporation nor bylaws currently exclude us from the restrictions imposed by section 203.


                                 LEGAL MATTERS


    Certain legal matters in connection with the class A, series II convertible preferred stock and common stock offered hereby are being passed upon for us by Porter & Hedges, L.L.P., Houston, Texas.


                                    EXPERTS


    The consolidated financial statements at December 31, 1997, August 31, 1997 and December 31, 1998, included in this registration statement have been audited by Merdinger, Fruchtler, Rosen & Corso, P.C., independent auditors, as stated in their report appearing elsewhere in this prospectus, and have been so included in reliance upon that report given upon the authority of that firm as experts in accounting and auditing.



    Certain information set forth relating to our estimated proved oil and gas reserves at January 1, 1999, the related calculations of future net revenues and the related discounted future net income have been derived from independent petroleum engineering reports prepared by R.A. Lenser and Associates, Inc., petroleum engineers. That information has been included herein in reliance on such firm as an expert in petroleum engineering.



                             AVAILABLE INFORMATION



    As a result of this offering, we will be subject to the informational requirements of the Securities Exchange Act of 1934, and in accordance therewith will file reports and other information with the SEC. The reports and other information filed by us with the SEC can be inspected and copies can be obtained at the public reference facilities maintained by the SEC at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the SEC at 7 World Trade Center, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of these materials also can be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, the SEC maintains a site on the World Wide Web at HTTP://WWW.SEC.GOV that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.



    This prospectus constitutes a part of a registration statement on form SB-2 filed by us with the SEC under the Securities Act. This prospectus omits certain of the information contained in the registration statement, and reference is hereby made to the registration statement for further information with respect to us and the securities offered under this prospectus. Any statements contained in this prospectus concerning the provisions of any document filed as an exhibit to the registration statement or otherwise filed with the SEC is not necessarily complete, and in each instance, reference is made to the copy of the documents so filed. Each such statement is qualified in its entirety by such reference.

    The reports and other information we file with the Vancouver Stock Exchange can be inspected and copies can be obtained by contacting Warren H. Funt, vice president, corporate finance services, at P.O. Box 10999, 600 Cranville Street, Vancouver, BC Canada V7Y 1H1 or by telephone at (888) 547-8873. In addition, the Vancouver Stock Exchange maintains a site on the World Wide Web at HTTP://WWW.VSE.CA that contains reports, proxy and information statements and other information regarding registrants that file with the VSE.



    We intend to furnish our stockholders with annual reports containing audited financial statements and an opinion expressed by independent auditors and with quarterly reports for the first three quarters of each fiscal year containing unaudited summary financial information.

                         INDEX TO FINANCIAL STATEMENTS


                                                                                                               PAGE
                                                                                                             ---------
Independent Auditor's Report...............................................................................        F-2

Consolidated Balance Sheets as of December 31, 1998 and 1997...............................................        F-3

Audited Consolidated Statement of Operations for the year ended December 31, 1998, the four months ended
  December 31, 1997 and the ten months ended August 31, 1997...............................................        F-4

Audited Consolidated Statement of Comprehensive Income for the year ended December 31, 1998, the four
  months ended December 31, 1997 and the ten months ended August 31, 1997..................................        F-5

Audited Consolidated Statement of Stockholders' Equity for the periods ended December 31, 1998 and December
  31, 1997.................................................................................................        F-6

Audited Consolidated Statement of Cash Flows for the year ended December 31, 1998, the four months ended
  December 31, 1997 and the ten months ended August 31, 1997...............................................        F-8

Notes to Audited Consolidated Financial Statements.........................................................        F-9

Unaudited Consolidated Balance Sheets as of June 30, 1999 and 1998.........................................       F-40

Unaudited Consolidated Statement of Operations for the six months ended June 30, 1999 and 1998.............       F-42

Unaudited Consolidated Statement of Comprehensive Income for the six months ended June 30, 1999 and 1998...       F-43

Unaudited Consolidated Statement of Cash Flows for the six months ended June 30, 1999 and 1998.............       F-44

Notes to Unaudited Consolidated Financial Statements.......................................................       F-45

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Stockholders
  BENZ ENERGY LTD.

We have audited the accompanying consolidated balance sheets of BENZ ENERGY LTD. as of December 31, 1998 and 1997 and the related consolidated statements of operations, comprehensive income, stockholders' equity, and cash flows for the year ended December 31, 1998 and for the periods from September 1, 1997 to December 31, 1997 and from October 31, 1996 (inception) to August 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of BENZ ENERGY LTD. as of December 31, 1998 and 1997 and the consolidated results of its operations and its consolidated cash flows for the year ended December 31, 1998, the four month period ended December 31, 1997 and the ten month period ended August 31, 1997 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 18 to the financial statements, the Company has experienced significant delays in the completion of certain wells and its limited capital resources raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 18. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                    MERDINGER, FRUCHTER, ROSEN & CORSO, P.C.
                                    Certified Public Accountants


New York, New York
  April 2, 1999, except for Notes 9 and 18
  as to which the date is July 20, 1999
  and Note 22 as to which the date is September 9, 1999

                                BENZ ENERGY LTD.
                           CONSOLIDATED BALANCE SHEET
                                     ASSETS


                                                                                                           DECEMBER 31,
                                                                                                    --------------------------
                                                                                                        1998          1997
                                                                                                    ------------  ------------
CURRENT ASSETS

  Cash and cash equivalents.......................................................................  $  2,319,302  $  3,162,320
  Receivables, net of allowance for doubtful accounts of $197,008 and $-0-, respectively..........     5,461,565     4,552,053
  Advances to related parties.....................................................................       538,336            --
  Available for sale marketable securities........................................................       195,671     1,289,781
  Prepaid expenses................................................................................       493,459       109,016
                                                                                                    ------------  ------------
    Total Current Assets..........................................................................     9,008,333     9,113,170
                                                                                                    ------------  ------------
OIL AND GAS PROPERTIES, USING FULL COST ACCOUNTING
  Costs being amortized...........................................................................    48,409,232    13,341,497
  Costs not being amortized.......................................................................    33,748,769    12,361,515
                                                                                                    ------------  ------------
                                                                                                      82,158,001    25,703,012
  Less: Accumulated amortization..................................................................    (3,840,604)     (993,778)
                                                                                                    ------------  ------------
    Net Oil and Gas Properties....................................................................    78,317,397    24,709,234
                                                                                                    ------------  ------------
PROPERTY AND EQUIPMENT............................................................................     1,572,342       782,356
  Less: Accumulated depreciation..................................................................      (477,498)     (171,819)
                                                                                                    ------------  ------------
    Net Property and Equipment....................................................................     1,094,844       610,537
                                                                                                    ------------  ------------
Debt issuance costs, net of accumulated amortization of $1,230,991 and $42,857, respectively......     5,287,340     1,607,143
Due from related party............................................................................       130,311            --
Available for sale marketable securities..........................................................            --        22,872
Other assets......................................................................................     1,402,022       153,173
                                                                                                    ------------  ------------
  Total Other Assets..............................................................................     6,819,673     1,783,188
                                                                                                    ------------  ------------
    TOTAL ASSETS..................................................................................  $ 95,240,247  $ 36,216,129
                                                                                                    ------------  ------------
                                                                                                    ------------  ------------
                                             LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITES
  Accounts payable................................................................................  $ 14,320,846  $  8,440,713
  Revenue payable.................................................................................       444,826       399,352
  Accrued interest................................................................................     1,342,664        94,935
  Accrued preferred dividends.....................................................................       239,568            --
  Accrued loss on termination of employee.........................................................     1,000,425            --
  Other accrued expenses..........................................................................     1,763,331     2,376,982
  Drilling advances...............................................................................        20,774       389,348
  Notes payable...................................................................................       137,933            --
  Current maturities of long-term debt, net of unamortized discount of $-0- and $2,042,555,
    respectively..................................................................................    17,228,912    12,702,246
                                                                                                    ------------  ------------
    Total Current Liabilities.....................................................................    36,499,279    24,403,576
                                                                                                    ------------  ------------
LONG-TERM DEBT, net of unamortized discount of $1,000,000 and $-0-, respectively..................    42,262,000         6,057
COMMITMENTS AND CONTINGENCIES.....................................................................            --            --
REDEEMABLE PREFERRED STOCK, no par value; unlimited shares authorized; 9,488,140 and no shares
  issued and outstanding, respectively; redemption value of $9,488,140............................     9,488,140            --
STOCKHOLDERS' EQUITY:
  Common Stock, no par value; unlimited shares authorized, 33,727,724 shares and 29,878,985 shares
    issued and outstanding........................................................................    20,424,996    16,222,198
  Common Stock reserved for issuance; 1,927,436 and no shares reserved, respectively..............     2,496,030            --
  Additional paid-in capital......................................................................       878,067       367,881
  Accumulated deficit.............................................................................   (16,571,654)   (4,656,463)
  Unrealized losses on available for sale marketable securities...................................       (85,630)      (90,048)
  Cumulative foreign currency translation adjustment..............................................      (150,981)      (37,072)
                                                                                                    ------------  ------------
    Total Stockholders' Equity....................................................................     6,990,828    11,806,496
                                                                                                    ------------  ------------
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY....................................................  $ 95,240,247  $ 36,216,129
                                                                                                    ------------  ------------
                                                                                                    ------------  ------------


The accompanying notes to consolidated financial statements are an integral part of this statement.

                                BENZ ENERGY LTD.

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                FOR THE PERIODS

                                                                                     FOUR MONTHS      TEN MONTHS
                                                                     YEAR ENDED         ENDED           ENDED
                                                                    DECEMBER 31,     DECEMBER 31,     AUGUST 31,
                                                                        1998             1997            1997
                                                                   ---------------  --------------  --------------
REVENUES
  Oil and gas sales..............................................  $     4,947,457  $      707,987  $      444,203
                                                                   ---------------  --------------  --------------
EXPENSES
  Depreciation, depletion and amortization.......................        3,152,506         634,493         240,403
  Lease operating................................................          860,185          42,698          45,550
  Production taxes...............................................          102,547           7,064          22,961
  General and administrative.....................................        5,765,737       2,087,087       2,026,399
  Interest expense...............................................        5,802,328         648,885          49,314
                                                                   ---------------  --------------  --------------
                                                                        15,683,303       3,420,227       2,384,627
                                                                   ---------------  --------------  --------------
LOSS FROM OPERATIONS BEFORE OTHER INCOME (EXPENSES) AND PROVISION
  FOR INCOME TAXES...............................................      (10,735,846)     (2,712,240)     (1,940,424)
                                                                   ---------------  --------------  --------------
Loss on termination of employee..................................       (1,000,425)             --              --
Interest income..................................................          573,609          23,825          59,200
Gain (loss) on sale of investments...............................           24,971         (50,907)        (35,917)
                                                                   ---------------  --------------  --------------
  Total Other Income (Expense)...................................         (401,845)        (27,082)         23,283
                                                                   ---------------  --------------  --------------
LOSS BEFORE PROVISION FOR INCOME TAXES...........................      (11,137,691)     (2,739,322)     (1,917,141)
Provision for income taxes.......................................               --              --              --
                                                                   ---------------  --------------  --------------
NET LOSS.........................................................      (11,137,691)     (2,739,322)     (1,917,141)
Cumulative preferred stock dividends.............................         (777,500)             --              --
                                                                   ---------------  --------------  --------------
NET LOSS APPLICABLE TO COMMON STOCKHOLDERS.......................  $   (11,915,191) $   (2,739,322) $   (1,917,141)
                                                                   ---------------  --------------  --------------
                                                                   ---------------  --------------  --------------
BASIC LOSS PER SHARE.............................................  $         (0.37) $        (0.10) $        (0.09)
                                                                   ---------------  --------------  --------------
                                                                   ---------------  --------------  --------------
DILUTED LOSS PER SHARE...........................................  $         (0.37) $        (0.10) $        (0.09)
                                                                   ---------------  --------------  --------------
                                                                   ---------------  --------------  --------------
WEIGHTED AVERAGE SHARES USED TO COMPUTE:
  Basic Loss per Share...........................................       32,491,343      27,926,016      21,921,985
  Diluted Loss per Share.........................................       32,491,343      27,926,016      21,921,985

The accompanying notes to consolidated financial statements are an integral part of this statement.

                                BENZ ENERGY LTD.

                 CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

                                FOR THE PERIODS

                                                             YEAR ENDED     FOUR MONTHS ENDED   TEN MONTHS ENDED
                                                            DECEMBER 31,       DECEMBER 31,        AUGUST 31,
                                                                1998               1997               1997
                                                           ---------------  ------------------  -----------------
Net loss.................................................  $   (11,915,191)   $   (2,739,322)    $    (1,917,141)
Other comprehensive income, net of tax:
Foreign currency translation adjustment..................         (113,909)           25,359             (62,431)
Unrealized gains on marketable securities................            4,418          (482,231)            392,183
                                                           ---------------  ------------------  -----------------
Comprehensive loss.......................................  $   (12,024,682)   $   (3,196,194)    $    (1,587,389)
                                                           ---------------  ------------------  -----------------
                                                           ---------------  ------------------  -----------------

The accompanying notes to consolidated financial statements are an integral part of this statement.

                                BENZ ENERGY LTD.

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                                                               COMMON STOCK RESERVED
                                          COMMON STOCK             FOR ISSUANCE
                                     -----------------------  -----------------------
                                       SHARES      AMOUNT       NUMBER      AMOUNT
                                     ----------  -----------  ----------  -----------
Balance, December 31, 1997.........  29,878,985  $16,222,198          --  $        --
Exercise of warrants...............      94,900       84,146          --           --
Exercise of stock options..........      87,000       16,152          --           --
Issued for properties..............   2,542,372    3,000,000          --           --
Issued for properties..............          --           --   1,927,436    2,496,030
Issued in legal settlement.........     200,000       70,000          --           --
Issued on conversion of
  debentures.......................     238,570      250,000          --           --
Issued for interest and preferred
  dividends........................     685,897      782,500          --           --
Costs of issuances.................          --           --          --           --
Foreign currency translation
  adjustments......................          --           --          --           --
Unrealized gains...................          --           --          --           --
Net loss...........................          --           --          --           --
                                     ----------  -----------  ----------  -----------
Balance, December 31, 1998.........  33,727,724  $20,424,996   1,927,436  $ 2,496,030
                                     ----------  -----------  ----------  -----------
                                     ----------  -----------  ----------  -----------


                                                                    UNREALIZED
                                     ADDITIONAL                    GAIN (LOSS)                       TOTAL
                                       PAID-IN     ACCUMULATED          ON        TRANSLATION    STOCKHOLDERS'
                                       CAPITAL       DEFICIT        SECURITIES    ADJUSTMENTS       EQUITY
                                     -----------  --------------   ------------   -----------   ---------------
Balance, December 31, 1997.........   $ 367,881   $  (4,656,463)     $ (90,048)    $ (37,072)    $  11,806,496
Exercise of warrants...............          --              --             --            --            84,146
Exercise of stock options..........          --              --             --            --            16,152
Issued for properties..............          --              --             --            --         3,000,000
Issued for properties..............          --              --             --            --         2,496,030
Issued in legal settlement.........          --              --             --            --            70,000
Issued on conversion of
  debentures.......................          --              --             --            --           250,000
Issued for interest and preferred
  dividends........................          --              --             --            --           782,500
Costs of issuances.................     510,186              --             --            --           510,186
Foreign currency translation
  adjustments......................          --              --             --      (113,909)         (113,909)
Unrealized gains...................          --              --          4,418            --             4,418
Net loss...........................          --     (11,915,191)            --            --       (11,915,191)
                                     -----------  --------------   ------------   -----------   ---------------
Balance, December 31, 1998.........   $ 878,067   $ (16,571,654)     $ (85,630)    $(150,981)    $   6,990,828
                                     -----------  --------------   ------------   -----------   ---------------
                                     -----------  --------------   ------------   -----------   ---------------

The accompanying notes to consolidated financial statements are an integral part of this statement.

                                BENZ ENERGY LTD.

                                          COMMON STOCK           SPECIAL WARRANTS
                                     -----------------------  -----------------------
                                       SHARES      AMOUNT       NUMBER      AMOUNT
                                     ----------  -----------  ----------  -----------
Balance, August 31, 1997...........  22,714,821  $ 7,924,329   4,935,800  $ 7,753,008
Conversion of warrants.............   4,935,800    7,753,008  (4,935,800)  (7,753,008)
Exercise of warrants...............     136,500      108,374          --           --
Exercise of warrants...............   2,000,000      415,205          --           --
Exercise of warrants...............      91,864      141,396          --           --
Costs of issuances.................          --     (120,114)         --           --
Issuance of warrants in connection
  with debt........................          --           --          --           --
Foreign currency translation
  adjustments......................          --           --          --           --
Unrealized losses..................          --           --          --           --
Net loss...........................          --           --          --           --
                                     ----------  -----------  ----------  -----------
Balance, December 31, 1997.........  29,878,985  $16,222,198          --  $        --
                                     ----------  -----------  ----------  -----------
                                     ----------  -----------  ----------  -----------


                                          COMMON STOCK           SPECIAL WARRANTS
                                     -----------------------  -----------------------
                                       SHARES      AMOUNT       NUMBER      AMOUNT
                                     ----------  -----------  ----------  -----------
Balance, October 31, 1996,
  adjustment to reflect outstanding
  shares of legal parent at October
  31, 1996 and net assets of parent
  at fair values and Texstar at
  historical cost..................  20,201,858  $ 5,065,277          --  $        --
Issuance pursuant to private
  placements.......................     910,800      881,296          --           --
Issued upon exercise of options....   1,004,300      961,241          --           --
Issued for properties..............     343,000      442,923          --           --
Issued for properties..............     254,863      573,592          --           --
Sale of stock purchase warrants....          --           --   4,885,800    8,750,447
Issuance of stock warrants for
  services.........................          --           --      50,000      116,571
Costs of issuances.................          --           --          --   (1,114,010)
Foreign currency translation
  adjustments......................          --           --          --           --
Unrealized gains...................          --           --          --           --
Net loss...........................          --           --          --           --
                                     ----------  -----------  ----------  -----------
Balance, August 31, 1997...........  22,714,821  $ 7,924,329   4,935,800  $ 7,753,008
                                     ----------  -----------  ----------  -----------
                                     ----------  -----------  ----------  -----------

                                                                      UNREALIZED
                                      ADDITIONAL                     GAIN (LOSS)                      TOTAL
                                       PAID-IN       ACCUMULATED          ON        TRANSLATION   STOCKHOLDERS'
                                       CAPITAL         DEFICIT        SECURITIES    ADJUSTMENTS      EQUITY
                                     ------------   --------------   ------------   -----------   -------------
Balance, August 31, 1997...........   $       --    $  (1,917,141)     $ 392,183     $ (62,431)    $14,089,948
Conversion of warrants.............           --               --             --            --              --
Exercise of warrants...............           --               --             --            --         108,374
Exercise of warrants...............           --               --             --            --         415,205
Exercise of warrants...............           --               --             --            --         141,396
Costs of issuances.................           --               --             --            --        (120,114)
Issuance of warrants in connection
  with debt........................      367,881               --             --            --         367,881
Foreign currency translation
  adjustments......................           --               --             --        25,359          25,359
Unrealized losses..................           --               --       (482,231)           --        (482,231)
Net loss...........................           --       (2,739,322)            --            --      (2,739,322)
                                     ------------   --------------   ------------   -----------   -------------
Balance, December 31, 1997.........   $  367,881    $  (4,656,463)     $ (90,048)    $ (37,072)    $11,806,496
                                     ------------   --------------   ------------   -----------   -------------
                                     ------------   --------------   ------------   -----------   -------------
                                                                      UNREALIZED
                                                                     GAIN (LOSS)                      TOTAL
                                                     ACCUMULATED          ON        TRANSLATION   STOCKHOLDERS'
                                     SUBSCRIPTIONS     DEFICIT        SECURITIES    ADJUSTMENTS      EQUITY
                                     ------------   --------------   ------------   -----------   -------------
Balance, October 31, 1996,
  adjustment to reflect outstanding
  shares of legal parent at October
  31, 1996 and net assets of parent
  at fair values and Texstar at
  historical cost..................   $1,043,846    $          --      $      --     $      --     $ 6,109,123
Issuance pursuant to private
  placements.......................     (296,032)              --             --            --         585,264
Issued upon exercise of options....           --               --             --            --         961,241
Issued for properties..............           --               --             --            --         442,923
Issued for properties..............           --               --             --            --         573,592
Sale of stock purchase warrants....     (747,814)              --             --            --       8,002,633
Issuance of stock warrants for
  services.........................           --               --             --            --         116,571
Costs of issuances.................           --               --             --            --      (1,114,010)
Foreign currency translation
  adjustments......................           --               --             --       (62,431)        (62,431)
Unrealized gains...................           --               --        392,183            --         392,183
Net loss...........................           --       (1,917,141)            --            --      (1,917,141)
                                     ------------   --------------   ------------   -----------   -------------
Balance, August 31, 1997...........   $       --    $  (1,917,141)     $ 392,183     $ (62,431)    $14,089,948
                                     ------------   --------------   ------------   -----------   -------------
                                     ------------   --------------   ------------   -----------   -------------

The accompanying notes to consolidated financial statements are an integral part of this statement.

                                BENZ ENERGY LTD.
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                FOR THE PERIODS

                                                                                            FOUR MONTHS    TEN MONTHS
                                                                             YEAR ENDED        ENDED          ENDED
                                                                            DECEMBER 31,   DECEMBER 31,    AUGUST 31,
                                                                                1998           1997           1997
                                                                           --------------  -------------  -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss...............................................................  $  (11,137,691) $  (2,739,322) $  (1,917,141)
  Adjustments to reconcile net loss to net cash provided by (used in)
    operating activities:
    Depreciation, depletion and amortization.............................       3,152,506        634,493        240,403
    Amortization of deferred loan costs..................................       2,926,482        470,363             --
  (Gain) loss on sale of stock held for investment.......................         (24,971)        50,907         35,917
  Reserve for bad debt...................................................         197,008             --             --
  Write-off of investment in Calibre Ecuador.............................         319,327             --             --
  Changes in operating assets and liabilities:
    Funds held in trust..................................................              --      1,773,364     (1,819,637)
    Increase in receivables..............................................      (1,056,658)      (483,011)    (3,606,624)
    (Increase) decrease in prepaid expenses..............................        (384,443)       214,361         10,718
    (Increase) decrease in amounts due from related parties..............      (4,627,308)       453,132       (453,132)
    Decrease in advances to Stanford.....................................              --             --        311,699
    Increase in other assets.............................................        (430,600)    (1,647,237)      (360,933)
    Increase in accounts payable and accrued expenses....................       7,366,018      5,475,762      5,486,338
    Increase (decrease) in drilling advances.............................        (368,574)      (421,990)       163,188
                                                                           --------------  -------------  -------------
      NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES................      (4,068,904)     3,780,822     (1,909,204)
                                                                           --------------  -------------  -------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Exploration and development expenditures...............................     (36,312,839)   (16,226,706)    (7,136,665)
  Proceeds from sale of oil and gas properties...........................       1,059,083        408,931        416,060
  Proceeds from sale of stock held for investment........................       1,085,016          9,308         74,224
  Other capital expenditures, net........................................        (745,419)      (103,346)      (375,680)
  Other, net.............................................................        (487,847)            --             --
                                                                           --------------  -------------  -------------
      NET CASH USED IN INVESTING ACTIVITIES..............................     (35,402,006)   (15,911,813)    (7,022,061)
                                                                           --------------  -------------  -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Long-term borrowings...................................................      10,057,225     14,115,000        375,500
  Payments on long-term debt.............................................      (9,759,225)      (145,468)       (80,128)
  Proceeds from special financing........................................       7,000,000             --             --
  Net increase in short-term borrowings..................................         (19,946)            --             --
  Proceeds from issuance of convertible debentures and special notes.....      36,512,000             --             --
  Proceeds from issuance of common stock and warrants....................         170,298        664,975      9,665,709
  Cost of debt and equity transactions...................................      (4,774,260)      (120,114)    (1,114,010)
  Payments on notes......................................................        (221,200)            --             --
  Other..................................................................        (286,644)            --             --
                                                                           --------------  -------------  -------------
      NET CASH PROVIDED BY FINANCING ACTIVITIES..........................      38,678,248     14,514,393      8,847,071
                                                                           --------------  -------------  -------------
Effect of change in translation..........................................         (50,356)        84,612         28,484
                                                                           --------------  -------------  -------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS.....................        (843,018)     2,468,014        (55,710)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD...........................       3,162,320        694,306        750,016
                                                                           --------------  -------------  -------------
CASH AND CASH EQUIVALENTS, END OF PERIOD.................................  $    2,319,302  $   3,162,320  $     694,306
                                                                           --------------  -------------  -------------
                                                                           --------------  -------------  -------------

The accompanying notes to consolidated financial statements are an integral part of this statement.

                                BENZ ENERGY LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    NATURE OF OPERATIONS--Benz Energy Ltd. ("Benz" or the "Company") is an independent energy company engaged primarily in the acquisition, development, production, exploration for and the sale of oil, gas and natural gas liquids. The Company's exploration and production activities are located primarily in the Gulf Coast areas of Mississippi, Louisiana and Texas. Benz treats all operations as one segment of business. The principal executive offices of the Company are located at 1000 Louisiana, 15th Floor, Houston, Texas 77002. The Company's registered and records office is located at 3081 Third Avenue, Whitehorse, Yukon Y1A 4Z7 Canada.

    The Company's future financial condition and results of operations will depend upon prices received for its oil and natural gas and the costs of finding, acquiring, developing and producing reserves. Prices for oil and natural gas are subject to fluctuations in response to changes in supply, market uncertainty and a variety of other factors beyond the Company's control. These factors include worldwide political instability (especially in the Middle East), the foreign supply of oil and natural gas, the price of foreign imports, the level of consumer product demand and the price and availability of alternative fuels. With natural gas accounting for 89 percent of Benz's 1998 production on an energy equivalent basis, the Company was affected more by fluctuations in natural gas prices than in oil prices.


    CHANGE IN ACCOUNTING PRINCIPLE--The Company changed its method of accounting from the successful efforts method to the full cost method of accounting for oil and gas properties during the period ended December 31, 1997. The Company decided to make this change due to the fact that the majority of its peer group uses full cost accounting and the change makes the Company more comparable to its peer group for financial reporting purposes. The prior period presented has been restated to reflect the change in accounting. If the Company had not restated the financial statements for the period ended August 31, 1997, the loss for that period would have been $4,995,260 and the loss per share would have been $(0.23).



    CHANGE IN FISCAL YEAR--The Company changed its fiscal year end to December 31 from August 31, effective with the four month period ended December 31, 1997.


    BASIS OF CONSOLIDATION--The consolidated financial statements include the accounts of Benz Energy Ltd. and its wholly owned subsidiaries Texstar Petroleum, Inc. ("Texstar") and Benz Properties Ltd. ("Benz Properties"). Accordingly, all references herein to Benz or the Company include the consolidated results of its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

    BASIS OF PRESENTATION--Effective October 31, 1996, Benz acquired 100% of the outstanding capital stock of Texstar (See Note 2). As a result, Texstar's former shareholders obtained control of Benz. For accounting purposes, this acquisition has been treated as a recapitalization of Texstar.

    The financial statements presented include only the accounts of the Company since Texstar's inception (October 31, 1996).

    USE OF ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates with regard to these financial statements include the estimate of proved oil and gas reserve volumes and the related present value of estimated future net revenues therefrom (see Note 24, "Supplemental Oil and Gas Disclosures").

                                BENZ ENERGY LTD.

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    CASH AND CASH EQUIVALENTS--Cash and Cash Equivalents include cash in banks and other cash equivalents that mature within three months of the date of purchase.

    OIL AND GAS PROPERTIES--The Company uses the full cost method of accounting for its investment in oil and gas properties. Under this method, the Company capitalizes all acquisition, exploration and development costs incurred for the purpose of finding oil and gas reserves, including salaries, benefits and other internal costs directly attributable to these activities. Capitalized internal costs were as follows for the periods indicated:

Year ended December 31, 1998......................................  $ 829,835
Four months ended December 31, 1997...............................  $ 335,626
Ten months ended August 31, 1997..................................  $ 412,752

Interest costs related to unproved properties and properties under development are also capitalized to oil and gas properties. Unless a significant portion of the Company's reserve volumes are sold (generally greater than 25 percent), proceeds from the sale of oil and gas properties are accounted for as reductions to capitalized costs and gains or losses are not recognized.

    Benz computes the provision for depreciation, depletion and amortization (DD&A) of oil and gas properties on a quarterly basis using the units-of-production method based upon production and estimates of proved reserve quantities. Unevaluated costs and related capitalized internal and interest costs are excluded from the amortization base until the properties associated with these costs are evaluated. The amortizable base includes estimated dismantlement, reclamation and abandonment costs net of equipment salvage values. The engineering department of Benz generally estimates these future costs.

    Benz limits, by country, net capitalized costs of proved oil and gas properties, less related deferred income taxes, to the sum of (1) future net revenues (using prices and cost rates as of the balance sheet date) from proved reserves and discounted at ten percent per annum, plus (2) costs not being amortized, less (3) related income tax effects. Excess costs, if any, are charged to proved property impairment expense.

    The costs of certain unevaluated leasehold acreage and wells being drilled are not being amortized. Costs not being amortized are periodically assessed for impairments. Any impairment is added to the amortization base.

    DEPRECIATION AND AMORTIZATION--Property and equipment are stated at cost and are depreciated using the straight-line method over their estimated useful lives. The costs of maintenance and repairs are charged to expense when incurred; costs of renewals and betterments are capitalized. Upon the sales or retirement of property and equipment, the cost and related accumulated depreciation are eliminated from the respective accounts and the resulting gain or loss is included in operations.

    REVENUE RECOGNITION--Revenues from the sale of oil and gas production are recognized when title passes, net of royalties. Natural gas revenues are generally recognized under the entitlements method of accounting for gas imbalances, i.e., monthly sales quantities that do not match the Company's entitled share of joint production. Entitled quantities in excess of sales quantities are recorded as a receivable from joint venture partners. The receivable is carried at the lower of current market price or the market price at the time the imbalance occurred. Sales quantities in excess of entitled quantities are recorded as deferred revenue carried at the gas market price received at the time the imbalance occurred.

                                BENZ ENERGY LTD.

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    HEDGING--The Company may enter into derivative contracts to hedge the risk of future oil and gas price fluctuations. Such contracts may either fix or support oil or gas prices or limit the impact of price fluctuations with respect to the Company's sales of oil and gas. Gains and losses on such hedging activities are recognized in oil and gas revenues when the hedged production is sold. Hedged oil and gas prices, if any, used in computing the year-end standardized measure of discounted future net cash flows relating to proved oil and gas reserves reflect the estimated effects of hedging contracts existing at year end.

    INVESTMENT IN EQUITY SECURITIES--The Company accounts for its investments in equity securities under the provisions of Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities". This standard provides that available-for-sale investments in securities that have readily determinable fair values be measured at fair value in the balance sheet and that unrealized holding gains and losses for these investments be reported in a separate component of stockholders' equity until realized.

    LONG-LIVED ASSETS--Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the related carrying amount may not be recoverable. When required, impairment losses on assets to be held and used are recognized based on the fair value of the assets and long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell.

    INCOME TAXES--Provisions for income taxes are based on taxes payable or refundable for the current year and deferred taxes on temporary differences between the amount of taxable income and pretax financial income and between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled as prescribed SFAS No. 109, "Accounting for Income Taxes". As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

    CONCENTRATION OF CREDIT RISK--The Company places its cash in what it believes to be credit-worthy financial institutions. However, cash balances may exceed FDIC insured levels at various times during the year.

    STOCK BASED COMPENSATION--The Company uses the intrinsic value method of accounting for stock-based compensation in accordance with Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees" and related interpretations. See Note 14 for pro forma disclosure of net income and earnings per share under the fair value method of accounting for stock-based compensation as proscribed by SFAS No. 123, "Accounting for Stock-Based Compensation".

    TRANSLATION OF FOREIGN CURRENCY--The Company translates the foreign currency financial statements of its foreign parent in accordance with the requirements of SFAS No. 52, "Foreign Currency Translation". Assets and liabilities are translated at current exchange rates, and related revenues and expenses are translated at average exchange rates in effect during the period. Resulting translation adjustments are recorded as a separate component in stockholders' equity. Foreign currency transaction gains and losses are included in determining net income.

    PER SHARE OF COMMON STOCK--Per share amounts have been computed based on the average number of common shares outstanding during the period.

                                BENZ ENERGY LTD.

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    In February 1997, the FASB issued a new statement titled "Earnings Per Share" (SFAS No. 128). This statement is effective for both interim and annual periods ending after December 15, 1997 and specifies the computation, presentation, and disclosure requirements for earnings per share for entities with publicly held common stock or potential common stock. All prior-period EPS data presented has been restated to conform to the provisions of SFAS No. 128.

    Potential common stock has been excluded from the computation of earnings per share since the inclusion of options and warrants would be antidilutive.

NOTE 2. CORPORATE REORGANIZATION

    (a) During the period ended August 31, 1997, Benz issued 8,500,000 common shares to acquire all of the issued and outstanding shares of Texstar (the "Texstar Acquisition").

    As a result of this transaction the former shareholders of Texstar acquired or exercised control over a majority of shares of Benz. Accordingly, the transaction has been treated for accounting purposes as a recapitalization of Texstar and, therefore, these financial statements represent a continuation of the legal subsidiary, Texstar, not Benz, the legal parent. In accounting for this transaction:

        (i) Texstar is deemed to be the purchaser and parent company for accounting purposes. Accordingly, its net assets are included in the consolidated balance sheet at their historical book values;

        (ii) Control of the net assets and business of Benz was acquired effective October 31, 1996 (the "Effective Date"). This transaction has been accounted for as a purchase of the assets and liabilities of Benz by Texstar at the fair value of $5,342,158. The historical cost of the net assets acquired was $4,712,162. A summary of the assigned values of the net assets acquired is as follows:

Net working capital.............................................................  $   723,924
Advances to Texstar as at Effective date, eliminated in consolidation...........      256,123
Long term investments...........................................................    1,821,596
Petroleum interests.............................................................    2,540,515
                                                                                  -----------
Net assets acquired.............................................................  $ 5,342,158
                                                                                  -----------
                                                                                  -----------

        (iii) The consolidated statements of operations and cash flows include Texstar's results of operations and cash flows from October 31, 1996 (date of inception) and Benz's results of operations from the Effective Date.

    Prior to Benz acquiring Texstar, Texstar acquired certain assets and assumed certain liabilities from Texstar Petroleum L.L.C. ("Texstar L.L.C."), a private company of which certain of Texstar LLC's members, directors and officers are also shareholders, directors and officers of the Company. As a result of the Texstar Acquisition, Texstar LLC's members are also shareholders of the Company. Due to the fact that Texstar and Texstar LLC were under common control, the assets and liabilities assigned have been recorded at their historical costs.

    (a) Prior to the Effective Date, Benz completed a number of agreements with Texstar LLC whereby Benz acquired:

                                BENZ ENERGY LTD.

NOTE 2. CORPORATE REORGANIZATION (CONTINUED)
        (i) various working interests in five oil and gas prospects located in Mississippi and Texas, paid through the issuance of 2,850,000 common shares of Benz, at a deemed price of $1,935,800;

        (ii) an exclusive right of first refusal, at a cost of $300,000, to purchase 50% interests in new oil and gas properties located in the United States Gulf Coast areas of Texas, Louisiana and Mississippi; and

        (iii) a 32% working interest in the shallow rights and 40% working interest in the deep rights in the Lahinch field (the "Lahinch Prospect"), covering approximately 2,303 acres, located in Duval County, Texas, at a price of $193,506.

NOTE 3. ACQUISITIONS AND DIVESTITURES

ACQUISITIONS

    On December 29, 1998, the Company acquired, for $2.0 million, all of Mobil's right, title and interest in the deep rights below the existing production in the Old Ocean Unit.

    In July 1998, Benz acquired certain proved and unproved non-producing oil and gas properties in Mississippi, Texas and Louisiana from Starbucks Trust for $2.33 million and 600,000 shares of the Company's common stock. The purchase is subject to certain post-closing adjustments relating to purchase value. The value of the assets is secured through January 1, 2001, by 2.1 million shares of the Company's common stock owned by Starbucks Trust. See Note 16, "Related Party Transactions".

    In May 1998, the Company entered into a property swap agreement with Southern Gas Company ("Southern Gas"). The Company conveyed to Southern Gas the Company's entire interest in White Castle Dome (5.5%) and $1.25 million in cash. In exchange, Southern Gas conveyed to the Company Southern Gas's entire interest in the Oakvale, Wausau and Moselle Dome properties and prospects.


    In April 1998, the Company agreed to acquire certain petroleum interests and assume certain liabilities from Calibre Energy, L.L.C. ("Calibre"). The Company paid $261,000 in cash, forgave $1,450,000 in advances, assumed $450,000 in debt and issued promissory notes totaling $2,000,000. In addition, the Company will issue approximately 1,927,400 shares of common stock in 1999 at an ascribed price of Cdn.$2.80 per share in connection with this transaction. These shares have been reserved for issuance, subject to the finalization of the closing documents.


    In January 1998, Benz acquired certain producing properties from Lasco Energy Partners ("Lasco") for a purchase price of $15.0 million. The Company issued a note payable which, subsequent to shareholder approval, was converted to $12.0 million in newly authorized preferred stock (priced at $1.00) and $3.0 million in common stock (priced at $1.185). In December 1998, the Lasco purchase price was adjusted to $12,488,140. Included in this reduction were adjustments for the change in interest and dividends resulting from the lower purchase price. The difference of $2,511,860 reduced the principal amount of preferred shares to $9,488,140.


    The following unaudited pro forma financial information shows the effect on the Company's consolidated results of operations as if the Lasco Acquisition occurred on October 31, 1996 (Inception). The pro

                                BENZ ENERGY LTD.

NOTE 3. ACQUISITIONS AND DIVESTITURES (CONTINUED)

forma data is based on numerous assumptions and is not necessarily indicative of future results of operations.



                                                             FOUR MONTHS ENDED              TEN MONTHS ENDED
                                                             DECEMBER 31, 1997              AUGUST 31, 1997
                                                        ----------------------------  ----------------------------
                                                         AS REPORTED     PRO FORMA     AS REPORTED     PRO FORMA
                                                        -------------  -------------  -------------  -------------
Revenues..............................................  $     707,987  $   1,529,043  $     444,203  $   2,914,227
Net loss..............................................     (2,739,322)    (2,493,346)    (1,917,141)    (1,147,829)
Net loss per common share:
  Basic...............................................  $       (0.10) $       (0.08) $       (0.09) $       (0.05)
  Diluted.............................................          (0.10)         (0.08)         (0.09)         (0.05)


DIVESTITURES

    In 1998, Benz received $1.1 million from the sale of non-strategic oil and gas properties related to three separate transactions. During the periods ended December 31, 1997 and August 31, 1997, the Company sold partial interests in various unproved prospects for net proceeds of $408,931 and $416,060, respectively. No gain has been recognized; capitalized oil and gas property costs have been reduced by the amount of sales proceeds.

NOTE 4. RESTRICTED CASH

    Included in cash and cash equivalents at December 31, 1998 and 1997 is $1,006,807 and $721,304, respectively, which is restricted to expenditures on certain petroleum interests.

NOTE 5. PROPERTY AND EQUIPMENT

    Property and equipment consist of the following:

                                                                  DECEMBER 31,   DECEMBER 31,
                                                                      1998           1997
                                                                  -------------  ------------
3-D Workstations................................................  $     313,117   $  313,117
Furniture and Fixtures..........................................        374,861      180,139
Telephone and Computer Equipment................................        448,732      274,133
Leasehold Improvements..........................................        295,111       14,967
Software........................................................         71,472           --
Other...........................................................         69,049           --
                                                                  -------------  ------------
                                                                      1,572,342      782,356
Less: Accumulated Depreciation..................................       (477,498)    (171,819)
                                                                  -------------  ------------
Net Property and Equipment......................................  $   1,094,844   $  610,537
                                                                  -------------  ------------
                                                                  -------------  ------------

                                BENZ ENERGY LTD.

NOTE 5. PROPERTY AND EQUIPMENT (CONTINUED)
    The Company recorded the following depreciation expense related to property and equipment in the Consolidated Statement of Operations for the periods indicated:

Year ended December 31, 1998......................................  $ 305,679
Four months ended December 31, 1997...............................  $  53,625
Ten months ended August 31, 1997..................................  $  91,254

NOTE 6. INVESTMENTS IN EQUITY SECURITIES

    At December 31, 1998 and 1997, marketable investments classified as available for sale were comprised of the following:

                                                                   DECEMBER 31,  DECEMBER 31,
                                                                       1998          1997
                                                                   ------------  ------------
Common Stocks:
  Market value...................................................   $  195,671    $1,312,653
  Cost...........................................................      281,301     1,402,701
                                                                   ------------  ------------
Gross Unrealized Holding Losses..................................   $  (85,630)   $  (90,048)
                                                                   ------------  ------------
                                                                   ------------  ------------

    The Company realized the following gross gains (losses) from the sale of equity securities for the periods indicated:

Year ended December 31, 1998......................................  $  24,971
Four months ended December 31, 1997...............................  $ (50,907)
Ten months ended August 31, 1997..................................  $ (35,917)

    Benz utilizes the average cost method in computing realized gains and losses which is included in other income (expense) in the accompanying Consolidated Statement of Operations.

NOTE 7. PARTICIPATION AGREEMENT

    In November 1998, the Company entered into a participation agreement with Burlington Resources International Inc. ("Burlington") to pursue government contracts to participate in the redevelopment of oil and gas fields in Ecuador. The Company and Burlington have participation interests of 25% and 75%, respectively. At December 31, 1998, the Company had invested $316,470 in the venture. Subsequent to year-end, Burlington indicated it might not renew the agreement at this time, and that action could have an impact on the Company's ability to maintain an interest in this region. However, the Company would retain a 25% interest in any project related to the subject area pursued by Burlington for one year.

NOTE 8. DRILLING ADVANCES

    As of December 31, 1998 and 1997, the Company has received drilling advances from joint interest owners in the amounts of $20,774 and $389,348, respectively. These advances will be applied toward the payment of drilling costs to be incurred in the future.

                                BENZ ENERGY LTD.

NOTE 9. LONG-TERM DEBT

                                                              DECEMBER 31,     DECEMBER 31,
                                                                  1998             1997
                                                              -------------    -------------
EnCap Credit Agreement (Face Value of $12,000,000 and
  $14,000,000, respectively)................................  $  12,000,000    $  11,957,445
BOCP Credit Facility........................................      3,000,000          702,000
Shell Financing (Face Value of $7,000,000)..................      6,000,000               --
Mobil Financing.............................................      2,200,000               --
Cogniseis Development.......................................         28,912           48,858
Convertible Debentures......................................     27,250,000               --
Special Notes...............................................      9,012,000               --
                                                              -------------    -------------
  Total.....................................................     59,490,912       12,708,303
Current Portion.............................................     17,228,912(1)    12,702,246
                                                              -------------    -------------
  Total Long-Term Debt......................................  $  42,262,000    $       6,057
                                                              -------------    -------------
                                                              -------------    -------------

------------------------

(1) Excludes $1,946,667 related to the Shell financing which is considered long-term until the related production is accrued.

    Maturities of long-term debt are as follows:

                                                                                 DECEMBER 31,
                                                                                     1998
                                                                                 -------------
1999...........................................................................  $  19,175,579
2000...........................................................................      2,776,667
2001...........................................................................      1,276,666
2002...........................................................................             --
2003...........................................................................     36,262,000
                                                                                 -------------
                                                                                 $  59,490,912
                                                                                 -------------
                                                                                 -------------

    ENCAP CREDIT AGREEMENT. The Company entered into a $20 million credit agreement (the "EnCap Credit Agreement") with EnCap Capital Fund III, L.P. ("EnCap") consisting of a promissory note for $12,000,000 (the "Original Note") and a promissory note for $8,000,000 (the "Supplemental Note"; collectively, the "Notes"). The Original Note bears interest at 10% per annum up to and until December 31, 1998 and at 18% per annum thereafter. This note is due, with accrued interest, on July 31, 1999. The Supplemental Note was repaid in full and no advances are currently outstanding. Under the terms of the Debentures and Special Notes described below, the Company has agreed to limit borrowings under the EnCap Credit Agreement to $12,000,000, all of which is outstanding. The proceeds from the facility were applied to the acquisition of Oakvale Dome ($8,000,000), and Old Ocean properties and the drilling and completion of certain development wells ($4,000,000). A first lien on certain properties and a second lien on certain other properties secure the Original Note. Prentis B. Tomlinson, Chairman and CEO of the Company, Calibre, certain affiliates of Calibre, Slattery Trust, a private trust of which Mr. Tomlison is the beneficiary, and Texastar Holdings, L.L.C. ("Texstar Holdings"), a private limited liability company owned by certain directors and officers of the Company, guarantee the Original Note.

    Under the terms of the Original Note, the Company agreed to convey to EnCap, on January 1, 1999, a 25% net profit interest (the "EnCap NPI") from the properties acquired with the proceeds of the

                                BENZ ENERGY LTD.

NOTE 9. LONG-TERM DEBT (CONTINUED)
borrowing. EnCap also required Slattery Trust and Texstar Holdings (collectively the "Benz Shareholders"), to enter into a put/call agreement (the "Put/Call Agreement"), pursuant to which the Benz Shareholders, under certain conditions, have the right to obtain or "call" the EnCap NPI in exchange for 1.5 million shares of Common Shares. The Put/Call agreement also gives EnCap the right, under certain conditions, to sell, or put, portions of the EnCap NPI to the Benz Shareholders for an aggregate of 1.5 million shares of Common Shares as of December 31, 1998, increasing to 3.5 million shares after March 31, 1999. The Benz Shareholders have transferred the rights and obligations of the Put/Call Agreement to the Company. In connection with the original granting of the EnCap NPI, the Company recorded a discount on the Original Note of $2,102,180 as of December 31, 1997. The discount has been amortized over the term of the Original Note. The carrying amount of the oil and gas interests has been reduced by the same amount. Subsequent to the end of 1998, the EnCap NPI vested and the put option expired. Encap thus retained the NPI.

    Under the terms of the Supplemental Note, EnCap was issued warrants to purchase up to 1.5 million shares of Common Shares at an exercise price of $1.28 per share. In connection with the issuance of these warrants, the Company recorded a discount on the Supplemental Note of $367,881 as of December 31, 1997. This discount is being amortized over the term of the Supplemental Note Facility. Pursuant to a financing agreement dated November 4, 1998 with EnCap and as consideration for enabling additional funding through the Bank One Credit Facility, the warrants were repriced to $0.46475 per share. The re-pricing did not have material effect on the unamortized discount balance.

    BOCP CREDIT FACILITY. In December 1998, the Company's loan agreement with Bank One NA ("Bank One") was purchased by BOCP Energy Partners, L.P. ("BOCP"). Pursuant to an assignment of note and liens dated December 29, 1998, Bank One assigned the original loan agreement, together with all loan documents referred to therein, to BOCP. The principal amount then outstanding under Tranche A of $2.9 million plus interest was repaid and, per amendments to the loan agreement, no further advances will be requested or made under Tranche A. Interest accrued on advances under Tranche A at prime plus 2.0%, payable monthly. The amendments also modified the terms of Tranche B of the credit facility as follows:

        (1) Maximum availability of $6,000,000.

        (2) No advances on Tranche B will be requested or made on or after April 30, 1999.

        (3) Maturity date of July 31, 1999.

        (4) Interest rate of prime plus eight percent per annum through and including December 31, 1998 and fifteen percent per annum from and after January 1, 1999.

    In December, the Company paid $1.5 million of the $4.5 million outstanding principal balance under Tranche B but no interest thereon. The outstanding balance of Tranche B as of the date of this report is $6.0 million. All interest accrued on Tranche B remains unpaid and owing and is due on July 31, 1999. The Company has reached a standstill agreement covering certain covenants of which the Company is currently in violation. See Note 22, "Subsequent Events."

    SHELL FINANCING. In December 1998, the Company entered into a financing agreement with Shell Capital, Inc. ("Shell Capital") whereby the Company sold a term production payment to Shell Capital for $7 million. The production payment comprised a dedication of 42% of net revenues from the Wausau, Oak Hill, East Morgantown properties, 23.1% of Oakvale Dome's Howell well, 12.2% of Oakvale Dome's

                                BENZ ENERGY LTD.

NOTE 9. LONG-TERM DEBT (CONTINUED)
Fortenberry well and 38.5% of Oakvale Dome's Byrd well. Such interests are subject to adjustment. The production payment is secured solely by the properties. Following full pay-out ($7.0 million plus a 15% rate of return) of the production payment, the dedicated revenue interest is returned to the Company less a permanent royalty interest equal to 8.75% of the Company's net revenue interest in Wausau, Oak Hill and East Morgantown, and 4.8% of the Howell and Byrd wells and 2.5% of the Fortenberry well. The Company has the right to buy back the production payment at a stated rate of return of 25% plus a payment of $1.0 million. In connection with the right to buy back the permanent overriding royalty interest conveyance, the Company recorded a discount on the financing of $1.0 million. The carrying amount of the oil and gas interests has been reduced by the same amount. Shell Capital further agreed to expand its term production payment to $25 million provided that the Company sell certain properties, enter into a payment schedule for amounts owed to an industry partner, raise additional capital and obtain certain minimum results from current development drilling activity. The Company is currently negotiating with Shell Capital and other parties to complete the expansion of the term production payment.

    This financing has been classified as debt on the balance sheet and will be reduced starting in 1999 as production is delivered to Shell under the terms of the contract. Volumes delivered to Shell are reported as revenue at prices received by Shell. Interest expense is recorded based on a rate of 15 percent.

    MOBIL FINANCING. In December 1998, the Company obtained a short-term advance of $2.2 million from certain investors for the purchase of Mobil's deep rights in the Old Ocean Unit. The advances are due July 31, 1999 and bear interest at a rate of 10% per annum.

    In connection with the short-term advance, the Company agreed to pay RP&C International, Inc. ("RP&C") and EnCap Investments L.C. ("EnCap L.C.") arrangement fees in the amounts of $125,400 and $6,600 respectively. In addition, the Company granted RP&C and EnCap L.C. warrants to purchase Benz Common Stock in an aggregate amount equal to $220,000. Such warrants were apportioned 95% to RP&C and 5% to EnCap L.C. The exercise price of the warrants at issuance was Cdn.$0.46 per share with an exercise period of three years. In lieu of issuing the warrants, the Company agreed to provide RP&C and EnCap L.C. in substance with substantially the same economic rights or interests they would have otherwise received had they been issued the warrants. The fair value of such right at December 31, 1998 was determined to be approximately $171,217.

    The Company also conveyed to each lender of the Mobil financing such lender's percentage share of an overriding royalty interest equal to 50% of the Mobil interest purchased in and to the Old Ocean Unit leases and the AMI leases. If the Company pays in full all of the notes on or before the original maturity date of April 30, 1999, or as extended, the lenders will re-convey the overriding royalty interest back to the Company. The lenders have exended such date to July 31, 1999. The Lender will retain the right to receive such lender's percentage share of 7.75% of the net profits, if any, realized from the production of oil, gas and other minerals from the subject interest in connection with such re-conveyance.

    CONVERTIBLE DEBENTURES AND SPECIAL NOTES. In March and April of 1998, the Company completed the private placements of $27.5 million in 9% Convertible Debentures, Series 1 general obligation notes and $10 million of 9% Special Notes, Series A and Series B exercisable into $10 million principal amount of 9% Convertible Debentures, Series 2 and Series 3.

    The Series 1 debentures bear interest at a rate of 9% per year payable in arrears in equal semi-annual installments on March 31st and September 30th of each year. The debentures have a maturity date of March 31, 2003. The debentures are convertible at the option of the holder into the Company's Common

                                BENZ ENERGY LTD.

NOTE 9. LONG-TERM DEBT (CONTINUED)
Stock prior to March 27, 2003 at a conversion price of Cdn.$1.70 per share, subject to adjustment in certain circumstances. The debentures are redeemable in whole or in part by the Company at any time after March 31, 2002 at the principal amount thereof, together with any accrued but unpaid interest. The Company may, at any time after September 30, 1999 and prior to the Maturity Date require that all outstanding convertible debentures be converted subject to achieving a stock price of Cdn.$2.38 per share.

    The Special Notes, Series A and Series B entitle the holder to acquire the same principal amount of 9% convertible debentures Series 2 and Series 3, at no additional cost, at any time on or before the earlier of (i) the fifth business day after a final prospectus qualifying the convertible debentures to be issued upon the exercise of the Special Notes and (ii) the date 18 months after the closing of the Special Notes Series A and 6 months after the closing of the Special Notes Series B. The trustee of the Special Notes will exercise any Special Notes not exercised prior to the above date and the convertible debentures will be issued to the noteholders without any further action on the part of the holder. See Note 22, "Subsequent Events".

    The convertible debentures, Series 2 and Series 3, bear interest at a rate of 9% per annum payable in arrears in equal semi-annual installments on March 31st and September 30th of each year. The debentures have a maturity date of August 31, 2003. The debentures will be convertible at the option of the holder into common shares at a conversion price of Cdn.$1.70 per common share, subject to adjustment in certain circumstances. If the holder elects to convert the debentures prior to the date of the third semi-annual coupon, the holder will receive a 5% premium on the number of common shares issued upon conversion. The debentures are redeemable in whole or in part by the Company at any time after August 31, 2002 at the principal amount thereof, together with any accrued but unpaid interest. The Company may, at any time after August 31, 2001 and prior to the Maturity Date require that all outstanding convertible debentures be converted subject to achieving a stock price of Cdn.$2.13 per share.

    The Company did not receive clearance of the Special Notes in certain Canadian jurisdictions by August 9, 1998 nor in the U.S. by September 21, 1998 and, therefore, holders of Series A Special Notes had the right to elect retraction of up to $1.056 million in funds held in escrow pending regulatory approval. Certain holders elected to retract a total of $988,000 plus accrued interest. The balance was released from escrow. In addition, holders of both Series A and Series B notes received the right to receive 10% more common shares issued upon conversion due to not receiving clearance.

    In connection with the issuance of the Convertible Debentures, Series 1 the Company granted the agent 2,109,974 compensation options that entitle the holder to receive cash payment from the Company equal to the difference between the closing market price of a common share of the Company on the trading day immediately preceding the exercise date and Cdn.$1.70 per share, subject to adjustment in certain circumstances. The options expire on March 25, 2000. Pursuant to an agreement dated December 31, 1998, the options were repriced to Cdn.$0.46 per common share. The fair value of such options was determined to be approximately $358,577 and is being amortized over the two-year life of the options. At December 31, 1998, $209,170 remained unamortized.

    In connection with the issuance of the Special Notes, Series A and Series B, the Company granted the agent 737,903 special compensation warrants that entitle the holder to acquire the same number of compensation options. The options each entitle the holder to acquire, subject to adjustment, one common share of the Company for Cdn.$1.70 per share at any time on or prior to April 8, 2000.

    COGNISEIS DEVELOPMENT. On May 1, 1996, Texstar LLC purchased equipment and financed the purchase through the vendor. The amount financed was $110,365. As of October 31, 1996, $100,395 was

                                BENZ ENERGY LTD.

NOTE 9. LONG-TERM DEBT (CONTINUED)
assigned to the Company and was outstanding. The equipment has also been assigned to the Company. The amount financed is collaterized by the equipment. Under the terms, monthly payments of principal and interest are due. The interest rate is 15% per annum. At December 31, 1998, $28,912 remained outstanding.

NOTE 10. INCOME TAXES

    The components of the provision for income taxes is as follows:

                                                                 DECEMBER 31,  DECEMBER 31,  AUGUST 31,
                                                                     1998          1997         1997
                                                                 ------------  ------------  -----------
Current Tax Expense
  U.S. Federal.................................................   $       --    $       --    $      --
  State and Local..............................................           --            --           --
                                                                 ------------  ------------  -----------
    Total Current..............................................           --            --           --
                                                                 ------------  ------------  -----------
Deferred Tax Expense
  U.S. Federal.................................................           --            --           --
  State and Local..............................................           --            --           --
                                                                 ------------  ------------  -----------
    Total Deferred.............................................           --            --           --
                                                                 ------------  ------------  -----------
  Total Tax Provision from Continuing Operations...............   $       --    $       --    $      --
                                                                 ------------  ------------  -----------
                                                                 ------------  ------------  -----------

    The reconciliation of the effective income tax rate to the Federal statutory rate is as follows:

                                                                 DECEMBER 31,  DECEMBER 31,  AUGUST 31,
                                                                     1998          1997         1997
                                                                 ------------  ------------  -----------
Federal Income Tax Rate........................................        (34.0)%       (34.0)%      (34.0)%
Deferred Tax Charge (Credit)...................................           --            --           --
Effect of Valuation Allowance..................................         34.0%         34.0%        34.0%
State Income Tax, Net of Federal Benefit.......................           --            --           --
                                                                 ------------  ------------  -----------
Effective Income Tax Rate                                                0.0%          0.0%         0.0%
                                                                 ------------  ------------  -----------
                                                                 ------------  ------------  -----------

    At December 31, 1998 and 1997 and August 31, 1997 the Company had net carryforward losses of approximately $43,029,000, $11,029,000 and $4,535,000, respectively. A valuation allowance equal to the tax benefit for deferred taxes has been established due to the uncertainty of realizing the benefit of the tax carryforward.

                                BENZ ENERGY LTD.

NOTE 10. INCOME TAXES (CONTINUED)
    Deferred tax assets and liabilities reflect the net tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and amounts used for income tax purposes. Significant components of the Company's deferred tax assets (liabilities) are as follows:

                                                                        DECEMBER 31,   DECEMBER 31,    AUGUST 31,
                                                                            1998           1997           1997
                                                                       --------------  -------------  ------------
Non-Current Deferred Tax Assets (Liabilities):
  Exploration and development costs capitalized for financial
    purposes, expensed for tax purposes..............................  $  (11,380,539) $  (2,472,913) $   (968,546)
  Depreciation Expense...............................................         495,664         35,949       (43,341)
  Loss Carry-forwards................................................      14,629,860      3,749,860     1,541,900
                                                                       --------------  -------------  ------------
                                                                            3,744,985      1,312,896       530,013
    Less: Valuation Allowance........................................      (3,744,985)    (1,312,896)     (530,013)
                                                                       --------------  -------------  ------------
Net Deferred Tax Assets (Liabilities)................................  $           --  $          --  $         --
                                                                       --------------  -------------  ------------
                                                                       --------------  -------------  ------------

    Net operating loss carryforwards expire as follows:

2011...........................................................  $4,535,000
2012...........................................................  $6,494,000
2013...........................................................  $32,000,000

NOTE 11. SEGMENTED INFORMATION

    The Company's principal activity is the exploration and development of petroleum properties in the United States. The principal assets in Canada consist primarily of cash, funds held in trust, amounts receivable, prepaid expenses and investments. The allocation of the total assets of the Company between the two segments are as follows:

                                                            DECEMBER 31,   DECEMBER 31,    AUGUST 31,
                                                                1998           1997           1997
                                                            -------------  -------------  -------------
Canada....................................................  $   4,784,298  $   1,582,629  $   3,345,347
United States.............................................     90,455,949     34,633,500     18,175,533
                                                            -------------  -------------  -------------
  Total identifiable assets...............................  $  95,240,247  $  36,216,129  $  21,520,880
                                                            -------------  -------------  -------------
                                                            -------------  -------------  -------------

NOTE 12. REDEEMABLE PREFERRED STOCK

    The Company authorized a new issue of Class A Preferred Shares Series 1. Dividends are payable at 10% per annum of the amount paid or deemed to have been paid for the shares, payable quarterly. Dividends are cumulative. For the first eight quarterly dividends, the Company may elect to pay the dividends in common shares, at a price based on the trailing average price of the Company's common shares as at the end of the applicable quarter. The Company has the option to redeem the Preferred Shares at any time. If a qualified public offering of the Company's common stock is not consummated within the three year period commencing January 23, 1998, the holders of a majority of the Preferred Shares may elect to cause the Company to redeem all of the Preferred Shares. On the fifth anniversary of the sale of the Preferred Shares, the Company is required to redeem all of the Preferred Shares. The

                                BENZ ENERGY LTD.

NOTE 12. REDEEMABLE PREFERRED STOCK (CONTINUED)
Preferred Shares are redeemable at an amount equal to the purchase price plus any dividends cumulated but not paid. At December 31, 1998, 9,488,140 Preferred Shares were outstanding with a redemption value of $9,488,140.

    The Class A Preferred Shares Series 1 will rank equally with all other series of Class A Preferred shares then outstanding. The Class A Preferred shares are entitled to priority over the common shares of the Company and over any other shares of the Company ranking junior to the Class A Preferred shares with respect to priority in the payment of dividends and the distribution of assets in the event of the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or any other distribution of the assets of the Company among its shareholders for the purpose of winding-up its affairs.

NOTE 13. WARRANTS

    During the period ended December 31, 1997, the Company issued 4,885,800 common shares on the exercise of the following special warrants:

    (i) CLASS A SPECIAL WARRANTS

        556,000 common shares and 139,000 non-transferable share purchase warrants (the "Class A Warrants") on the exercise of 556,000 Class A Special Warrants. Each Class A Warrant entitles the holder to purchase an additional common share at Cdn.$1.80 per share on or before February 11, 1998 and at Cdn.$2.07 on or before February 11, 1999. The Class A Warrants remained unexercised at December 31, 1998 and expired unexercised in the first quarter of 1999.

    (ii) CLASS B SPECIAL WARRANTS

        1,540,000 common shares and 1,540,000 non-transferable share purchase warrants (the "Class B Warrants") on the exercise of 1,400,000 Class B Special Warrants. Two Class B Warrants entitle the holder to purchase an additional common share at Cdn.$2.15 per share on or before March 17, 1998 and at Cdn.$2.47 per share on or before March 17, 1999. The Company has also granted the agent special options to acquire, without additional consideration, 400,000 Class B Warrants. During the period ended December 31, 1997, an additional 91,864 common shares were issued for proceeds of $141,396 on the exercise of 183,728 Class B Warrants. Of the Class B warrants, 1,756,272 warrants remained unexercised at December 31, 1998 and expired unexercised in the first quarter of 1999.

    (i) CLASS C SPECIAL WARRANTS

        432,300 common shares and 216,000 non-transferable share purchase warrants (the "Class C Warrants") on the exercise of 393,000 Class C Special Warrants. Each Class C Warrant entitles the holder to purchase an additional common share at Cdn.$2.55 per share on or before April 13, 1998 and at Cdn.$2.95 per share on or before April 12, 1999. The Company has also granted the agent special options to acquire, without additional consideration, 40,000 Class C Warrants. As at December 31, 1998, 256,000 Class C Warrants remained unexercised and expired unexercised in 1999.

    (ii) FIRST TRANCHE CLASS D SPECIAL WARRANTS

        2,101,000 common shares and 1,050,000 non-transferable share purchase warrants (the "First Tranche Class D Warrants") on the exercise of 1,910,000 First Tranche Class D Special Warrants. Each

                                BENZ ENERGY LTD.

NOTE 13. WARRANTS (CONTINUED)
    First Tranche Class D Warrant entitles the holder to purchase an additional common share at a price of Cdn.$3.50 per share on or before April 18, 1998 and at Cdn.$4.25 per share on or before October 18, 1998. The Company has issued 50,000 common shares, at an ascribed price of $116,571 to the agents and has also granted the agents 191,000 share purchase warrants (the "Agents' First Tranche Warrants"). Each Agents' First Tranche Warrant is exercisable to purchase one common share at a price of Cdn.$3.25 per share on or before April 18, 1998 and at Cdn.$3.75 per share thereafter until October 18, 1998, subject to certain exercise restrictions. The First Tranche Class D Warrants and the Agents' First Tranche Warrants expired unexercised in 1998; and

    (iii) SECOND TRANCHE CLASS D SPECIAL WARRANTS

        256,500 common shares and 128,250 non-transferable share purchase warrants (the "Second Tranche Class D Warrants") on the exercise of 256,500 Second Tranche Class D Special Warrants. Each Second Tranche Class D Warrant entitles the holder to purchase an additional common share at a price of Cdn.$3.50 per share on or before June 26, 1998 and at Cdn.$4.25 per share on or before December 28, 1998. The Company has also granted the agents 25,650 share purchase warrants (the "Agents' Second Tranche Warrants"). Each Agent's Second Tranche Warrant is exercisable to purchase one common share at Cdn.$3.25 per share until June 26, 1998 and at Cdn.$3.75 per share thereafter until December 28, 1998, subject to certain exercise restrictions. The Second Tranche Class D Warrants and the Agents' Second Tranche Warrants expired unexercised in 1998.

    Proceeds from the issuance of the special warrants totaling $8,750,447 were received during the period ended August 31, 1997. No additional consideration was received on the exercise of the special warrants. For the periods ended December 31, 1997 and August 31, 1997, the Company incurred a total of $120,114 and $1,114,010, respectively, for commissions and issue and prospectus costs related to the special warrant offerings.

    The following additional warrants that were outstanding at December 31, 1997 were exercised or expired unexercised in 1998:

        (i) of the warrants to purchase common shares at Cdn.$1.30 per share on or before December 5, 1998: 5,000 were exercised in April for proceeds of $4,561, 89,900 were exercised in June for proceeds of $79,585 and the remaining 393,600 expired unexercised in December;

        (ii) 142,900 warrants to purchase common shares at Cdn.$2.05 per share on or before December 15, 1998 expired unexercised.

                                BENZ ENERGY LTD.

NOTE 14. STOCK OPTIONS

    Stock options activity is summarized as follows:

                                                                                           OUTSTANDING
                                                                                               AND
                                               OUTSTANDING AND                             EXERCISABLE
                                      PER      EXERCISABLE AT                 OPTIONS          AT
          FISCAL YEAR                SHARE      DECEMBER 31,     OPTIONS     EXERCISED*   DECEMBER 31,     DATE OF
            GRANTED                  $ CDN          1997         GRANTED    OR CANCELLED      1998       EXPIRATION
--------------------------------  -----------  ---------------  ----------  ------------  -------------  -----------
1995............................        0.21           45,000           --       (45,000)*           --     1/30/98
1996............................        0.33           42,000           --       (42,000)*           --     7/17/99
1997............................        2.30           40,000           --       (40,000)           --     11/21/98
1997............................        2.60          298,700           --                     298,700      1/16/00
1997............................        3.45          550,000           --                     550,000      4/25/00
1997............................        1.95        1,738,764           --      (207,225)    1,531,539     12/19/02
1997............................        2.98          300,000           --                     300,000     10/17/00
1998............................        1.83               --       25,000                      25,000      5/06/03
1998............................        1.61               --       75,000                      75,000      1/15/03
1998............................        1.69               --       20,000                      20,000      3/01/03
1998............................        1.68               --       45,000                      45,000      3/15/03
1998............................        1.89               --       25,000                      25,000      4/01/03
1998............................        1.96               --       10,000                      10,000      4/15/03
1998............................        1.60               --       10,000                      10,000      6/16/03
                                               ---------------  ----------                -------------
                                                    3,014,464      210,000      (334,225)    2,890,239
                                               ---------------  ----------  ------------  -------------
                                               ---------------  ----------  ------------  -------------


                                                                                           OUTSTANDING
                                                                                               AND
                                               OUTSTANDING AND                             EXERCISABLE
                                      PER      EXERCISABLE AT                 OPTIONS          AT
          FISCAL YEAR                SHARE       AUGUST 31,      OPTIONS     EXERCISED    DECEMBER 31,     DATE OF
            GRANTED                  $ CDN          1997         GRANTED    OR CANCELLED      1998       EXPIRATION
--------------------------------  -----------  ---------------  ----------  ------------  -------------  -----------
1995............................        0.21           45,000           --            --        45,000      1/30/98
1996............................        0.33           42,000           --            --        42,000      7/17/99
1997............................        2.30           40,000           --            --        40,000     11/21/98
1997............................        2.60          298,700           --            --       298,700      1/16/00
1997............................        3.45          750,000           --      (200,000)      550,000      4/25/00
1997............................        1.95               --    1,738,764            --     1,738,764     12/19/02
1997............................        2.98               --      300,000            --       300,000     10/17/00
                                               ---------------  ----------  ------------  -------------
                                                    1,175,700    2,038,764      (200,000)    3,014,464
                                               ---------------  ----------  ------------  -------------
                                               ---------------  ----------  ------------  -------------

                                BENZ ENERGY LTD.

NOTE 14. STOCK OPTIONS (CONTINUED)

                                                                                           OUTSTANDING
                                                                                               AND
                                               OUTSTANDING AND                             EXERCISABLE
                                      PER      EXERCISABLE AT                 OPTIONS          AT
          FISCAL YEAR                SHARE      DECEMBER 31,     OPTIONS     EXERCISED     OCTOBER 31,     DATE OF
            GRANTED                  $ CDN          1997         GRANTED    OR CANCELLED      1998       EXPIRATION
--------------------------------  -----------  ---------------  ----------  ------------  -------------  -----------
1995............................        0.21           85,000           --       (40,000)       45,000      1/30/98
1996............................        0.33          527,000           --      (485,000)       42,000      7/17/99
1996............................        0.50           42,000           --       (42,000)           --           --
1997............................        2.30               --       80,000       (40,000)       40,000     11/21/98
1997............................        2.60               --      736,000      (437,300)      298,700      1/16/00
1997............................        3.45               --      750,000            --       750,000      4/25/00
                                               ---------------  ----------  ------------  -------------
                                                      654,000    1,566,000    (1,044,300)    1,175,700
                                               ---------------  ----------  ------------  -------------
                                               ---------------  ----------  ------------  -------------

    STOCK OPTION PLAN--In 1997, the Company instituted a stock option plan (the "Plan") covering eligible directors and employees, as defined in the Plan. The Company may issue up to 3,020,988 shares of Common Stock under the Plan, of which options to acquire 130,749 shares of Common Stock remained available for grant at December 31, 1998. Such maximum includes options issued to certain officers, directors and key employees at the discretion of the Board prior to the adoption of the Plan. Under the Plan, the exercise price of each option equals the market price of Benz's Common Stock on the date of grant. Options become exercisable immediately and expire within a period determined at grant, not to exceed ten years.

    At the February 19, 1999 meeting of the Board of Directors, 2,102,319 options held by certain employees, officers and directors of the Company were cancelled. The Board reissued 2,112,349 options to these certain employees, officers and directors at an exercise price of Cdn.$0.50 per share. In addition, 300,000 options held by a former officer of the Company were cancelled and 500,000 options were reissued at an exercise price of Cdn.$0.53 per share as per his termination agreement. See Note 19, "Commitments and Contingencies" for a discussion of the termination agreement.

    The repricing of the options is subject to VSE approval. Of the options above, 2,023,700 options are held by executive officers and directors of the Company and repricing of such options requires shareholder approval in addition to VSE approval.

    The Company accounts for its stock option transactions under the provisions of APB No. 25. The following pro forma information is based on estimating the fair value of grants based upon the provisions of SFAS No. 123. The fair value of each option granted during the periods indicated has been estimated as of the date of grant using the Black-Scholes option pricing model with the following assumptions:

                                         YEAR ENDED      FOUR MONTHS ENDED  TEN MONTHS ENDED
                                      DECEMBER 31, 1998  DECEMBER 31, 1997   AUGUST 31, 1997
                                      -----------------  -----------------  -----------------
Risk Free Interest Rate.............           4.59%              5.57%              5.57%
Life of the Options.................         2 years          2-3 years          2-3 years
Expected Dividend Yield.............              0%                 0%                 0%
Expected Volatility.................            138%                30%                30%
Weighted Average Fair Value of
  Options Granted...................            $0.14             $0.40               $0.60

                                BENZ ENERGY LTD.

NOTE 14. STOCK OPTIONS (CONTINUED)
    Accordingly, the Company's pro forma net loss and net loss per share assuming compensation cost was determined under SFAS No. 123 would have been the following:

                                            YEAR ENDED      FOUR MONTHS ENDED  TEN MONTHS ENDED
                                         DECEMBER 31, 1998  DECEMBER 31, 1997   AUGUST 31, 1997
                                         -----------------  -----------------  -----------------
Net Loss...............................   $   (12,550,062)   $    (2,864,698)   $    (2,059,798)
Net Loss Per Basic Share...............             (0.39)             (0.10)             (0.09)


                                         DECEMBER 31, 1998  DECEMBER 31, 1997   AUGUST 31, 1997
                                         -----------------  -----------------  -----------------
Weighted Average Option Price Per Share
  (Cdn$):
  Granted..............................             $1.71              $2.10              $2.99
  Exercised............................              0.27                 --               1.32
  Cancelled............................              2.01               3.45               2.30
  Outstanding at End of Period.........              2.39               2.35               2.96
  Exercisable at End of Period.........              2.39               2.35               2.96
Weighted Average Remaining Life of
  Options Outstanding..................         36 months          32 months          29 months

NOTE 15. RETIREMENT PLAN

    The Company sponsors a 401(k) Profit Sharing Plan (the "401(k) Plan") under
Section 401(k) of the Internal Revenue Code. This plan covers all eligible employees of the Company. The Company matches $.50 for each $1.00 of employee deferral, subject to limitations imposed by the Internal Revenue Service. Company contributions to the 401(k) Plan during the periods ended December 31, 1998, December 31, 1997 and August 31, 1997 totaled $75,416, $12,024 and
$23,452, respectively.

NOTE 16. RELATED PARTY TRANSACTIONS

    The Company executed a secured short-term interest-bearing note with Starbucks Trust ("Starbucks"), a trust controlled by the wife of the Chairman & CEO, in the amount of up to $2.5 million. The Chairman & CEO disclaims beneficial ownership or control of the trust. Starbucks invested the funds with brokerage accounts that used a portion of the funds to purchase the Company's stock. Interest accrues at a rate of 9% per annum on outstanding advances. All outstanding advances and accrued interest were due on December 31, 1998. Due to a standstill agreement described below, at December 31, 1998 advances totaling $2.9 million plus accrued interest remained outstanding.

    In July 1998, the Company entered into a purchase and sale agreement with Starbucks to acquire all of Starbucks' interest in certain oil and gas leases and properties, along with other associated assets. The purchase price was $2,332,537 in cash and 600,000 common shares of the Company valued at $696,661, such price subject to post-closing adjustments. Starbucks has guaranteed that the assets acquired, on January 1, 2000 or such earlier date as Starbucks may request, will have a value of not less than $3,032,537, such valuation defined in the agreement. In the event the valuation is less than the amount guaranteed, Starbucks is required to pay the difference to the Company. During 1998, the Company paid approximately $1.1 million of the principal amount due to Starbucks plus accrued interest. At December 31, 1998, $1.2 million remained outstanding and is currently subject to a standstill agreement described below. The

                                BENZ ENERGY LTD.

NOTE 16. RELATED PARTY TRANSACTIONS (CONTINUED)
Company is accruing interest on the unpaid balance due Starbucks at a rate of 9% per annum. The Starbucks transaction was reviewed and approved by a committee of outside directors and received approval from the Vancouver Stock Exchange.

    During 1998, the Company sold certain shares of Stanford Energy stock for proceeds of Cdn. $1,183,735 and transferred such proceeds to Slattery Trust, a trust controlled by Prentis B. Tomlinson. In addition, the Company transferred certain shares of Stanford Energy stock to the account of Slattery Trust. Such stock was subsequently sold. Proceeds from the above transactions were used by Slattery Trust to purchase Benz Energy Ltd. common stock on the open market on behalf of the Company. The 600,000 shares of Benz Energy common stock purchased was then transferred to Starbucks Trust in satisfaction of the terms of the Starbucks acquisition discussed above.

    In April 1998, the Company agreed to acquire certain petroleum interests and assume certain liabilities from Calibre, a private limited liability company owned by certain directors and officers of the Company, and to acquire certain petroleum interests owned by certain directors and officers of the Company. The Company paid $261,000 in cash, forgave $1,450,000 of Calibre accounts payable to the Company, assumed $450,000 in debt, issued promissory notes totaling $2,000,000 and will issue 1,927,426 shares of the Company at an ascribed price of Cdn.$2.80 per share in 1999. The promissory notes bear interest at 10% per annum and were due, with accrued interest, half on April 1, 1998 and the balance on September 1, 1998. Payments of $215,000 were made during 1998 and at December 31, 1998, $1,785,000 principal amount remained outstanding plus accrued interest. Of this amount, $1,485,000 and $200,000, due respectively to Prentis
B. Tomlinson Jr. and Starbucks Trust, are subject to a standstill agreement described below. In addition, Mr. Tomlinson has agreed to allow amounts owed to him under such promissory notes to be offset against the Starbucks note receivable described above. The Caliber transaction was reviewed and approved by a committee of outside directors and received approval from the Vancouver Stock Exchange.

    In December 1998, as part of certain transactions by and between the Company and Shell Capital, Inc., the Company was required to deliver an agreement whereby Starbucks and Mr. Tomlinson each agreed to a deferment of payments of any amounts owing to them from Benz, Texstar or any affiliate (the "Benz Entities") until the termination date as defined in the Shell financing arrangement. The parties agreed further not to pursue collection of any such amounts from Benz Entities during such deferment period. Mr. Tomlinson and Starbucks entered into such agreement in consideration of a mutual deferment by the Benz Entities to collect or risk payments of amounts owed to them by Tomlinson, Starbucks, Texstar Holdings L.L.C. and Security Oil, L.L.C. (See Note 9, "Long-term Debt" for a description of the Shell financing).

    Certain debt, as described in Note 9, "Long-term Debt" is guaranteed by Mr. Tomlinson, Slattery Trust, whose beneficiary is Mr. Tomlinson, Calibre, certain affiliates of Calibre, and Texstar Holdings.

    At August 31, 1997, the Company had advanced funds to Calibre ($453,132) and Calibre Ecuador, Inc. ($213,187). Calibre is owned by Benz' controlling shareholders and Calibre Ecuador, Inc. is owned 50% by Benz. The advances to Calibre Ecuador in the amount of $213,187 have been written off as of August 31, 1997, as Calibre Ecuador has no assets or other means with which to repay the advances. The Calibre advances bear no interest and are due upon demand. Included in this amount is an overhead reimbursement charge to Calibre of $66,276. This amount has been reflected in the financial statements as a reduction of general and administrative expense.

                                BENZ ENERGY LTD.

NOTE 16. RELATED PARTY TRANSACTIONS (CONTINUED)
    During the four-month period ended December 31, 1997, the Company made additional advances to Calibre Ecuador of $189,005. These advances were written off as of December 31, 1997. During the year ended December 31, 1998, the Company made advances to Calibre Ecuador of $319,327. These advances were written off during the year.

    Additionally, during the four-month period ended December 31, 1997, the Company's net advances to Calibre increased to $1,768,772. At December 31, 1997, $1,450,000 of this amount was reclassified as a prepayment relating to the acquisition of properties from Calibre. The balance of $318,772 was written off as a bad debt.

    The Company participates in various oil and gas activities with related parties. All transactions related to such activities are in the normal course of business. As of December 31, 1998 and 1997, balances with related parties were as follows:

                                                   DECEMBER 31, 1998  DECEMBER 31, 1997
                                                   -----------------  -----------------
Joint Interest Billing Receivable................     $   898,459(1)     $   418,679
Other Receivables................................         145,000             95,000
Drilling Advances Payable........................              --            214,776

------------------------

(1) Includes amount currently involved in litigation. See Note 19, "Commitments and Contingencies".

    During the periods ended December 31, 1998, December 31, 1997 and August 31, 1997, the Company was charged $40,445, $14,250 and $106,113, respectively for management, professional and office services provided by companies under significant influence of former directors of the Company.

    During the period ended August 31, 1997, the Company acquired Cdn.$200,000 unsecured convertible debenture (the "Stanford Debenture") issued by Stanford. The Stanford Debenture bore interest at a rate of 8% per annum, payable quarterly, maturing in April 2000, and was convertible, at the option of the Company, into 340,000 common shares of Stanford and 170,000 non-transferable share purchase warrants. Each warrant entitled the Company to purchase an additional flow-through common share of Stanford at Cdn.$0.60 per share, expiring one year after issue. On August 6, 1997, the Stanford Debenture was retired and the Company was repaid Cdn.$222,937.

    During the period ended August 31, 1997, the Company completed certain agreements with Calibre whereby the Company:

        (i) acquired 20% working interests in each of four oil and gas prospects located in Mississippi, paid through the issuance of 254,863 common shares of the Company at a deemed price of $573,592. In addition, the Company reimbursed Calibre $80,000 for data costs, and

        (ii) acquired a 5.5% working interest in and to lease options, seismic permits and contracts relating to the White Castle field located in Iberville Parish, Louisiana through the issuance of 343,000 common shares of the Company, at a deemed price of $442,925, plus $425,000 cash, for a total of $867,925.

                                BENZ ENERGY LTD.

NOTE 17. EARNINGS PER SHARE

    Securities that could potentially dilute basic earnings per share in the future that were not included in the computation of diluted earnings per share because their effect would have been antidilutive are as follows:

                                      DECEMBER 31, 1998  DECEMBER 31, 1997   AUGUST 31, 1997
                                      -----------------  -----------------  -----------------
Warrants............................       4,389,175          3,407,572           9,896,350
Options.............................       2,890,239          3,014,464           1,175,700
                                      -----------------  -----------------  -----------------
  Total Shares......................       7,279,414          6,422,036          11,072,050
                                      -----------------  -----------------  -----------------
                                      -----------------  -----------------  -----------------

NOTE 18. GOING CONCERN ISSUE

    The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company has experienced significant delays in the completion of certain wells that are a key component of obtaining new financing for the Company. These delays have created a significant working capital deficit and depleted cash reserves. As a result, the Company has secured standstill agreements on certain financial debt covenants of which it is currently in violation. In addition, the Company was able to extend the maturity dates of currently due debt to July 31, 1999 in anticipation of completing a major well. In the event that the well is not completed timely and the Company is not able to refinance the current debt by the extended due dates, the debt may ultimately be called. The Company may not be able to meet such demands.

    The Company anticipates the completion of the major well that is necessary to obtain additional financing. The Company also is currently in negotiations with several institutions to obtain production financing to repay currently due debt. The Company also anticipates obtaining significant additional equity in the near term through a private placement. In addition, the Company has closed the sale of one non-core property for approximately $507,500 and is negotiating the sale of an interest in another property for over $4.0 million of proceeds. One additional property is currently the subject of negotiations for sale with proceeds expected to exceed $1.0 million.

NOTE 19. COMMITMENTS AND CONTINGENCIES

    LITIGATION--The Company is involved in litigation and is subject to governmental and regulatory controls arising in the ordinary course of business. It is the opinion of the Company's management that all claims and litigation involving the Company are not likely to have a material adverse effect on its financial position or results of operations.

    The Company has filed suit against STB Energy Inc., Hilton Petroleum, Inc., Trimark Resources, Inc., Westport Petroleum, Inc. and Bradley M. Colby alleging breach or participation and operating agreements, suit on a sworn account, fraudulent inducement to contract, fraud, constructive fraud, breach of fiduciary duty and conspiracy, and seeks a declaratory judgement on corporate veil and alter ego theories. The suit is pending and trial date has been set.

    The Company has filed suit against Rainbow Oil and Gas, Inc. ("Rainbow") alleging breaches of participation, operating and letter agreements covering certain prospects in Texas, Louisiana, and Mississippi. Rainbow counter-claimed and seeks relief in the form of damages for breach of contract, fraud and punitive damages plus attorneys' fees and interest. The lawsuit is presently in the initial stages of discovery.

                                BENZ ENERGY LTD.

NOTE 19. COMMITMENTS AND CONTINGENCIES (CONTINUED)
Although the outcome of this lawsuit can not be predicted with certainty, management will vigorously defend the counterclaims and believes that such counterclaims will not have a material adverse effect on the financial position or results of operations of the Company.

    ENVIRONMENTAL--Benz, as owner and operator of oil and gas properties, is subject to various federal, state, and local laws and regulations relating to discharge of materials into, and protection of, the environment. These laws and regulations may, among other things, impose liability on the lessee under and oil and gas lease for the cost of pollution clean-up resulting from operations, subject the lessee to liability for pollution damages and impose restrictions on the injection of liquids into subsurface strata. Benz maintains insurance coverage that it believes is customary in the industry, although it is not fully insured against all environmental risks.

    The Company is not aware of any environmental claims existing as of December 31, 1998, that would have a material impact on its financial position or results of operations. There can be no assurance, however, that current regulatory requirements will not change, or past non-compliance with environmental laws will not be discovered on the Company's properties.

    TERMINATION AGREEMENTS--The Company terminated a key officer's employment without cause and requested such officer to resign all of his positions with the Company except his position as a Director of the Company. As defined in his employment contract with the Company, such officer was entitled to certain liquidated damages, and not as a penalty, in the amount of $1,150,000 payable as follows:

    - Payments of $10,000 per month for 12 months commencing February 15, 1999;

    - Payment of $400,000 on January 15, 2000;

    - Payment of $200,000 on July 15, 2000; and

    - Payment of the balance due under his agreement, as adjusted, on January 15, 2001.

    In addition, the officer was granted new stock options in lieu of the 300,000 shares granted December 18, 1997. The new stock option agreement dated February 15, 1999 is for 500,000 shares of Common Shares $0.01 par value. The remaining agreed liquidated damages due on January 25, 2001 shall be reduced by the difference between the option price under the new option agreement for 500,000 shares of Common Shares and the 500,000 option shares as of the date the payment of the balance of the agreed liquidated damages. All cash payments payable to the officer shall be reduced by applicable federal, state and local withholding taxes. As a Director to the Company, he will be provided the same Director's Liability Insurance provided to other Directors. The Company also agreed that at its sole cost and expense to continue current health insurance coverage as required by applicable law until January 5, 2000; however, he notified the Company that he would forfeit such coverage as of April 15, 1999 and resigned as a director of the Company.

    On December 16, 1998, the Company entered into an agreement with EnCap that, should Mr. Tomlinson's employment be terminated, except for cause, following certain events, then EnCap on behalf of the Company will make a cash payment to Mr. Tomlinson of $1.0 million within 30 days of severance, and the Company will enter into a consulting agreement with a three-year term providing for payments of $185,000 per annum, and grant Mr. Tomlinson a permanent overriding royalty interest in certain properties. These payments are obligations of the Company and EnCap has agreed to provide financing to fund such payment obligations.

                                BENZ ENERGY LTD.

NOTE 19. COMMITMENTS AND CONTINGENCIES (CONTINUED)
    LEASE COMMITMENTS--The Company has entered into a certain noncancelable operating lease agreement for office space in Houston, Texas. The lease term expires on January 31, 2003. The lease terms are subject to certain operating expense escalations.

    Rent expense recorded in the statement of operations is $381,084, $49,977 and $105,158 for the periods ended December 31, 1998, December 31, 1997 and August 31, 1997, respectively.

    Future minimum lease payments under the lease agreement for each of the years ended December 31, are as follows:

1999..............................................  $   396,187
2000..............................................      396,187
2001..............................................      396,187
2002..............................................      396,187
2003..............................................       33,016
                                                    -----------
                                                    $ 1,617,764
                                                    -----------
                                                    -----------

NOTE 20. SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCIAL ACTIVITIES

    A summary of non-cash investing and financing activities is presented below:

    In December 1998, the Company acquired all of Mobil's right, title and interest in the deep rights below the existing production in the Old Ocean Unit with $2.0 million in proceeds from the issuance of promissory notes to certain investors.

    In October 1998, $250,000 principal amount of debentures was converted into 238,570 common shares.

    In July 1998, the Company acquired certain proved and unproved non-producing oil and gas properties from Starbucks Trust for cash and 600,000 shares of Benz common stock valued at $696,661.

    In May 1998, the Company entered into a property swap agreement with Southern Gas.

    In April 1998, the Company acquired certain petroleum interest from Calibre for cash, the assumption of liabilities, the forgiveness of advances, the issuance of promissory notes and the issuance of 1,927,400 shares of Benz common stock valued at approximately $2,296,000.

    In January 1998, the Company acquired certain oil and gas interests from Lasco for a note payable that was subsequently converted to 2,542,372 shares of Benz common stock valued at $3.0 million and 9,488,140 shares of redeemable preferred stock, as adjusted for reduction in purchase price, valued at $1 per share. In addition, the Company paid interest on the Lasco Acquisition note and dividends on the preferred shares into which the note was converted with common shares of the company valued at $782,500.

                                BENZ ENERGY LTD.

NOTE 20. SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCIAL ACTIVITIES (CONTINUED) At October 31, 1996, the following assets and liabilities were assigned to
Texstar in exchange for the issuance of 100% of Texstar's common stock.

Cash..............................................  $     559,386
Receivables.......................................         94,914
Prepaid Expenses..................................        321,542
Oil and Gas Properties, Net.......................      1,225,909
Property and Equipment, Net.......................        276,390
Organization Costs, Net...........................          8,447
Other Assets......................................          6,025
                                                    -------------
Total Assets Assigned.............................  $   2,492,613
                                                    -------------
                                                    -------------
Accounts Payable and Accrued Expenses.............  $     335,421
Drilling Advances.................................        648,150
Debt..............................................        485,954
Due to Related Parties............................        256,123
                                                    -------------
Total Liabilities Assigned........................  $   1,725,648
                                                    -------------
                                                    -------------
Net Assets Assigned...............................  $     766,965
                                                    -------------
                                                    -------------

    During the initial period ended August 31, 1997, the Company acquired properties in exchange for stock valued at $1,016,516 and issued options to acquire common stock, for no additional consideration, for services valued at $116,571.

                SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

                                                                     FOR THE FOUR     FOR THE TEN MONTHS
                                              FOR THE YEAR ENDED     MONTHS ENDED      ENDED AUGUST 31,
                                              DECEMBER 31, 1998   DECEMBER 31, 1997          1997
                                              ------------------  ------------------  ------------------
Cash paid during the period for:
  Interest, net of amounts capitalized......        $2,316,257             $84,752             $41,200
  Income and other taxes, net of refunds....                --                  --                  --

NOTE 21. FINANCIAL INSTRUMENTS

    The Company's financial instruments consist of cash, accounts receivable, accounts payable and long-term debt. The carrying amounts of cash, accounts receivable and accounts payable approximate fair value due to the highly liquid nature of these short-term instruments. The long-term debt, excluding the convertible debentures and special notes, approximates fair value due to the revision of terms at year-end of the bank indebtedness and the EnCap facility and the closing at year end of the Mobil promissory notes and the Shell production payment, all at current terms available to the Company. The convertible debentures and special notes approximate fair value based on the fact that holders elected to maintain the current terms when offered the ability to modify such terms.

                                BENZ ENERGY LTD.

NOTE 22. SUBSEQUENT EVENTS

    The following events took place subsequent to December 31, 1998:

    - The Company executed the Sixth through Ninth Amendments to the BOCP Credit Facility wherein the maturity of such facility was changed to July 31, 1999. The Company has been advanced $3,000,000 from this facility under these amendments.

    - Certain holders of the convertible debentures ($7,050,000) elected to be paid for the six-month period ending March 31, 1999 with 1,057,500 shares of common stock in lieu of $315,000 of interest. The stock price used in the swap was based on the 10 day trailing closing average through March 26 1999.

    - Effective March 31, 1999, a certain debenture holder has agreed to exchange $250,000 of debentures for 541,700 common shares.

    - Pursuant to the terms of the Series B Special Notes, the Company issued Series 3 Debentures in exchange for similar amounts of the Series B Special Notes.

    - The Company and Series 1 debenture holders have agreed to lower the conversion price of the debentures from Cdn.$1.70 per common share to Cdn.$1.40 per common share in exchange for certain changes in the indenture agreement. The Company intends to approach the Series 3 debenture holders and Series B Special Note holders for the same changes. The Company has approached the Series 1 debenture holders to exchange their debentures for non-redeemable convertible preferred stock in exchange for new equity to be placed into the Company. The Company intends to similarly approach the Series 3 Debenture holders. The early redemption provision of the redeemable preferred stock decribed in Note 12 relating to a qualified public offering of the Company's common stock was waived by the holder in May 1999 subject to the completion of the exchange offer.

    - The Company is in negotiations with Pioneer Natural Resources to structure a plan to pay the balance owing Pioneer (approximately $4 million). Discussions have included one or all of the following; issuing stock, issuing a promissory note for payment over an extended period, paying a portion in cash or trading prospects for some or all of the amounts due.

    - The first payment to Western under the Western Geophysical contract (estimated $3.35 million) in Old Ocean has been deferred by Western to approximately June 10, 1999. The Company paid $700,000 on June 18, 1999 and $2.6 million on July 9, 1999. The Company has reached an oral agreement to pay the remaining balance of approximately $3.4 million by July 31, 1999.

    - The Company sold its Lisbon properties for proceeds of $507,500 in April 1998.

    - On May 18, 1999, the Company migrated from the Yukon Territory, Canada and became a Delaware corporation, changing its name to Benz Energy Inc. Authorized capital stock will be 300,000,000 shares of common stock and 100,000,000 shares of preferred stock.

    - Certain vendors have initiated suits against the Company for non-payment of amounts due them. These amounts are reflected in the Company's accounts payable.


    - In August 1999, the Company sold 37.5% of its interest in the Old Ocean Prospect for approximately $5.5 million. The purchaser has the option to purchase an additional 12.5% of the Company's interest for approximately $2 million. Additionally, the purchase agreement contains

                                BENZ ENERGY LTD.

NOTE 22. SUBSEQUENT EVENTS (CONTINUED)
     provisions relating to the overriding royalty interests in the prospect and the marketing of 3-D seismic geophysical data covering the prospect.

    - In July, 1999, the Company issued 34,596 shares of class A, series II convertible preferred stock and warrants to purchase 3,974,923 shares of common stock in connection with the retirement of 95.45% of the Mobil financing described in Note 9 and the re-conveyance of the applicable net profits interest. The balance of the financing and re-conveyance was settled through a cash payment.

    - On July 9, 1999, the Company consummated an offering pursuant to which it offered to exchange up to 354,250 shares of its class A, series II preferred stock for any and all of its outstanding 9% convertible debentures series I, due March 31, 2003 and an offering to sell up to 121,000 shares of class A, series II convertible preferred stock. At the closing, the Company exchanged $15,145,000 principal amount of the 9% convertible debentures and issued an aggregate of 238,201 shares of class A, series II preferred stock, which included 44,600 shares issued under the primary offering and the remainder of which were issued pursuant to the exchange offer. The proceeds from the exchange offer and offering of convertible preferred stock were used to retire a portion of the Mobil financing, to repurchase a portion of the Old Ocean net profits interest, to pay a portion of the seismic costs relating to the Old Ocean Prospect and to pay fees and expenses of the transactions.


    - In August 1999, the Company completed a new, long-term production financing in the amount of $26.2 million. This amount may be increased to $27.7 million, based on certain short-term production results and possibly
      up to $32.6 million based on          . This facility also provides for
      the lender to fund additional drilling in the Oakvale Dome field to a maximum of $3.8 million. The new production financing is secured by the Company's proven oil and gas properties and is scheduled to be repaid through a dedicated portion of property income. Terms of the financing include a 12% interest rate and an assignment of 1/16th interest in the Company's proven properties, following full repayment. Proceeds from the financing were used to retire existing debt and accrued interest.



    - In August 1999, the Company completed a private placement of $4 million in new equity through this issuance of $4.4 million of redeemable class A preferred stock, series I to investment entities affiliated with and managed by EnCap L.C. A placement fee of $100,000 was paid to EnCap L.C. Proceeds were used to fund arrangements under the credit agreement described below and for other general corporate purposes.



    - The Company conducted a meeting with its trade creditors to outline a proposed repayment plan for past due amounts. The plan includes proposed discounts, payment over an extended time with interest and other options. As of September 8, 1999, creditors electing to participate in the repayment plan represented approximately 93% of past due amounts for an aggregate of approximately $11.3 million.



    - The Company entered into a new promissory note with EnCap in the amount of approximately $2.9 million. The note matures on December 31, 2000 and accrues interest at a rate of 10% per year.

                                BENZ ENERGY LTD.

NOTE 23. CUSTOMER INFORMATION

    MAJOR PURCHASERS--During the year ended December 31, 1998, H&N Gas Ltd. "H&N Gas" and Tejas Gas Marketing Co. accounted for approximately 51% and 24%, respectively, of the Company's total oil and gas revenue. For the four-month period ended December 31, 1997, H&N Gas and KCS Resources ("KCS") accounted for 75% and 10%, respectively, of the Company's total oil and gas revenue. For the ten months ended August 31, 1997, KCS, Samaden Oil Corporation and Energy Operating Limited Partnership accounted for 50%, 30% and 18%, respectively, of the Company's total oil and gas revenue. No other purchasers accounted for more than 10% of the Company's total oil and gas revenue in the periods indicated above. The Company does not believe the loss of any existing purchaser would have a material adverse effect on the Company.

    CONCENTRATION OF CREDIT RISK--The Company's revenues are derived principally from uncollateralized sales to customers in the oil and gas industry; therefore, customers may be similarly affected by changes in economic and other conditions within the industry. Benz has not experienced significant credit losses on such sales.

NOTE 24. SUPPLEMENTAL OIL AND GAS DISCLOSURES (UNAUDITED)

    The following supplemental unaudited information regarding the Company's oil and gas activities is presented pursuant to the disclosure requirements of SFAS No. 69.

    AMORTIZATION RATE--All of the Company's oil and gas properties are located in the United States. The amortization rate per Mcfe was as follows for the periods indicated:

Year ended December 31, 1998.........................................  $    1.26
Four months ended December 31, 1997..................................  $    2.32
Ten months ended August 31, 1997.....................................  $    1.07

    Amortization per Mcfe reflects depreciation, depletion and amortization of only capitalized costs of proved oil and gas properties.

    COSTS NOT BEING AMORTIZED--The following table sets forth a summary of oil and gas property costs not being amortized at dates indicated:

                                                                                                     AUGUST 31,
                                                             DECEMBER 31, 1998  DECEMBER 31, 1997       1997
                                                             -----------------  -----------------  --------------
Property acquisition costs.................................    $  29,239,755      $   9,389,316     $  4,514,379
Exploration and development................................        4,509,014          2,972,199        1,209,092
                                                             -----------------  -----------------  --------------
  Total....................................................    $  33,748,769      $  12,361,515       $5,723,471
                                                             -----------------  -----------------  --------------
                                                             -----------------  -----------------  --------------

                                BENZ ENERGY LTD.

NOTE 24. SUPPLEMENTAL OIL AND GAS DISCLOSURES (UNAUDITED) (CONTINUED) CAPITALIZED COSTS INCURRED--The following table sets forth the capitalized costs incurred in oil and gas producing activities for the periods indicated:

                                                                                                     TEN MONTHS
                                                                                                       ENDED
                                                                YEAR ENDED      FOUR MONTHS ENDED    AUGUST 31,
                                                             DECEMBER 31, 1998  DECEMBER 31, 1997       1997
                                                             -----------------  -----------------  --------------
Acquisition of proved properties...........................    $  18,801,669      $   3,193,197     $  1,533,047
Acquisition of unproved properties.........................       20,312,972          4,874,937        3,852,226
Exploration costs..........................................       10,875,957          1,680,446        2,311,404
Development costs..........................................        5,668,168          4,485,586        2,020,403
Capitalized interest.......................................        1,855,306            108,224               --
Property sales.............................................       (1,059,083)          (408,931)        (416,060)
                                                             -----------------  -----------------  --------------
  Total....................................................    $  56,454,989      $  13,933,459     $  9,301,020
                                                             -----------------  -----------------  --------------
                                                             -----------------  -----------------  --------------

    CAPITALIZED COSTS--The following table sets forth the capitalized costs and associated accumulated depreciation, depletion and amortization, including impairments, relating to the Company's oil and gas production, exploration and development activities:

                                                         DECEMBER 31, 1998  DECEMBER 31, 1997
                                                         -----------------  -----------------
Proved properties......................................    $  48,409,232      $  13,341,497
Unproved properties....................................       33,748,769         12,361,515
                                                         -----------------  -----------------
                                                              82,158,001         25,703,012
Less: Accumulated DD&A.................................       (3,840,604)          (993,778)
                                                         -----------------  -----------------
  Total................................................    $  78,317,397      $  24,709,234
                                                         -----------------  -----------------
                                                         -----------------  -----------------

    OIL AND GAS RESERVE INFORMATION--Proved oil and gas reserve quantities are based on estimates prepared by the Company's engineers in accordance with guidelines established by the Securities and Exchange Commission (SEC). The Company's estimates of proved reserve quantities are subject to review by R. A. Lenser and Associates, independent petroleum engineers.

                                BENZ ENERGY LTD.

NOTE 24. SUPPLEMENTAL OIL AND GAS DISCLOSURES (UNAUDITED) (CONTINUED)
    There are numerous uncertainties inherent in estimating quantities of proved reserves and projection future rates of production and timing of development expenditures. The following reserve data represents estimates only and should not be construed as being exact.

                                                                 CRUDE OIL,
                                                               CONDENSATE AND
                                                             NATURAL GAS LIQUIDS  NATURAL GAS
                                                                  (BARRELS)          (MCF)
                                                             -------------------  ------------
Total proved reserves:
Balance October 31, 1996...................................          229,185        10,953,770
  Extensions, discoveries and other additions..............            6,287         1,492,867
  Purchases of minerals in place...........................               --                --
  Revisions of previous estimates..........................          244,749        (9,122,960)
  Production...............................................           (9,281)          (83,810)
                                                                    --------      ------------
Balance August 31, 1997....................................          470,940         3,239,867
  Extensions, discoveries and other additions..............               --                --
  Purchases of minerals in place...........................           18,500         4,536,528
  Revisions of previous estimates..........................         (226,887)           60,966
  Production...............................................           (4,506)         (223,683)
                                                                    --------      ------------
Balance December 31, 1997..................................          258,047         7,613,678
  Extensions, discoveries and other additions..............          364,761        26,191,550
  Purchases of minerals in place...........................          207,281         6,645,322
  Revisions of previous estimates..........................         (205,074)       (2,036,000)
  Production...............................................          (40,662)       (2,009,550)
                                                                    --------      ------------
Balance December 31, 1998..................................          584,353        36,405,000
                                                                    --------      ------------
                                                                    --------      ------------
Proved developed reserves:
  October 31, 1996.........................................           34,372           857,772
  August 31, 1997..........................................          157,240         2,462,000
  December 31, 1997........................................          141,940         3,922,000
  December 31, 1998........................................          409,790        20,209,000

    FUTURE NET CASH FLOWS--Future cash inflows are based on year-end prices except in those instances where the sale of natural gas or oil is covered by physical or derivative contract terms providing for higher or lower amounts. Operating costs, production and ad valorem taxes and future development costs are based on current costs with no escalation.

    The following table sets forth unaudited information concerning future net cash flows for oil and gas reserves, net of income tax expense. Income tax expense has been computed using expected future tax rates and giving effect to tax deductions and credits available, under current laws, and that relate to oil and gas producing activities. This information does not purport to present the fair market value of the

                                BENZ ENERGY LTD.

NOTE 24. SUPPLEMENTAL OIL AND GAS DISCLOSURES (UNAUDITED) (CONTINUED) Company's oil and gas assets, but does present a standardized disclosure concerning possible future net cash flows that would result under the assumptions used.

                                                                                                     AUGUST 31,
                                                             DECEMBER 31, 1998  DECEMBER 31, 1997       1997
                                                             -----------------  -----------------  --------------
Future cash inflows........................................   $    83,053,800     $  22,670,400     $ 16,197,000
Future production costs....................................       (13,885,600)       (3,282,800)      (2,749,000)
Future development costs...................................        (5,846,000)       (2,520,100)      (2,003,000)
Future income tax expense..................................       (21,529,500)       (5,735,000)      (3,891,300)
                                                             -----------------  -----------------  --------------
  Future net cash flows....................................        41,792,700        11,132,500        7,553,700
10% annual discount for estimated timing of cash flows.....       (11,648,800)       (3,224,700)      (2,393,160)
                                                             -----------------  -----------------  --------------
  Standardized measure of discounted future net cash flows
    relating to proved oil and gas reserves (1)............   $    30,143,900     $   7,907,800     $  5,160,540
                                                             -----------------  -----------------  --------------
                                                             -----------------  -----------------  --------------

------------------------

(1) Estimated future net cash flows before income tax expense, discounted at 10 percent per annum, totaled approximately $45.6 million, $12.0 million and $7.8 million as of December 31, 1998, December 31, 1997 and August 31, 1997, respectively.

    The following table sets forth the principal sources of change in the discounted future net cash flows:

                                                                                                     TEN MONTHS
                                                                                                       ENDED
                                                                YEAR ENDED      FOUR MONTHS ENDED    AUGUST 31,
                                                             DECEMBER 31, 1998  DECEMBER 31, 1997       1997
                                                             -----------------  -----------------  --------------
Beginning of Period........................................   $     7,907,800     $   5,160,540     $  9,092,160
                                                             -----------------  -----------------  --------------
Increase (decrease) due to:
  Sales, net of production costs...........................        (3,984,700)         (658,000)        (376,000)
  Net change in prices and production costs................          (605,200)         (717,000)         (36,000)
  Extensions, discoveries and improved recovery, net of
    related costs..........................................        34,438,200                --        1,979,000
  Net change in estimated future development
    costs..................................................            91,000          (680,000)        (741,000)
  Revision of previous quantity estimates..................        (4,055,800)       (1,523,000)      (8,532,000)
  Purchases................................................         5,801,600         6,676,000               --
  Accretion of discount....................................         1,198,100           782,000        1,378,000
  Change in income taxes...................................       (11,455,000)       (1,415,250)       2,025,380
  Other....................................................           807,900           282,510          371,000
                                                             -----------------  -----------------  --------------
Net increase (decrease)....................................        22,236,100         2,747,260       (3,931,620)
                                                             -----------------  -----------------  --------------
End of Period..............................................   $    30,143,900     $   7,907,800     $  5,160,540
                                                             -----------------  -----------------  --------------
                                                             -----------------  -----------------  --------------

    IMPACT OF PRICING--The estimates of cash flows and reserve quantities shown above are based on year-end oil and gas prices, except in those cases where future gas sales are covered by contracts at specified prices. Estimates of future liabilities and receivables applicable to oil and gas commodity hedges are reflected in future cash flows from proved reserves with such estimates based on prices in effect as of the

                                BENZ ENERGY LTD.

NOTE 24. SUPPLEMENTAL OIL AND GAS DISCLOSURES (UNAUDITED) (CONTINUED) date of the reserve report. Fluctuations are largely due to supply and demand perceptions for natural gas and volatility in oil prices.

    Under SEC rules, companies that follow full cost accounting methods are required to make quarterly "ceiling test" calculations. Under this test, capitalized costs of oil and gas properties may not exceed the present value of estimated future net revenues from proved reserves, discounted at 10 percent, plus the lower of cost or market value of unproved properties, as adjusted for related tax effects and deferred income taxes. Application of these rules generally requires future production to be priced at the unescalated oil and gas prices in effect at the end of each fiscal quarter and requires a write-down if the "ceiling" is exceeded, even if prices declined for only a short period of time.

                        INDEPENDENT ACCOUNTANT'S REPORT

To the Board of Directors and Stockholders
  Benz Energy Inc.

We have reviewed the accompanying consolidated balance sheets of Benz Energy Inc. as of March 31, 1999 and 1998 and the related consolidated statements of operations, comprehensive income, stockholders' equity and cash flows for the three-month periods then ended. These financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements for them to be in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 17 to the financial statements, the Company has experienced significant delays in the completion of certain wells and its limited capital resources raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 17. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                    MERDINGER, FRUCHTER, ROSEN & CORSO, P.C.
                                    Certified Public Accountants


New York, New York
  June 4, 1999 except for Notes 8, 17
  and 21, as to which the date is July 20, 1999

                                BENZ ENERGY INC.

                           CONSOLIDATED BALANCE SHEET


                                                                                            JUNE 30,
                                                                                  ----------------------------
                                                                                      1999           1998
                                                                                  -------------  -------------
                                                                                          (UNAUDITED)
                                                    ASSETS

CURRENT ASSETS
  Cash and cash equivalents.....................................................  $      29,068  $  10,975,497
  Receivables, net of allowance for doubtful accounts of $257,009 and $-0-,
    respectively................................................................      4,809,667      6,048,460
  Advances to related parties...................................................        589,895      4,191,545
  Available for sale marketable securities......................................             --        162,442
  Prepaid expenses..............................................................        446,221        426,722
                                                                                  -------------  -------------
    Total Current Assets........................................................      5,874,851     21,804,666
                                                                                  -------------  -------------
OIL AND GAS PROPERTIES, USING FULL COST ACCOUNTING
  Costs being amortized.........................................................     51,470,412     36,139,514
  Costs not being amortized.....................................................     44,061,263     27,470,419
                                                                                  -------------  -------------
                                                                                     95,531,675     63,609,933
  Less: Accumulated amortization................................................     (5,803,910)    (1,953,494)
                                                                                  -------------  -------------
    Net Oil and Gas Properties..................................................     89,727,765     61,656,439
                                                                                  -------------  -------------
PROPERTY AND EQUIPMENT..........................................................      1,253,428      1,456,649
  Less: Accumulated depreciation................................................       (493,524)      (302,559)
                                                                                  -------------  -------------
    Net Property and Equipment..................................................        759,904      1,154,090
                                                                                  -------------  -------------
Debt issuance costs, net of accumulated amortization of $2,247,550 and $527,952,
  respectively..................................................................      4,847,869      4,497,007
Available for sale marketable securities........................................             --         56,729
Due from related parties........................................................        122,203             --
Other assets....................................................................      1,034,556        327,519
                                                                                  -------------  -------------
  Total Other Assets............................................................      6,004,628      4,881,255
                                                                                  -------------  -------------
    TOTAL ASSETS................................................................  $ 102,367,148  $  89,496,450
                                                                                  -------------  -------------
                                                                                  -------------  -------------

                                BENZ ENERGY INC.

                           CONSOLIDATED BALANCE SHEET


                                                                                            JUNE 30,
                                                                                  ----------------------------
                                                                                      1999           1998
                                                                                  -------------  -------------
                                                                                          (UNAUDITED)
                                     LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Cash overdraft................................................................  $     196,454  $          --
  Accounts payable..............................................................     20,196,140      5,994,095
  Revenue payable...............................................................        623,981        361,545
  Accrued interest..............................................................      3,067,962      1,393,930
  Accrued preferred dividends...................................................        716,882        385,845
  Accrued loss on termination of employee.......................................        954,957             --
  Other accrued expenses........................................................      1,027,224      2,638,162
  Drilling advances.............................................................         17,661        984,033
  Notes payable.................................................................        111,926      1,785,000
  Current maturities of long-term debt, net of unamortized discount of $-0- and
    $1,171,024, respectively....................................................     20,200,000     14,069,292
                                                                                  -------------  -------------
    Total Current Liabilities...................................................     47,113,187     27,611,901
                                                                                  -------------  -------------
LONG-TERM DEBT, net of unamortized discount of $875,000 and $-0-,
  respectively..................................................................     42,933,474     37,500,000

OTHER LONG-TERM LIABILITIES.....................................................             --             --

COMMITMENTS AND CONTINGENCIES...................................................             --             --

REDEEMABLE PREFERRED STOCK, no par value; 100,000,000 shares authorized;
  9,488,140 and 12,000,000 shares issued and outstanding, respectively;
  redemption value of $9,488,140 and $12,000,000, respectivley..................      9,488,140     12,000,000

STOCKHOLDERS' EQUITY:
  Common Stock, no par value; 300,000,000 shares authorized; 34,784,224 and
    32,803,257 shares issued and outstanding, respectively......................     20,742,246     19,392,381
  Common Stock reserved for issuance; 1,927,436 and no shares reserved,
    respectively................................................................      2,496,030      2,496,030
  Additional paid-in capital....................................................        878,067        878,067
  Accumulated deficit...........................................................    (21,144,491)   (10,060,541)
  Unrealized losses on available for sale marketable securities.................             --       (237,417)
  Cumulative foreign currency translation adjustment............................       (139,505)       (83,971)
                                                                                  -------------  -------------
    Total Stockholders' Equity..................................................      2,832,347     12,384,549
                                                                                  -------------  -------------
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY..................................  $ 102,367,148  $  89,496,450
                                                                                  -------------  -------------
                                                                                  -------------  -------------

                                BENZ ENERGY INC.
                      CONSOLIDATED STATEMENT OF OPERATIONS


                                                                                    FOR THE SIX MONTHS ENDED
                                                                                            JUNE 30,
                                                                                  ----------------------------
                                                                                      1999           1998
                                                                                  -------------  -------------
                                                                                          (UNAUDITED)
REVENUES
  Oil and gas sales.............................................................  $   3,278,328  $   2,040,405
                                                                                  -------------  -------------

EXPENSES
  Depreciation, depletion and amortization......................................      2,152,698      1,090,456
  Lease operating...............................................................        441,557        298,476
  Production taxes..............................................................         41,015         48,112
  General and administrative....................................................      1,664,268      3,164,250
  Interest expense..............................................................      1,901,182      2,274,572
  Debt issuance costs...........................................................      1,014,201        485,095
                                                                                  -------------  -------------
                                                                                      7,214,921      7,360,961
                                                                                  -------------  -------------

LOSS FROM OPERATIONS BEFORE OTHER INCOME (EXPENSES) AND PROVISION FOR INCOME
  TAXES.........................................................................     (3,936,593)    (5,320,556)
                                                                                  -------------  -------------

  Interest income...............................................................        163,294        319,361
  Loss on sale of assets........................................................       (330,402)       (17,039)
                                                                                  -------------  -------------
    Total Other Income (Expense)................................................       (167,108)       302,322
                                                                                  -------------  -------------

LOSS BEFORE PROVISION FOR INCOME TAXES..........................................     (4,103,701)    (5,018,234)
Provision for income taxes......................................................             --             --
                                                                                  -------------  -------------

NET LOSS........................................................................     (4,057,304)    (5,018,234)
Cumulative preferred stock dividends............................................       (469,136)      (385,845)
                                                                                  -------------  -------------

NET LOSS APPLICABLE TO COMMON STOCKHOLDERS......................................  $  (4,572,837) $  (5,404,079)
                                                                                  -------------  -------------
                                                                                  -------------  -------------

BASIC LOSS PER SHARE............................................................  $       (0.13) $       (0.17)
                                                                                  -------------  -------------
                                                                                  -------------  -------------
DILUTED LOSS PER SHARE..........................................................  $       (0.13) $       (0.17)
                                                                                  -------------  -------------
                                                                                  -------------  -------------

WEIGHTED AVERAGE SHARES USED TO COMPUTE:
  Basic Loss per Share..........................................................     33,926,370     31,688,218
  Diluted Loss per Share........................................................     33,926,370     31,688,218

                                BENZ ENERGY INC.
                 CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME


                                                                                    FOR THE SIX MONTHS ENDED
                                                                                            JUNE 30,
                                                                                  ----------------------------
                                                                                      1999           1998
                                                                                  -------------  -------------
                                                                                          (UNAUDITED)
Net loss applicable to common stockholders......................................  $  (4,572,837) $  (5,404,079)

Other comprehensive income, net of tax:
  Foreign currency translation adjustment.......................................         11,475        (46,899)
  Unrealized gains on marketable securities.....................................         85,630       (147,369)
                                                                                  -------------  -------------

Comprehensive loss..............................................................  $  (4,475,732) $  (5,598,347)
                                                                                  -------------  -------------
                                                                                  -------------  -------------

                                BENZ ENERGY INC.
                      CONSOLIDATED STATEMENT OF CASH FLOWS


                                                                                    FOR THE SIX MONTHS ENDED
                                                                                            JUNE 30,
                                                                                  ----------------------------
                                                                                      1999           1998
                                                                                  -------------  -------------
                                                                                          (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss......................................................................  $  (4,103,701) $  (5,018,234)
  Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
    Depreciation, depletion and amortization....................................      2,152,698      1,090,456
    Amortization of deferred loan costs and discount............................      1,169,857      1,356,625
  Loss on sale of stock held for investment.....................................        148,091         17,136
  Reserve for bad debt..........................................................         68,328             --
  Write-off of investment in equipment..........................................        182,310             --
  Changes in operating assets and liabilities:
    (Increase) decrease in receivables..........................................        583,570     (1,446,256)
    (Increase) decrease in prepaid expenses.....................................         48,386       (317,706)
    Increase in amounts due from related parties................................        (41,252)    (4,191,545)
    (Increase) decrease in other assets.........................................        425,000        (11,230)
    Increase (decrease) in accounts payable and accrued expenses................      3,350,235       (924,315)
    Increase (decrease) in drilling advances....................................         (3,113)       594,685
                                                                                  -------------  -------------
      NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES.......................      3,980,490     (8,850,384)
                                                                                  -------------  -------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Exploration and development expenditures......................................     (9,970,236)   (18,060,408)
  Proceeds from sale of oil and gas properties..................................        534,730        600,000
  Proceeds from sale of stock held for investment...............................        160,515        970,940
  Other capital expenditures, net...............................................        (65,675)      (629,726)
  Other, net....................................................................         69,483        214,587
                                                                                  -------------  -------------
      NET CASH USED IN INVESTING ACTIVITIES.....................................     (9,271,183)   (16,904,607)
                                                                                  -------------  -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Long-term borrowings..........................................................      3,000,000      3,000,000
  Payments on long-term debt....................................................       (550,161)    (5,000,000)
  Net increase in short-term borrowings.........................................      1,096,635      2,489,459
  Proceeds from issuance of convertible debentures and special notes............             --     37,500,000
  Proceeds from issuance of common stock and warrants...........................             --        170,298
  Cost of debt and equity transactions..........................................       (605,389)    (4,314,888)
  Payment on notes..............................................................             --       (215,000)
  Cash overdraft position.......................................................        196,454             --
  Other.........................................................................       (125,132)       (14,899)
                                                                                  -------------  -------------
      NET CASH PROVIDED BY FINANCING ACTIVITIES.................................      3,012,407     33,614,970
                                                                                  -------------  -------------
Effect of change in translation.................................................        (11,867)       (46,802)
                                                                                  -------------  -------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS............................     (2,290,234)     7,813,177
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD..................................      2,319,302      3,162,320
                                                                                  -------------  -------------
CASH AND CASH EQUIVALENTS, END OF PERIOD........................................  $      29,068  $  10,975,497
                                                                                  -------------  -------------
                                                                                  -------------  -------------

                                BENZ ENERGY INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

    These financial statements have been prepared by Benz Energy without audit, pursuant to the rules and regulations of the Securities and Exchange Commission, and reflect all adjustments that are, in the opinion of management, necessary for a fair statement of the results for the interim periods, on a basis consistent with the annual audited financial statements. All such adjustments are of a normal recurring nature. Certain information, accounting policies, and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted pursuant to such rules and regulations, although the Company believes that the disclosure are adequate to make the information presented not misleading. These financial statements should be read in conjunction with the financial statements and the summary of significant accounting policies and notes thereto included elsewhere in this Prospectus.

1. DEBT

    At June 30, 1999, the Company had outstanding debt of $63.1 million comprised of the following:

    - $36.3 million principal amount of convertible debentures of which approximately $15.1 million was converted into Class A Series II preferred stock in July 1999;

    - $12.0 million principal amount outstanding under the EnCap Credit Facility due, by amendment, on July 31, 1999;

    - $6.0 million principal amount outstanding under the BOCP Credit Facility due, by amendment, on July 31, 1999;

    - $2.2 million principal amount outstanding under the Old Ocean loan. Repayment of the outstanding balance was made through the issuance of Class A Series II preferred stock in July 1999;

    - $5.5 million, net of discount, due Shell Capital, Inc.; and

    - $1.1 million advanced by certain lenders who invested additional capital in the Company through the exchange offering in July 1999.

    The Company repaid the EnCap Credit Facility and the BOCP Credit Facility with funds obtained in connection with the Aquila production payment financing discussed below and a new note with EnCap in the amount of $2.5 million. Such note matures December 31, 2000 and accrues interest at a rate of 10% per annum.

2. ACQUISITIONS AND DIVESTITURES

    In January 1999, the Company acquired on behalf of the Company and its partner in the Wausau prospect, a gas pipeline in Mississippi for approximately $425,000 to provide access for gas sales. Included in the purchase were a 100% and a 93.75% BPO working interest in two producing wells. The Company does not anticipate these wells reaching payout. The Company owns a 53.8% interest in the pipeline and the Fairchild #1 well and a 50.5% interest in the A. Foote Estate #1 well. Gas reserves net to the Company are estimated to be in excess of 150 MMCFG and net production of over 150 MCFGPD.

    In May 1999, the Company sold its interest in the Lisbon Field, comprising essentially all of its proven reserves in Louisiana, for $507,500 in gross proceeds to an unrelated party.

                                BENZ ENERGY INC.

                                  (UNAUDITED)

3. INVESTMENT IN EQUITY SECURITIES

    At June 30, 1999 and 1998, marketable investments classified as available for sale were comprised of the following:

                                                                          JUNE 30,     JUNE 30,
                                                                            1999         1998
                                                                         -----------  -----------
Common Stocks:
Market value...........................................................   $      --   $   219,171
Cost...................................................................          --       456,588
Gross Unrealized Holding Losses........................................   $      --   $  (237,417)

    The Company realized the following gross losses from the sale of equity securities for the periods indicated:

Six months ended June 30, 1999...........................  $(148,091)
Six months ended June 30, 1998...........................  $ (17,039)

    Benz utilizes the average cost method in computing realized gains and losses which is included in other income (expense) in the accompanying Consolidated Statement of Operations.

4. NON-CASH INVESTING AND FINANCING ACTIVITIES

Supplemental Disclosure of Cash Flow Information

    The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. These investments are carried at cost, which approximates market.

    Certain holders of the convertible debentures ($7,050,000 principal amount) elected to be paid for the six-month period ending March 31, 1999 with 1,057,500 shares of common stock in lieu of $317,250 of interest. The stock price used in the swap was based on the 10 day trailing closing average through March 26, 1999.

    The following table provides additional disclosure of cash payments:

                                                                         FOR THE SIX MONTHS
                                                                           ENDED JUNE 30,
                                                                      ------------------------
                                                                          1999         1998
                                                                      ------------  ----------
Cash paid during the period for:
  Interest (net of amounts capitalized).............................  $  1,809,444  $  807,725
  Income taxes (net of refunds).....................................            --          --

5. STOCK OPTIONS

    The Company accounts for its stock option transactions under the provisions of APB No. 25. The following pro forma information is based on estimating the fair value of grants based upon the provisions

                                BENZ ENERGY INC.

                                  (UNAUDITED)

5. STOCK OPTIONS (CONTINUED)
of SFAS No. 123. The fair value of each option granted during the periods indicated has been estimated as of the date of grant using the Black-Scholes option pricing model with the following assumptions:

                                                             YEAR ENDED      FOUR MONTHS ENDED  TEN MONTHS ENDED
                                                          DECEMBER 31, 1998  DECEMBER 31, 1997   AUGUST 31, 1997
                                                          -----------------  -----------------  -----------------
Risk Free Interest Rate.................................          4.59%               5.57%              5.57%
Life of the Options.....................................        2 years           2-3 years          2-3 years
Expected Dividend Yield.................................             0%                  0%                 0%
Expected Volatility.....................................           138%                 30%                30%
Weighted Average Fair value of Options Granted..........          $0.14               $0.40              $0.60

    No options were granted in the first half of 1999. The Company's pro forma net loss and net loss per share assuming compensation cost was determined under SFAS No. 123 would have been the following:

                                                                    FOR THE SIX MONTHS ENDED
                                                                           MARCH 31,
                                                                  ----------------------------
                                                                      1999           1998
                                                                  -------------  -------------
Net Loss........................................................  $  (5,671,987) $  (5,679,952)
Net Loss Per Basic Share........................................  $       (0.17) $       (0.18)

                                                                      JUNE 30,      JUNE 30,
                                                                        1999          1998
                                                                    ------------  ------------
Weighted Average Option Price Per Share (Cdn.$):
Granted...........................................................          $ --         $1.71
Exercised.........................................................            --          0.27
Cancelled.........................................................          1.94            --
Outstanding at End of Period......................................          2.10          2.34
Exercisable at End of Period......................................          2.10          2.34
Weighted Average Remaining Life of Options Outstanding............     29 months     30 months

6. EARNINGS PER SHARE

    Securities that could potentially dilute basic earnings per share in the future that were not included in the computation of dilute earnings per share because their effect would have been antidilutive are as follows:

                                                                       JUNE 30,    JUNE 30,
                                                                         1999        1998
                                                                      ----------  ----------
Warrants............................................................   6,212,826   5,543,241
Options.............................................................   2,837,349   3,127,464
                                                                      ----------  ----------
Total shares........................................................   9,050,175   8,670,705
                                                                      ----------  ----------
                                                                      ----------  ----------

                                BENZ ENERGY INC.

                                  (UNAUDITED)

7. SUBSEQUENT EVENTS

    On July 9, 1999, the Company consummated an offering pursuant to which it offered to exchange up to 354,250 shares of its class A, series II preferred stock for any and all of its outstanding 9% convertible debentures series I, due March 31, 2003 and an offering to sell up to 121,000 shares of class A, series II convertible preferred stock. At the closing, the Company exchanged $15,145,000 principal amount of the 9% convertible debentures for 159,201 shares of class A, series II preferred stock and issued 44,600 shares under the primary offering. In addition the Company issued 34,596 shares of class A, series II convertible preferred stock and warrants to purchase 3,974,923 shares of common stock in connection with the retirement of 95.45% of the Old Ocean loan and the re-conveyance of the applicable net profits interest. The balance of the Old Ocean financing and re-conveyance was settled through a cash payment. The remaining proceeds from the exchange offer and the offering of convertible preferred stock were used to pay a portion of the seismic costs relating to the old Ocean Prospect and to pay fees and expenses of the transactions. The preferred stock issued has a dividend rate of 8% payable semi-annually on September 30th and March 31st in cash or common stock at the election of the Company. The conversion price is Cdn. $0.35 per share. The Company has the right to redeem the preferred stock in cash at any time upon thirty days notice at 105% of the principal amount.

    On July 12, 1999 the Company conducted a meeting with its trade creditors to outline a proposed repayment plan for past due amounts. Such plan included proposed discounts, payment over an extended time and other payment terms. As of August 23, 1999, creditors approached regarding these arrangements elected to participate in the repayment plan representing 90% of past due amounts for an aggregate of $11.2 million in past due amounts.

    In August, the Company sold a 37.5% interest in its Old Ocean prospect to Prime Natural Resources, Inc. Prime paid $3.5 million at closing and will pay an additional $1,978,098 on or before September 15 in consideration of the interest purchased. The Company reserved an overriding royalty interest in all leases and contractual rights to volumes of production and all similar interests, whether currently owned or acquired later, within the established area of mutual interest for the project. Prime has an option for a six months period to purchase an additional 12.5% of the Company's interest in the Old Ocean prospect, subject to the overriding royalty reservations set forth above, at a purchase priced of $1,826,033, plus $214,276 at the end of the six month period. The Company has agreed to enter into an agreement under which Prime or one of its affiliates will have the right to market the 3-D seismic geophysical data covering the Old Ocean prospect for a ten year period following a 120 day exclusivity period that the Company retained. Prime will be entitled to the Company's share of the proceeds from the sale of the date, which share may be no less than 66 2/3%, subject to applicable sales commissions. In addition, Prime or its affiliate must grant the Company a license to other geophysical data outside the Old Ocean prospect owned by Prime or its affiliate. The Company may select the outside data of its choice covering up to 102 square miles.

    Also in August 1999, the Company closed a new long-term production financing facility with Aquila Energy Capital Corporation in the initial amount of $26.2 million. The facility may be extended by up to $1.5 million based on results of well stimulation work in the Fortenberry well. The proceeds were used to retire existing senior secured debt and accrued interest including the Shell production financing, the EnCap Credit Facility and the BOCP Credit facility. In addition, the Company has a firm commitment from Aquila for an additional $3.8 million of funding for development drilling at its Oakvale Dome Field.

                                BENZ ENERGY INC.

                                  (UNAUDITED)

7. SUBSEQUENT EVENTS (CONTINUED)
    The new production financing is secured by the Company's proven oil and gas properties and is repaid through a dedicated portion of the property income. Terms of the financing include a 12% interest rate and assignment of 1/16th of the Company's interest in the proven properties following full repayment of the production financing.

    The Company also closed a private placement in August 1999 of $4 million in new equity through the issuance of $4.4 million of redeemable Class A Preferred Stock, Series I to investment entities affiliated with and managed by EnCap Investments, L.C. The Company paid a placement fee of $100,000 to EnCap Investments, L.C. Proceeds were used to fund arrangements per the creditor agreement and for other general corporate purposes.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.


    The Delaware General Corporation Law (the "DGCL") grants every corporation the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise. The indemnity may include expenses (including attorneys' fees) judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.



    The DGCL also grants every corporation the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation and except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the court shall deem proper.



    The DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in the statute, or in the defense of any claim, issue, or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.


    The Registrant's Certificate of Incorporation contains provisions which indemnify and exculpate the directors and officers of the Registrant from and against certain liabilities. The Registrant's Certificate of Incorporation provides that each person who at any time is or was a director or officer of the Registrant, and is threatened to be or is made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, by reason of the fact that such person is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director, officer, partner, venturer, proprietor, member, employee, trustee, agent or similar functionary of another domestic or foreign corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other for-profit or non-profit enterprise, whether the basis of the proceeding is an alleged action in such person's official capacity or in another capacity while holding such office, shall be indemnified and held harmless by the Registrant to the fullest extent authorized by the DGCL, except that such person shall not be indemnified if he is convicted of a crime in a criminal proceeding. The Registrant's Certificate of Incorporation provides that a director of the Registrant shall have no personal liability to the Registrant or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to the Registrant or its shareholders,
(b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for acts or omissions specified in
Section 174 of the DGCL
regarding the unlawful payment of dividends and the unlawful purchase or redemption of the Registrant's stock, and (d) for any transaction from which the director derived an improper personal benefit.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND REGISTRATION

    The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered. All expenses of registration of the Shares will be borne by us. All of the amounts shown are estimates except the registration fee.


Securities and Exchange Commission registration fee...............  $   6,618
Legal fees and expenses...........................................    175,000
Accounting fees and expenses......................................     20,000
Printing expenses.................................................     25,000
Blue sky fees and expenses........................................      2,000
Miscellaneous.....................................................      1,382
                                                                    ---------

    Total Expenses................................................  $ 230,000
                                                                    ---------
                                                                    ---------


ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES


                                                    AMOUNT OF
     DATE OF                                        SECURITIES                    DESCRIPTION OF
   TRANSACTION           TYPE OF SECURITIES            SOLD                      THE TRANSACTION
------------------  ----------------------------  --------------  ----------------------------------------------
November 1996               Common Stock                 40,000                Exercise of Options
December 1996               Common Stock                150,000                Exercise of Options
December 1996               Common Stock                625,000                 Private Placement
December 1996               Common Stock                285,800                 Private Placement
February 1997               Common Stock                343,000                 Private Placement
February 1997               Common Stock                  3,000                Exercise of Options
February 1997               Common Stock                372,000                Exercise of Options
February 1997               Common Stock                254,863                        New
March 1997            Class B Special Warrants        1,400,000                 Private Placement
April 1997            Class C Special Warrants          393,000                 Private Placement
April 1997            Class D Special Warrants        1,910,000                 Private Placement
June 1997             Class D Special Warrants          256,500                 Private Placement
June 1997                   Common Stock                  2,000                      Options
June 1997                   Common Stock                437,300                      Options
September 1997              Common Stock              2,357,500            Exercise of Special Warrants
September 1997              Common Stock                432,300            Exercise of Special Warrants
September 1997              Common Stock              1,540,000            Exercise of Special Warrants
September 1997              Common Stock                556,000            Exercise of Special Warrants
September 1997              Common Stock                 50,000              Agent's Special Warrants
September 1997              Common Stock                125,000                Exercise of Warrants
October 1997                Common Stock              1,100,000                Exercise of Warrants
October 1997                Common Stock                 59,681                Exercise of Warrants
October 1997                Common Stock                 12,500                Exercise of Warrants
November 1997               Common Stock                775,000                Exercise of Warrants
November 1997               Common Stock                 25,583                Exercise of Warrants

                                                    AMOUNT OF
     DATE OF                                        SECURITIES                    DESCRIPTION OF
   TRANSACTION           TYPE OF SECURITIES            SOLD                      THE TRANSACTION
------------------  ----------------------------  --------------  ----------------------------------------------
November 1997               Common Stock                  7,000                Exercise of Warrants
December 1997               Common Stock                110,000                Exercise of Warrants
December 1997               Common Stock                  7,000                Exercise of Warrants
December 1997               Common Stock                  6,600                Exercise of Warrants
January 1998                Common Stock                 40,000                Exercise of Options
January 1998                Common Stock                  2,000                Exercise of Options
January 1998                Common Stock                 30,000                Exercise of Options
January 1998                Common Stock                 15,000                Exercise of Options
March 1998                  Common Stock              2,542,372                        New
March 1998           Preferred Shares, Series I       9,488,140                        New
April 1998                  Common Stock                  5,000                Exercise of Warrants
April 1998                  Common Stock                200,000                Exercise of Warrants
June 1998                   Common Stock                 89,900                Exercise of Warrants
September 1998              Common Stock                685,897                        New
October 1998                Common Stock                238,570                Debenture Conversion
May 1999                    Common Stock              1,057,500                        New
March 1998             Convertible Debentures     $10.0 million                 Private Placement
March 1998             Convertible Debentures     $27.5 million                 Private Placement
July 1999            Preferred Stock, Series II         203,605                   Exchange Offer
July 1999            Preferred Stock, Series II          34,596              Old Ocean Loan Repayment
August 1999          Preferred Stock, Series II           1,500             Shell Financing Repayment
July 1999                   Common Stock              2,561,669                    Commissions
July 1999                   Common Stock                422,857              Corporate Financing Fees
July 1999                   Common Stock                541,700              Exchange for Debentures
July 1999                     Warrants                3,974,923           Commissions for Exchange Offer
December 1997                 Options                 1,739,000                     Employees
October 1997                  Options                   300,000                     Employees
April 1997                    Options                   750,000                     Employees
January 1997                  Options                   736,000                     Employees
April 1998                    Options                    10,000                     Incentive
March 1998                    Options                    45,000                     Incentive
June 1998                     Options                    10,000                     Incentive
January 1998                  Options                    75,000                     Incentive
May 1998                      Options                    25,000                     Incentive
April 1998                    Options                    25,000                     Incentive
March 1998                    Options                    20,000                     Incentive
November 1996                 Options                    40,000                      Employee

ITEM 27. EXHIBITS


 EXHIBIT
 NUMBER    DESCRIPTION
---------  --------------------------------------------------------------------------------------------------
     2.1   Share Purchase Agreement Between Slattery Trust, Ruston Trust, Houston Trust, Starbucks Trust,
             Todd Grabois, Robert Novak and Benz Equities Ltd.

     3.1   Certificate of Incorporation.

     3.2   By-Laws.

    +3.3   Certificate of Designations, Preferences, Rights and Limitations of Class A Preferred Stock of
             Benz Energy Inc.

    *3.4   Certificate of Designations, Preferences, Rights and Limitations of Class A, Series II Convertible
             Preferred Stock of Benz Energy Inc.

    +3.5   Trust Indenture between Benz Energy Ltd. and Montreal Trust Company of Canada, Trustee, dated as of March 25, 1998

    +3.6   Second Supplemental Trust Indenture between Benz Energy Ltd. and Montreal Trust Company of Canada
             dated as of April 20, 1999

    +3.7   Note Indenture between Benz Ltd. and Montreal Trust Company of Canada, Trustee, dated as of April
             8, 1998

    +3.8   First Supplemental Note Indenture between Benz Energy Ltd. and Montreal Trust Company of Canada,
             Trustee, dated as of April 20, 1999

    +5.1   Opinion of Porter & Hedges, L.L.P.

  **10.1   The Stock Option Plan

  **10.2   Employment Agreement with Prentis B. Tomlinson, Jr. dated December 15, 1998

  **10.3   Employment Agreement with Robert S. Herlin dated November 15, 1997

  **10.4   Termination Agreement Ernest J. LaFlure dated February 11, 1999

  **10.5   Purchase and Sale Agreement between Texstar Petroleum, Inc. and Shell Capital Inc. dated December
             23, 1998

  **10.6   First Amendment to Letter Loan Agreement between Texstar Petroleum, Inc. and Bank One, Texas, N.A.
             dated October 10, 1997

  **10.7   Second Amendment to Letter Loan Agreement between Texstar Petroleum, Inc. and Bank One, Texas,
             N.A. dated November 18, 1997

  **10.8   Third Amendment to Letter Loan Agreement between Texstar Petroleum, Inc. and Bank One, Texas, N.A.
             dated November 4, 1998

  **10.9   Fourth Amendment to Letter Loan Agreement between Texstar Petroleum, Inc. and Bank One, Texas,
             N.A. dated December 16, 1998

  **10.10  Participation Agreement between Bank One, Texas, N.A., BOCP Energy Partners, L.P. and Texstar
             Petroleum, Inc. dated November 4, 1998

  **10.11  Letter Agreement between Texstar Petroleum, Inc. and BOCP Energy Partners, L.P. dated November 4,
             1998

  **10.12  First Amendment to Participation Agreement between Bank One, Texas, N.A., BOCP Energy Partners,
             L.P. and Texstar Petroleum, Inc. dated December 16, 1998

  **10.13  Assignment of Oil, Gas and Mineral Leases and Bill of Sale from Texstar Petroleum, Inc. to
             Faulconer Resources 1999 Limited Partnership

 EXHIBIT
 NUMBER    DESCRIPTION
---------  --------------------------------------------------------------------------------------------------
  **10.14  Letter Loan Agreement between Texstar Petroleum, Inc. and lenders dated December 31, 1998

  **10.15  Letter Agreement between Benz Energy Ltd. and Mobil Exploration and Production U.S. Inc. regarding the Assignment of Contract Rights and Term Assignment of Oil and Gas Lease, Old Ocean Area,
             Brazoria and Matagorda Counties, Texas

  **10.16  Purchase Agreement between Texstar Petroleum, Inc. and Southern Gas Co. of Delaware, Inc. dated
             May 19, 1998

  **10.17  Purchase and Sale Agreement between Starbucks Trust, Benz Energy Ltd. and Texstar Petroleum, Inc.
             dated June 30, 1998

   *10.18  Letter Agreement between Texstar Petroleum, Inc., Benz Energy Ltd., Calibre Energy, L.L.C., BOCP
             Energy Partners, L.P., EnCap Energy Capital Fund III, L.P., Lasco Energy Partners, L.P. and
             EnCap Investments L.C. dated December 16, 1998

   *10.19  Promissory Note between Texstar Petroleum, Inc. and Bank One, Texas, N.A. dated July 17, 1997

   *10.20  Escrow Agreement among Texstar Petroleum, L.L.C., Slattery Trust, Ruston Trust, Houston Trust,
             Starbucks Trust, Boon Petroleum, Inc., C'est La Vie Enterprises, Montreal Trust Company of
             Canada and Benz Energy Ltd. dated September 15, 1997

   *10.21  Voluntary Pooling Agreement among Benz Equities Ltd, C.M. Oliver & Company Limited, the Pooled
             Security holders and Montreal Trust Company of Canada dated April 18, 1997

   *10.22  Amendment to Voluntary Pooling Agreement dated September 11, 1997

   +10.23  Management Agreement between DWB Management Ltd. and Benz Energy Ltd. dated

   *10.24  Management Agreement between Chase Management Ltd. and Benz Energy Ltd. dated September 26, 1997

   *10.25  Standstill Agreement among Benz Energy Ltd., Texstar Petroleum, Inc., Prentis B. Tomlinson, Jr.,
             Starbucks Trust, Texstar Holdings, L.L.C. and Security Oil, L.L.C. dated November 17, 1998

   *10.26  Office Lease Agreement with Amendments

   *10.27  Offer to Exchange Class A, Series II Convertible Preferred Stock for any and all 9% Convertible
             Debentures, Series I due March 31, 2003 dated June 15, 1999

   *10.28  Credit Agreement between Texstar Petroleum, Inc., Benz Energy Ltd., Calibre Energy, L.L.C. and
             EnCap Energy Capital Fund III, L.P. dated October 9, 1997

   *10.29  Letter Agreement between Benz Energy Ltd. and Mobil Exploration and Production U.S. Inc. dated
             November 10, 1998

   *10.30  Purchase and Sale Agreement between Lasco Energy Partners, L.P. and Benz Energy Ltd. dated January
             23, 1998

   *10.31  December 1998 Agreement in Respect of Purchase and Sale Agreement between Lasco Energy Partners,
             L.P., Texstar Petroleum, Inc. and Benz Energy Ltd.

   *10.32  Purchase and Sale Agreement among Slattery Trust, Starbucks Trust, Todd Grabois, Robert Novak,
             Prentis B. Tomlinson, Jr., Calibre Oil & Gas, Inc., Calibre Energy, L.L.C. and Benz Energy Ltd.
             dated April 22, 1998

   *10.33  Purchase and Sale Agreement between Texstar Petroleum, Inc., Benz Energy Inc. and Prime Natural
             Resources, Inc. dated August 25, 1999

 EXHIBIT
 NUMBER    DESCRIPTION
---------  --------------------------------------------------------------------------------------------------
   *10.34  Letter Agreement between TransTexas Gas Corporation and Texstar Petroleum, Inc. dated December 15,
             1998

   *10.35  Debt Restructure Agreement

   *10.36  Purchase and Sale Agreement between Benz Energy Inc., EnCap 1996 Limited Partnership and Energy
             Capital Investment Company PLC dated August 19, 1999

   *10.37  Credit Agreement between Texstar Petroleum, Inc. and Aquila Energy Capital Corporation dated
             August 19, 1999

  **21.1   Schedule of Subsidiaries

   +23.1   Consent of Porter & Hedges, L.L.P. (included in Exhibit 5.1)

  **23.2   Consent of Merdinger, Fruchter, Rosen & Corso, P.C.

  **23.3   Consent of Price Waterhouse Coopers

   *23.4   Consent of R. A. Lenser and Associates, Inc.

  **24.1   Power of Attorney (included herein at page II-4)

   *27.1   Financial Data Schedule


------------------------

*   Filed herewith


**  Previously filed


+   To be filed by amendment

ITEM 28. UNDERTAKINGS

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that subparagraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities and Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the Securities offered herein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the Securities being registered which remain unsold at the termination of the offering.

    The undersigned Registrant hereby undertakes:

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to officers, directors and controlling persons of the Registrant pursuant to the provisions described under Item 24 of this registration statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the Securities being registered, the Registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is public policy as expressed in such Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has duly caused this Amendment No. 1 to the Registration Statement on Form SB-2 to be signed on its behalf by the undersigned, thereon duly authorized in the City of Houston, State of Texas on September 10, 1999.


                                BENZ ENERGY INC.

                                By:
                                     -----------------------------------------
                                             Prentis B. Tomlinson, Jr.
                                        CHAIRMAN OF THE BOARD, PRESIDENT AND
                                              CHIEF EXECUTIVE OFFICER


    In accordance with the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement on Form SB-2 has been signed below by the following persons in the capacities and on the dates indicated.



             NAME                         TITLE                    DATE
------------------------------  --------------------------  -------------------

                                Chairman of the board,
------------------------------    president and chief       September 10, 1999
  Prentis B. Tomlinson, Jr.       executive officer

                                Director, senior vice
------------------------------    president and chief       September 10, 1999
       Robert S. Herlin           financial officer

              *
------------------------------  Controller (principal       September 10, 1999
       Kirsten A. Hink            financial officer)

              *
------------------------------  Director                    September 10, 1999
       Robert L. Zorich

              *
------------------------------  Director                    September 10, 1999
         Yale Fisher

              *
------------------------------  Director                    September 10, 1999
        David P. Quint

              *
------------------------------  Director                    September 10, 1999
        Gary Petersen

              *
------------------------------  Director                    September 10, 1999
      Russell Cleveland



*By:  -------------------------
          Robert S. Herlin                                   September 10, 1999
          ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


 EXHIBIT
 NUMBER    DESCRIPTION
---------  -------------------------------------------------------------------------------------------------------
     2.1   Share Purchase Agreement Between Slattery Trust, Ruston Trust, Houston Trust, Starbucks Trust, Todd
             Grabois, Robert Novak and Benz Equities Ltd.

     3.1   Certificate of Incorporation.

     3.2   By-Laws.

    +3.3   Certificate of Designations, Preferences, Rights and Limitations of Class A Preferred Stock of Benz
             Energy Inc.

    *3.4   Certificate of Designations, Preferences, Rights and Limitations of Class A, Series II Convertible
             Preferred Stock of Benz Energy Inc.

    +3.5   Trust Indenture between Benz Energy Ltd. and Montreal Trust Company of Canada, Trustee, dated as of
             March 25, 1998

    +3.6   Second Supplemental Trust Indenture between Benz Energy Ltd. and Montreal Trust Company of Canada dated as of April 20, 1999

    +3.7   Note Indenture between Benz Ltd. and Montreal Trust Company of Canada, Trustee, dated as of April 8,
             1998

    +3.8   First Supplemental Note Indenture between Benz Energy Ltd. and Montreal Trust Company of Canada,
             Trustee, dated as of April 20, 1999

    +5.1   Opinion of Porter & Hedges, L.L.P.

    10.1   The Stock Option Plan

    10.2   Employment Agreement with Prentis B. Tomlinson, Jr. dated December 15, 1998

    10.3   Employment Agreement with Robert S. Herlin dated November 15, 1997

    10.4   Termination Agreement Ernest J. LaFlure dated February 11, 1999

    10.5   Purchase and Sale Agreement between Texstar Petroleum, Inc. and Shell Capital Inc. dated December 23,
             1998

    10.6   First Amendment to Letter Loan Agreement between Texstar Petroleum, Inc. and Bank One, Texas, N.A.
             dated October 10, 1997

    10.7   Second Amendment to Letter Loan Agreement between Texstar Petroleum, Inc. and Bank One, Texas, N.A.
             dated November 18, 1997

    10.8   Third Amendment to Letter Loan Agreement between Texstar Petroleum, Inc. and Bank One, Texas, N.A.
             dated November 4, 1998

    10.9   Fourth Amendment to Letter Loan Agreement between Texstar Petroleum, Inc. and Bank One, Texas, N.A.
             dated December 16, 1998

    10.10  Participation Agreement between Bank One, Texas, N.A., BOCP Energy Partners, L.P. and Texstar
             Petroleum, Inc. dated November 4, 1998

    10.11  Letter Agreement between Texstar Petroleum, Inc. and BOCP Energy Partners, L.P. dated November 4, 1998

    10.12  First Amendment to Participation Agreement between Bank One, Texas, N.A., BOCP Energy Partners, L.P.
             and Texstar Petroleum, Inc. dated December 16, 1998

 EXHIBIT
 NUMBER    DESCRIPTION
---------  -------------------------------------------------------------------------------------------------------
    10.13  Assignment of Oil, Gas and Mineral Leases and Bill of Sale from Texstar Petroleum, Inc. to Faulconer
             Resources 1999 Limited Partnership

    10.14  Letter Loan Agreement between Texstar Petroleum, Inc. and lenders dated December 31, 1998

    10.15  Letter Agreement between Benz Energy Ltd. and Mobil Exploration and Production U.S. Inc. regarding the
             Assignment of Contract Rights and Term Assignment of Oil and Gas Lease, Old Ocean Area, Brazoria and
             Matagorda Counties, Texas

    10.16  Purchase Agreement between Texstar Petroleum, Inc. and Southern Gas Co. of Delaware, Inc. dated May 19,
             1998

    10.17  Purchase and Sale Agreement between Starbucks Trust, Benz Energy Ltd. and Texstar Petroleum, Inc. dated
             June 30, 1998

   *10.18  Letter Agreement between Texstar Petroleum, Inc., Benz Energy Ltd., Calibre Energy, L.L.C., BOCP Energy
             Partners, L.P., EnCap Energy Capital Fund III, L.P., Lasco Energy Partners, L.P. and EnCap
             Investments L.C. dated December 16, 1998

   *10.19  Promissory Note between Texstar Petroleum, Inc. and Bank One, Texas, N.A. dated July 17, 1997

   *10.20  Escrow Agreement among Texstar Petroleum, L.L.C., Slattery Trust, Ruston Trust, Houston Trust,
             Starbucks Trust, Boon Petroleum, Inc., C'est La Vie Enterprises, Montreal Trust Company of Canada and
             Benz Energy Ltd. dated September 15, 1997

   *10.21  Voluntary Pooling Agreement among Benz Equities Ltd, C.M. Oliver & Company Limited, the Pooled Security
             holders and Montreal Trust Company of Canada dated April 18, 1997

   *10.22  Amendment to Voluntary Pooling Agreement dated September 11, 1997

   *10.23  Management Agreement between Chase Management Ltd. and Benz Energy Ltd. dated September 26, 1997

   *10.24  Standstill Agreement among Benz Energy Ltd., Texstar Petroleum, Inc., Prentis B. Tomlinson, Jr.,
             Starbucks Trust, Texstar Holdings, L.L.C. and Security Oil, L.L.C. dated November 17, 1998

   *10.25  Office Lease Agreement with Amendments

   *10.26  Offer to Exchange Class A, Series II Convertible Preferred Stock for any and all 9% Convertible
             Debentures, Series I due March 31, 2003 dated June 15, 1999

   *10.27  Credit Agreement between Texstar Petroleum, Inc., Benz Energy Ltd., Calibre Energy, L.L.C. and EnCap
             Energy Capital Fund III, L.P. dated October 9, 1997

   *10.28  Letter Agreement between Benz Energy Ltd. and Mobil Exploration and Production U.S. Inc. dated November
             10, 1998

   *10.29  Purchase and Sale Agreement between Lasco Energy Partners, L.P. and Benz Energy Ltd. dated January 23,
             1998

   *10.30  December 1998 Agreement in Respect of Purchase and Sale Agreement between Lasco Energy Partners, L.P.,
             Texstar Petroleum, Inc. and Benz Energy Ltd.

   *10.31  Purchase and Sale Agreement among Slattery Trust, Starbucks Trust, Todd Grabois, Robert Novak, Prentis
             B. Tomlinson, Jr., Calibre Oil & Gas, Inc., Calibre Energy, L.L.C. and Benz Energy Ltd. dated April
             22, 1998

   *10.32  Purchase and Sale Agreement between Texstar Petroleum, Inc., Benz Energy Inc. and Prime Natural
             Resources, Inc. dated August 25, 1999

 EXHIBIT
 NUMBER    DESCRIPTION
---------  -------------------------------------------------------------------------------------------------------
   *10.33  Letter Agreement between TransTexas Gas Corporation and Texstar Petroleum, Inc. dated December 15, 1998

   *10.34  Debt Restructure Agreement

   *10.35  Purchase and Sale Agreement between Benz Energy Inc., EnCap 1996 Limited Partnership and Energy Capital
             Investment Company PLC dated August 19, 1999

   *10.36  Credit Agreement between Texstar Petroleum, Inc. and Aquila Energy Capital Corporation dated August 19,
             1999

  **21.1   Schedule of Subsidiaries

   +23.1   Consent of Porter & Hedges, L.L.P. (included in Exhibit 5.1)

  **23.2   Consent of Merdinger, Fruchter, Rosen & Corso, P.C.

  **23.3   Consent of Price Waterhouse Coopers

   *23.4   Consent of R. A. Lenser and Associates, Inc.

  **24.1   Power of Attorney (included herein at page II-4)

   *27.1   Financial Data Schedule


------------------------

*   Filed herewith


**  Previously filed


+   To be filed by amendment